SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Brandywine Realty Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 East Lancaster Avenue Radnor, PA 19087 (610) 325-5600

Notice of Annual Meeting of Shareholders

to Be Held May 18, 2017

Dear Shareholder:

We invite you to attend our annual meeting of shareholders on Thursday, May 18, 2017 at 10:00 a.m., local time, at The Hub, Cira Centre, Mezzanine Level, 2929 Arch Street, Philadelphia, Pennsylvania.

At the meeting we will ask you to:

•	elect our Board of Trustees;

•	ratify the appointment of our independent registered public accounting firm for calendar year 2017;

•	provide an advisory, non-binding vote on our executive compensation;

•	provide an advisory vote on the frequency of advisory votes on our executive compensation; and

•	consider and vote on a proposal to amend and restate our Amended and Restated 1997 Long-Term Incentive Plan to increase the number of common shares that may be issued or the subject of awards thereunder.

We will also transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting. Our Proxy Statement provides information that you should consider when you vote your shares.

Only holders of record of our common shares at the close of business on March 28, 2017 are entitled to vote at the 2017 annual meeting or at any adjournment or postponement of the meeting.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares electronically via the Internet, by telephone or, if you receive a paper copy of the proxy materials, by signing, dating and completing the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically via the Internet, by telephone, or by returning your proxy card in advance of the meeting does not deprive you of your right to attend the meeting. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or via the Internet. Our Proxy Statement includes additional instructions on voting procedures for shareholders whose shares are held by a brokerage firm or other custodian.

I look forward to seeing you at the meeting.

Sincerely,

Jennifer Matthews Rice, Senior Vice President, General Counsel and Secretary

April 4, 2017

555 East Lancaster Avenue | Radnor, PA 19087 | (610) 325-5600

Proxy Statement for the Annual Meeting of Shareholders

To be held on May 18, 2017

The Annual Meeting of Shareholders of Brandywine Realty Trust will be held at The Hub, Cira Centre, Mezzanine Level, 2929 Arch Street, Philadelphia, Pennsylvania on Thursday, May 18, 2017 at 10:00 a.m., local time, for the following purposes:

(1)	To elect eight Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2017;

(3)	To hold an advisory, non-binding vote on our executive compensation;

(4)	To hold an advisory, non-binding vote on the frequency of advisory votes on our executive compensation; and

(5)	To consider and vote on a proposal to amend and restate our Amended and Restated 1997 Long-Term Incentive Plan to increase the number of common shares that may be issued or the subject of awards thereunder.

Only holders of record of our common shares of beneficial interest, par value $.01 per share, as of the close of business on March 28, 2017 are entitled to notice of and to vote at the 2017 annual meeting or at any adjournment or postponement of the meeting.

Our Board of Trustees knows of no other business that will be presented for consideration at the Meeting. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.

On or about April 4, 2017, we mailed a Notice of Internet Availability of Proxy Materials to shareholders. This proxy statement and the form of proxy are first being furnished to shareholders on or about April 4, 2017.

Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you. With electronic delivery, we will notify you by e-mail as soon as the annual report and proxy statement are available on the Internet, and you can easily submit your shareholder votes online. If you are a shareholder of record, you may enroll in the electronic delivery service at the time you vote by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxyvote.com, selecting the “request copy” option, and following the enrollment instructions.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholders Meeting to be Held on May 18, 2017

This proxy statement, the form of proxy and our 2016 annual report to shareholders are available at www.proxyvote.com.

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Information About The Meeting and Voting

What Am I Voting on?

Our Board of Trustees is soliciting your vote for:

•	The election of eight Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified;

•	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2017; and

•	An amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan to increase the number of common shares of beneficial interest, par value $.01 per share, that may be issued or the subject of awards thereunder.

Our Board is also requesting you to cast an advisory, non-binding vote on:

•	Our executive compensation; and

•	The frequency of advisory votes on our executive compensation.

If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy card will vote the proxy in accordance with their best judgment on such matter.

What Are the Board’s Recommendations?

Our Board recommends that you vote:

•	FOR the election of the eight nominees identified in this proxy statement to serve as Trustees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2017;

•	FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory, non-binding basis, of an annual advisory vote on our executive compensation; and

•	FOR the amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan.

Who Is Entitled to Vote?

Holders of common shares of record as of the close of business on March 28, 2017 are entitled to notice of and to vote at the Meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy at the Meeting. As of the record date, 175,202,404 common shares were issued and outstanding and entitled to vote.

How Do I Vote?

Shareholders of Record. If you are a shareholder of record, there are several ways for you to vote your common shares at the Meeting:

•	Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of the eight nominees identified in this proxy statement; (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2017; (3) FOR the approval of the compensation of our named executive officers; (4) FOR the approval of an annual advisory vote on our executive compensation; and (5) FOR the amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan.

•	Voting by Telephone. You may vote your shares by telephone by calling toll-free 1-800-690-6903. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	In Person Attendance. You may vote your shares in person at the Meeting. Even if you plan to attend the Meeting in person, we recommend that you submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Meeting.

Beneficial Owners. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker or other custodian) you may vote the shares in person at the Meeting only if you obtain a legal proxy from the broker or other custodian giving you the right to vote the shares. Alternatively, you may have your shares voted at the Meeting by following the voting instructions provided to you by your broker or custodian. Although most brokers offer voting by mail, telephone and via the Internet, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your broker or other custodian, your shares are referred to as “uninstructed shares.” Under rules of the New York Stock Exchange, your broker or other custodian does not have discretion to vote uninstructed shares on non-routine matters, such as Proposals 1, 3, 4 and 5, and, accordingly, may not vote uninstructed shares in the votes on such Proposals. However, your broker or other custodian has discretion to vote your shares on Proposal 2. See below “What is a Broker Non-Vote?”

How You May Revoke or Change Your Vote

You may revoke your proxy at any time before it is voted at the Meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by telecopy, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Meeting to:

Brandywine Realty Trust

555 East Lancaster Avenue

Radnor, Pennsylvania 19087

Attention: Jennifer Matthews Rice, Senior Vice President, General Counsel and Secretary

•	Attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Meeting.

What Constitutes a Quorum?

A quorum of common shareholders is required to hold a valid meeting of shareholders. Unless a quorum is present at the Meeting, no action may be taken at the Meeting except the adjournment thereof to a later time. The holders of a majority of the outstanding common shares entitled to vote at the Meeting must be present in person or by proxy to constitute a quorum. All valid proxies returned will be included in the determination of whether a quorum is present at the Meeting. The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be treated as present for quorum purposes. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those uninstructed shares, constituting “broker non-votes,” will be considered as present for determining a quorum, but will not be voted with respect to that matter.

What Is a Broker Non-Vote?

A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What Vote Is Required to Approve Each Proposal?

Voting Rights Generally. Each common share is entitled to one vote on each matter to be voted on at the Meeting. Shareholders have no cumulative voting rights. Although the advisory votes on Proposals 3 and 4 are non-binding, as provided by law, our Board will review the results of the votes and, consistent with our record of shareowner engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Election of Trustees. Our Bylaws provide that, in an uncontested election, a nominee for Trustee is elected only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. The majority voting standard would not apply in contested elections, and Trustees are elected by a plurality of the votes cast in a contested election.

The majority voting standard will apply to the election of Trustees at the Annual Meeting. Accordingly, a nominee for election to the Board will be elected if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee. Broker non-votes, if any, and abstentions will not be treated as votes cast for the election of a Trustee.

Our Board of Trustees has also adopted a resignation policy which is included in our Bylaws, under which a Trustee nominated for re-election who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Trustees for its consideration. The Corporate Governance Committee will act on an expedited basis to determine whether it is advisable to accept the Trustee’s resignation and will submit the recommendation for prompt consideration by our Board. Our Board will act on the tendered resignation within 90 days following certification of the shareholder vote and will promptly and publicly disclose its decision. The Trustee whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the Trustee will continue to serve until the next annual meeting of shareholders and until the Trustee’s successor is duly elected and qualified or until the Trustee’s earlier resignation or removal. The Corporate Governance Committee and our Board may consider any factors they deem relevant in deciding whether to accept a Trustee’s resignation.

Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on the result of such vote.

Advisory Vote on Executive Compensation. Approval, by non-binding vote, of our executive compensation requires the affirmative vote of a majority of all votes cast on this Proposal. Abstentions and broker non-votes will therefore have no effect on the result of such vote.

Advisory Vote on Frequency of Holding Advisory Vote on Executive Compensation. The frequency of the advisory vote on our executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will therefore have no effect on the result of such vote.

Amendment and Restatement of Amended and Restated 1997 Long-Term Incentive Plan. Approval of the amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan requires the affirmative vote of a majority of all votes cast on this proposal, provided that the total votes cast on this proposal must represent over fifty percent of all common shares entitled to vote on this proposal. For purposes of the requirement that the total votes cast represent over fifty percent of all common shares entitled to vote on the proposal, abstentions will be counted as votes cast and therefore as shares present and entitled to vote at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes will have the same effect as votes against this proposal, unless holders of more than fifty percent of all common shares entitled to vote on this proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Who Counts the Votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate votes. Broadridge will separately tabulate “for” and “against” votes, abstentions and broker non-votes. We have also retained an independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots.

What Does it Mean if I Receive More Than One Proxy Card?

Some of your shares may be registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare, at P.O. Box 30170, College Station, Texas 77845-3170, phone (888) 985-2061; outside the U.S., phone (781) 575-2724. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a shareholder.

What if I Receive Only One Set of Proxy Materials Although There Are Multiple Shareholders at My Address?

If you and other residents at your mailing address own common shares you may have received a notice that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials. If you hold common shares in street name, you may have received this notice from your broker or other custodian and the notice may apply to each company in which you hold shares through that broker or custodian. This practice of sending only one copy of proxy materials is known as “householding.” The reason we do this is to attempt to conserve natural resources. If you did not respond to a timely notice that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials has been sent to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling telephone number (800) 542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy

Materials, we will send a copy to you, free of charge, if you address your written request to Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, PA 19087, Attention: Thomas E. Wirth or by calling Mr. Wirth at (610) 832-7434. If you are receiving multiple copies of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials, you can request householding by contacting Mr. Wirth in the same manner.

How Do I Submit a Shareholder Proposal for Next Year’s Annual Meeting?

Shareholder proposals may be submitted for inclusion in the proxy statement for our 2018 annual meeting of shareholders in accordance with rules of the Securities and Exchange Commission (“SEC”). See “Other Information — Proposals Pursuant to Rule 14a-8” later in this proxy statement. In addition, eligible shareholders are entitled to nominate and include in our proxy statement for our 2018 annual meeting Trustee nominees, subject to limitations and requirements in our Bylaws. See “Other Information — Proxy Access Trustee Nominees” later in this proxy statement. Any shareholder who wishes to propose any business at the 2018 annual meeting other than for inclusion in our proxy statement pursuant to Rule 14a-8 or pursuant to the proxy access provisions in our Bylaws must provide timely notice and satisfy the other requirements for shareholder proposals in our Bylaws. See “Other Information — Other Proposals and Nominees” later in this proxy statement. Proposals should be sent via registered, certified, or express mail to Jennifer Matthews Rice, Senior Vice President, General Counsel and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.

Will I Receive a Copy of the Annual Report and Form 10-K?

We have furnished our 2016 Annual Report with this proxy statement. The 2016 Annual Report includes our audited financial statements, along with other financial information about us. Our 2016 Annual Report is not part of the proxy solicitation materials.

You can obtain, free of charge, a copy of our Form 10-K, which also includes the audited financial statements of Brandywine Operating Partnership, L.P., our operating partnership subsidiary, by:

•	accessing our Internet site at www.brandywinerealty.com and clicking on the “Investor Relations” link;

•	writing to our Executive Vice President and Chief Financial Officer, Thomas E. Wirth, at 555 East Lancaster Avenue, Radnor, Pennsylvania 19087; or

•	calling Mr. Wirth at: (610) 832-7434.

You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

How Can I Access the Proxy Materials Electronically?

This proxy statement and our 2016 Annual Report are available on our website at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, shareholders can elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials or Notices of Internet Availability of Proxy Materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com.

Proposal 1: Election of Trustees

Our business and affairs are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for our overall performance. Our Board currently consists of eight Trustees (identified below), and these Trustees have been nominated for election to new annual terms.

The Trustees have no reason to believe that any of the eight nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve on our Board, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate or the Board may reduce the number of Trustees.

Each individual elected as a Trustee at the Meeting will serve until the next annual meeting of shareholders and until his or her successor is elected and qualified.

The Board of Trustees unanimously recommends that shareholders vote FOR the election of each of the nominees as Trustees.

Trustees; Nominees

The following table identifies the individuals nominated for election at the Meeting.

Name	Age	Current Position
Michael J. Joyce	75	Non-Executive Chairman of the Board and Trustee
Anthony A. Nichols, Sr.	77	Chairman Emeritus and Trustee
Gerard H. Sweeney	60	President, Chief Executive Officer and Trustee
Carol G. Carroll	69	Trustee
James C. Diggs	68	Trustee
Wyche Fowler	76	Trustee
H. Richard Haverstick, Jr.	64	Trustee
Charles P. Pizzi	66	Trustee

The following are biographical summaries of the individuals nominated for election at the Meeting.

Michael J. Joyce, Chairman of the Board and Trustee. Mr. Joyce was first elected a Trustee on June 1, 2004 and was appointed our non-executive Chairman of the Board on February 16, 2017. From 1995 until his retirement from Deloitte in May 2004, Mr. Joyce served as New England Managing Partner of Deloitte, an international accounting firm. Prior to that, he was, for ten years, Philadelphia Managing Partner of Deloitte. Mr. Joyce served on the board of Allegheny Technologies Incorporated until expiration of his term in May 2014. In addition, Mr. Joyce served on the board of A.C. Moore Arts and Crafts, Inc. until the company was sold in 2011.

Qualifications, Attributes, Skills and Experience: Financial reporting, accounting and controls; risk management. Extensive financial and accounting expertise. Senior leadership and corporate and community experience.

Anthony A. Nichols, Sr., Chairman Emeritus and Trustee. Mr. Nichols was elected Chairman of our Board on August 22, 1996. On March 25, 2004, Mr. Nichols became Chairman Emeritus of our Board. Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now Berkadia Commercial Mortgage) and President of Colonial Advisors (the advisor to P.N.B. Mortgage and Realty Trust). Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts (“NAREIT”) and former member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan Committee of the regional Mortgage Bankers Association and the Executive Committee of the Greater Philadelphia Chamber of Commerce. He was Vice Chairman, a member of the Executive Committee and a Trustee of Saint Joseph’s University and also served as Chairman of the Development Committee. Mr. Nichols was a member of the Board of Directors of Fox Chase Bank, which was sold in 2016, as well as a member of the Fox Chase Board’s risk management committee and audit committee.

Qualifications, Attributes, Skills and Experience: Real estate; finance; construction and development. Experience in all aspects of commercial real estate development and finance and extensive knowledge of the Company’s business as former executive Chairman.

Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney has served as President, Chief Executive Officer and Trustee of Brandywine since the Company’s founding in 1994. Mr. Sweeney has overseen the growth of Brandywine from four properties and a total market capitalization of less than $5 million to over 33 million square feet and a total market capitalization of approximately $5.0 billion. Prior to 1994, Mr. Sweeney served as Vice President of LCOR, Incorporated (“LCOR”), a real estate development firm. Mr. Sweeney was employed by the Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. During this time, Mr. Sweeney was responsible for the marketing, management, construction, asset management and financial oversight of a diversified portfolio consisting of urban high-rise, mid-rise, flex, warehouse and distribution facilities, retail and apartment complexes. Mr. Sweeney holds a BS degree in Economics from West Chester University in West Chester, Pennsylvania. Mr. Sweeney is a member of the Real Estate Roundtable, NAREIT, Urban Land Institute (“ULI”), Chairman of the Schuylkill River Development Corporation and Chairman of the board for the Philadelphia Regional Port Authority. Additionally, Mr. Sweeney serves on the boards of several other Philadelphia-based civic and non-profit organizations. Mr. Sweeney is also co-founder and co-CEO of Bonomo Turkish Taffy LLC.

Qualifications, Attributes, Skills and Experience: Senior executive, with ability to drive and oversee our business strategy; detailed knowledge and unique perspective regarding our strategic and operational opportunities and challenges and our competitive and financial positioning.

Carol G. Carroll, Trustee. Ms. Carroll was first elected a Trustee on May 28, 2015. Prior to retirement in 1998, Ms. Carroll served as President and CEO of Schulco, Inc., which was a leading Microsoft and Novell training organization. In addition to the overall management of the company, she was responsible for business development and client relations. From 1974 to 1985, she was assistant and then director of Wharton School’s Executive MBA Program at the University of Pennsylvania. From 1970 to 1974, she was Assistant, then Director of The Management Center of The Greater Philadelphia Chamber of Commerce. Ms. Carroll has served on many boards; Methodist Hospital (Philadelphia), Harcum College, Independence Blue Cross, The Urban League and the Greater Philadelphia Chamber of Commerce. She was appointed to the Board of The Pennsylvania Intergovernmental Cooperation Authority (PICA) in 1991 by the Pennsylvania State Democrats to oversee the finances of the City of Philadelphia and was appointed to the Board of the Philadelphia Industry Counsel by then Philadelphia Mayor Ed Rendell. She served on these Boards until 1998.

Qualifications, Attributes, Skills and Experience: Management; executive education; government; and finance. Senior leadership and corporate and community experience.

James C. Diggs, Trustee. Mr. Diggs was first elected a Trustee on March 21, 2011. From 1997 until his retirement in June 2010, Mr. Diggs served as Senior Vice President and General Counsel of PPG Industries, Inc., a producer of coatings and glass products. From 2004 to September 2009, Mr. Diggs also served as Corporate Secretary of PPG Industries, Inc. Mr. Diggs is a director of Allegheny Technologies Inc.

Qualifications, Attributes, Skills and Experience: Legal; complex regulatory; environment, health and safety; financial reporting, accounting and controls. Extensive legal and risk oversight expertise. Senior leadership and corporate and community experience.

Wyche Fowler, Trustee. Mr. Fowler was first elected a Trustee on September 1, 2004. Mr. Fowler served as a member of the U.S. House of Representatives (1977-1986) and U.S. Senate (1987-1992) and as ambassador to Saudi Arabia (1996-2001). Mr. Fowler received an A.B. degree in English from North Carolina’s Davidson College in 1962 and a J.D. from Emory University in 1969. Mr. Fowler serves on a number of corporate boards, including Shubert Theatres, NY and Ziopharm, Inc., and Mr. Fowler is Chair Emeritus of the Middle East Institute, a nonprofit research foundation in Washington, D.C.

Qualifications, Attributes, Skills and Experience: Government and public policy; complex regulatory and legal issues. High level of governmental and geopolitical knowledge. Senior leadership and corporate and community experience.

H. Richard Haverstick, Jr., Trustee. Mr. Haverstick was first elected a Trustee on December 6, 2016. Prior to his retirement in June 2013, Mr. Haverstick spent nearly 40 years with Ernst & Young LLP, where he served in many senior leadership roles (including Global Financial Services Partner, Managing Partner of the Philadelphia Office, Philadelphia Partner-In-Charge of Financial Services, Mid-Atlantic and Southeast Region Banking Leader and Mid-Atlantic Region Partner-In-Charge of Human Resources). Presently, Mr. Haverstick serves on the Board and is a member of the Audit Committee of Actua Corporation. Mr. Haverstick has served as a Trustee of Thomas Jefferson University and Jefferson Health since July 2013 and as the Chair of the Audit, Risk and Compliance Committee and Executive Committee since July 2014. Mr. Haverstick has served in a variety of roles at civic and charitable organizations; he currently serves on the Dean’s Council at the Temple University Fox School of Business and as the Chair of the Accounting Department Advisory Board at Temple University. Previously, Mr. Haverstick held board positions with The Greater Philadelphia Chamber of Commerce, The Greater Philadelphia CEO Council for Growth, the Philadelphia Bar Foundation, The Southeast Pennsylvania Chapter of the American Red Cross, The Philadelphia Arts and Business Council, the Penjerdel Council and the Greater Philadelphia First Corporation and Movement Theater International.

Qualifications, Attributes, Skills and Experience: Financial reporting, accounting and controls; risk management. Extensive financial and accounting expertise. Senior leadership and corporate and community experience.

Charles P. Pizzi, Trustee. Mr. Pizzi was first elected a Trustee on August 22, 1996. Mr. Pizzi served as the President and Chief Executive Officer as well as a director of Tasty Baking Company from October 7, 2002 until the company’s sale in May 2011. Mr. Pizzi served as President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 4, 2002. Mr. Pizzi is a director of Pennsylvania Real Estate Investment Trust and serves on a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Franklin Square Energy Fund and the Global Opportunity Fund, PHH Corporation and Independence Blue Cross. Mr. Pizzi served on the Board of Directors of the Federal Reserve Bank of Philadelphia from 2006 through 2011, including as Chairman from 2010 through 2011.

Qualifications, Attributes, Skills and Experience: Government and public policy; finance; financial reporting, accounting and controls; capital markets; risk management. Extensive financial and risk oversight experience. Senior leadership and corporate and community experience.

Committees of the Board of Trustees

Our Board of Trustees has standing Audit, Corporate Governance, Compensation and Executive Committees.

The table below provides 2016 membership and meeting information for each of the Board Committees.

Name	Audit	Corporate Governance	Compensation	Executive
Current Trustees
Michael J. Joyce	X		X	X
Anthony A. Nichols, Sr.		X
Gerard H. Sweeney				X
Carol G. Carroll		X
James C. Diggs	X		X
Wyche Fowler		X	X
H. Richard Haverstick, Jr. (1)	X
Charles P. Pizzi	X	X	X
Former Trustee
Walter D’Alessio (2)		X	X	X
2016 Meetings	9	4	8	0

(1)	Upon his election to the Board on December 6, 2016, Mr. Haverstick became a member of the Audit Committee.
(2)	Mr. D’Alessio retired from the Board effective February 17, 2017.

Committee Chairs. During 2016 and until February 16, 2017, Mr. Joyce served as Chair of the Audit Committee. Effective February 16, 2017, Mr. Haverstick became Chair of the Audit Committee. Mr. Diggs is Chair of the Compensation Committee and served in that role during 2016. Mr. Pizzi is Chair of the Corporate Governance Committee and served in that role during 2016. Mr. Sweeney is Chair of the Executive Committee and served in that role during 2016.

Audit Committee. Our Audit Committee assists our Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	related party transactions;

•	the independence and qualifications of our independent registered public accounting firm; and

•	the performance of our internal audit function and independent registered public accounting firm.

Our Audit Committee consists of Messrs. Haverstick (Chair), Diggs, Joyce and Pizzi, each of whom is independent within the meaning of the SEC regulations, the listing standards and requirements of the New York Stock Exchange and our Corporate Governance Principles. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. Each of Mr. Haverstick and Mr. Joyce is qualified as an “audit committee financial expert” within the meaning of SEC regulations. Our Board reached its conclusion as to the qualifications of each of Mr. Haverstick and Mr. Joyce based on his education and experience in analyzing financial statements of a variety of companies.

Corporate Governance Committee. Our Corporate Governance Committee is responsible for:

•	identifying individuals qualified to become Board members and recommending to our Board the nominees for election to the Board;

•	recommending to our Board any changes in our Corporate Governance Principles;

•	leading our Board in its annual review of Board performance, and making recommendations to the Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness;

•	recommending to our Board Trustee nominees for each Board committee;

•	reviewing our efforts to promote diversity among Trustees, officers, employees and contractors;

•	arranging for an orientation for all Trustees; and

•	together with the Compensation Committee, assisting the Board in succession planning and talent development, including in identifying and evaluating potential successors to the President and Chief Executive Officer.

Our Corporate Governance Committee consists of Messrs. Pizzi (Chair), Fowler and Nichols and Ms. Carroll. Each member of the Corporate Governance Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Principles. The charter of our Corporate Governance Committee requires such independence as a condition to continued membership on the Committee.

Compensation Committee. Our Compensation Committee is responsible for:

•	reviewing, evaluating and approving compensation plans and programs for our Trustees and senior executives;

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our President and CEO and other senior executives and evaluating performance in light of these goals and objectives;

•	reviewing and discussing with the full Board whether our compensation programs for employees create incentives for employees to take inappropriate or excessive risk;

•	retaining and terminating any consultant or outside advisor to the Committee (and the Committee has sole authority to approve any such consultant’s or advisor’s fees and other terms of engagement); and

•	together with the Corporate Governance Committee, assisting the Board in succession planning and talent development, including in identifying and evaluating potential successors to the President and Chief Executive Officer.

Since the fourth quarter of 2010, our Compensation Committee has retained Pay Governance LLC as its consultant. We describe the role of the Compensation Committee’s consultant in the “Compensation Discussion and Analysis” later in this proxy statement.

Our Compensation Committee consists of Messrs. Diggs (Chair), Fowler, Joyce and Pizzi. Each member of our Compensation Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Principles. The charter of our Compensation Committee requires such independence as a condition to continued membership on the Committee.

For information on the process and procedures of our Compensation Committee, please see “Compensation Discussion and Analysis – Decision Making.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has an executive officer serving as a member of our Board.

Executive Committee. Our Executive Committee has authority to approve certain significant acquisitions, dispositions and other investments, subject to limitations set by the Board. Our Executive Committee currently consists of Messrs. Sweeney (Chair) and Joyce.

Trustee Independence; Independence Determination

No Trustee qualifies as independent unless our Board affirmatively determines that the Trustee has no material relationship with us, directly or as a partner, share owner or officer of an organization that has a relationship with us.

Our Board has adopted standards that are set forth in our Corporate Governance Principles. These standards meet the listing standards of the New York Stock Exchange and assist our Board in its evaluation of each Trustee’s independence. These standards provide that a Trustee who has any of the following relationships or arrangements will not qualify as independent:

•	The Trustee is, or has been within the last three years, an employee of ours, or an immediate family member of the Trustee is, or has been within the last three years, an executive officer of ours.

•	The Trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (excluding compensation in the form of Board fees and Board committee fees and pension or other forms of deferred compensation not contingent on continued service).

•	(A) The Trustee or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the Trustee is a current employee of such a firm; (C) the Trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•	The Trustee or an immediate family member of the Trustee is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•	The Trustee is a current employee, or an immediate family member of the Trustee is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In its assessment of Trustee independence, our Board considers all commercial, charitable and other transactions and relationships (including tenure of Board service) that any Trustee or member of his immediate family may have with us, with any of our affiliates or with any of our consultants or advisers. Our Board applies the same criteria for assessing independence for purposes of each of the Audit Committee, Corporate Governance Committee and Compensation Committee. In addition, no member of the Audit Committee or Compensation Committee may accept directly or indirectly any consulting, advisory or other compensatory fee from us (other than fees for service as a Trustee and member of Board committees) or be an affiliate of us.

Our Board has affirmatively determined that Ms. Carroll and each of Messrs. Diggs, Fowler, Joyce, Haverstick, Nichols and Pizzi is independent under the standards of the New York Stock Exchange and those set forth in our Corporate Governance Principles and that the Audit Committee, Corporate

Governance Committee and Compensation Committee are comprised exclusively of independent Trustees.

Our Board did not determine Mr. Sweeney to be independent because of his position as our President and Chief Executive Officer.

As we have previously disclosed in a Form 8-K that we filed with the SEC on February 23, 2017, Walter D’Alessio retired from our Board on February 17, 2017. Prior to retirement, he served on the Compensation Committee and Corporate Governance Committee, and as Chairman of the Board and Lead Independent Trustee. Mr. D’Alessio was not independent by virtue of his affiliation with a real estate advisory firm to which we made brokerage commission payments in 2015 and 2016. The real estate advisory firm had provided consulting and brokerage services to a third party unaffiliated with us and to which we leased space in one our office buildings. We first realized that our payments impaired Mr. D’Alessio’s independence in connection with a review conducted in connection with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2016. Promptly upon our realization that our payments impaired Mr. D’Alessio’s independence, we notified the New York Stock Exchange and on that same day, February 17, 2017, Mr. D’Alessio retired from the Board, effective immediately.

Corporate Governance

Governance Compliance: Our policies and practices comply with the listing requirements of the New York Stock Exchange and the requirements of the Sarbanes-Oxley Act of 2002. Our Board and Corporate Governance Committee regularly evaluate our corporate governance policies and practices in light of changing regulatory requirements and evolving best practices.

•	Our Board has adopted corporate governance policies as reflected in our Corporate Governance Principles.

•	A majority of our Trustees are independent of us and our management, and all members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent.

•	All Trustees are elected annually by a majority vote; we do not have a classified board.

•	The Chairman of our Board is independent.

•	Our non-management Trustees meet regularly without the presence of management.

•	We have adopted “proxy access” bylaws.

•	The charters of our Board committees clearly establish the respective roles and responsibilities of the committees.

•	Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our Trustees, officers and employees.

•	We have a toll-free hotline available to all employees, and our Audit Committee has established procedures for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters.

•	Our Board and Board committees undertake an annual performance self-evaluation.

Additional information on our corporate governance is provided in the following paragraphs and elsewhere in this proxy statement.

Board Leadership Structure: Our Board believes that independent Board leadership is a critical component of our corporate governance. Mr. Joyce is Chairman of the Board and Mr. Sweeney is our President and Chief Executive Officer and a Trustee. As Chairman of the Board, Mr. Joyce presides at executive sessions of non-management Trustees, oversees the agenda of Board meetings, provides guidance to our President and Chief Executive Officer as to Board views and perspectives, particularly on our strategic direction, and is available to shareholders and other parties interested in communicating with our non-management Trustees. As President and Chief Executive Officer, Mr. Sweeney is responsible for our day-to-day operations, engaging with shareholders and external constituents, developing our future leaders and executing our strategy. The Board believes that its leadership structure (i) achieves independent oversight and evaluation of our senior management; (ii) assures effective communication between the Board and senior management on corporate strategy; and (iii) fosters effective decision-making and accountability.

Annual Board Assessment: Each year our Trustees complete governance questionnaires and self-assessments. These questionnaires and assessments facilitate Board assessment of its skills and experiences and those of each of its committees. These questionnaires and assessments also facilitate a candid assessment of the Board’s effectiveness, structure, composition and culture and the Board’s performance in key areas such as strategy, succession planning and risk oversight.

Proxy Access: In May 2016, the Board amended our By-laws to provide for a right of proxy access. This right enables eligible shareholders to include their nominees for election as trustees in our proxy statement for annual meetings. The terms of the proxy access By-law permit a shareholder to nominate up to 25% of the Board (but in any event at least two trustees) and include a shareholder ownership threshold requirement of 3% for at least 3 consecutive years. In addition, the By-law allows up to 25 shareholders to form a group to reach the required threshold. The complete text of our By-laws, as amended, is available on our website (www.brandywinerealty.com).

Shareholder Outreach and Engagement: We value the views of our shareholders and believe that forging positive relationships with our shareholders is important to our success. We regularly solicit input from shareholders throughout the year, including through meetings with members of our management, on topics such as portfolio strategy, capital allocation and corporate governance, including leadership skills and resources, executive compensation and corporate social responsibility. Our direct shareholder engagement is in addition to our customary participation at industry and investment community conferences, investor road shows, and analyst meetings. We also respond to individual shareholders who provide feedback about our business and we remain committed to robust engagement as a cornerstone of our corporate governance. In 2016, we met with approximately 84 institutional investors and 14 analysts, conducted 11 regional investor meetings and property tours, and attended multiple investor conferences.

Executive and Trustee Share Ownership Requirements: We maintain minimum share ownership requirements for our executives and Trustees. We have summarized these requirements later in this proxy statement under “Compensation Discussion and Analysis — Additional Compensation Information — Share Ownership Requirements.”

Prohibition on Hedging and Pledging of Shares: Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares. They are also prohibited from pledging our shares as collateral for loans.

Succession Planning: Assisted by our Compensation Committee and our Corporate Governance Committee, our Board assesses succession planning and talent development for key executives and company leadership. Assessments focus on succession in the event of the unexpected incapacity of our President and Chief Executive Officer as well as on talent development for key executives. Our Corporate Governance Principles provide that our President and Chief Executive Officer should at all times make available to the Board, on a confidential basis, his recommendations and evaluations of potential successors. See “Trustee Nominations” later in this proxy statement for a discussion of our annual Trustee nomination process and Board considerations in recommending nominees for election to the Board.

Code of Conduct: We maintain a Code of Business Conduct and Ethics, a copy of which is available on our website (www.brandywinerealty.com), applicable to our Trustees, officers and employees. The Code of Business Conduct and Ethics reflects and reinforces our commitment to integrity in the conduct of our business. Any amendments to or waivers of the Code for executive officers or Trustees may only be made by the Board or by the Audit Committee (which is composed solely of independent Trustees) and will be disclosed promptly as required by law or stock exchange regulation, and, in addition, amendments to or waivers of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and that relate to any matter enumerated in Item 406(b) of Regulation S-K promulgated by the SEC will be disclosed on our website (www.brandywinerealty.com). In addition to the strictures on our personnel included in our Code of Business Conduct and Ethics, we notify our vendors annually of our commitment to the highest ethical standards and the restrictions in our Code on improper payments and gratuities to our personnel.

Hotline Submissions: Our Audit Committee has established procedures, set forth in our Code of Business Conduct and Ethics, for the submission of complaints about our accounting or auditing matters. These procedures include a hotline for the anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or auditing matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our current hotline number is (877) 888-0002.

Availability of Committee Charters; Corporate Governance Principles; and Code of Conduct: Our Board has adopted, and annually reviews, charters for each of the Audit, Compensation, Corporate Governance and Executive Committees. These charters and our Corporate Governance Principles and our Code of Business Conduct and Ethics are available on our website (www.brandywinerealty.com) and we will also make available in print copies of these documents to any shareholder, without charge, upon request.

Board’s Role in Risk Oversight

Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below.

Committee	Primary Areas of Risk Oversight
Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax (including compliance with REIT rules), accounting, disclosure, internal control over financial reporting, cybersecurity, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance Committee	Risks and exposures associated with leadership, succession planning and talent development; and corporate governance.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans. See “Compensation Discussion and Analysis — Additional Compensation Information — Compensation and Risks.”

As part of our management reporting processes referred to above, we maintain a Disclosure Committee consisting of certain members of our executive management and senior employees. Our Disclosure

Committee meets at least quarterly. The purpose of our Disclosure Committee is to bring together representatives from our core business lines and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. Our Disclosure Committee reports to our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer.

Trustee Nominations

In making its recommendations as to nominees for election to our Board, the Corporate Governance Committee may consider, in its sole judgment, recommendations of our President and Chief Executive Officer, other Trustees, shareholders and third parties. The Corporate Governance Committee may also retain third-party search firms to identify candidates. Shareholders desiring to recommend nominees should submit their recommendations in writing to Michael J. Joyce, Chairman of the Board, c/o Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. Recommendations from shareholders should include pertinent information as specified in our Bylaws concerning the proposed nominee’s background and experience.

Our Board’s Corporate Governance Principles set forth qualifications for Trustee nominees. Qualifications include:

•	personal ethics, integrity and values;

•	inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy making level in business, government, education or technology;

•	willingness to devote the required amount of time to fulfill the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of years in order to develop knowledge about our operations; and

•	involvement in activities or interests that do not create a conflict with the nominee’s responsibilities to us and our shareholders.

The Corporate Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board. The Committee and Board believe that Board membership should reflect diversity in its broadest sense, including persons diverse in skills, background, gender and ethnicity. The Committee has not adopted a formal policy for the consideration of diversity in identifying candidates for the Board. The Committee and Board also consider the bearing of each Trustee’s tenure, and the tenure of the Board as a whole, on the Board’s mix of skills and experience, independence and access to new and diverse perspectives. The Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a Trustee, shareholder or third party.

If the Committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of the candidate, members of the Committee, as well as other members of the Board, interview the candidate. After completing its evaluation, the Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the candidate as a new Trustee. Our President and Chief Executive Officer, as a Trustee, participates in the Board’s determination.

As discussed above under “Corporate Governance – Proxy Access,” in May 2016, the Board amended our By-laws to provide for a right of proxy access. This right enables eligible shareholders to include their nominees for election as trustees in our proxy statement for annual meetings. The terms of the proxy access By-law permit a shareholder to nominate up to 25% of the Board (but in any event at least two trustees) and include a shareholder ownership threshold requirement of 3% for at least 3 consecutive years. In addition, the By-law allows up to 25 shareholders to form a group to reach the required threshold. The complete text of our By-laws, as amended, is available on our website (www.brandywinerealty.com).

Communications with the Board

Shareholders and other parties interested in communicating directly with our lead independent Trustee and Chairman of the Board (Mr. Joyce), or with our non-management Trustees as a group, may do so by writing to Chairman of the Board of Trustees, Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. In addition, any shareholder or interested party who wishes to communicate with our Board or any specific Trustee, including non-management Trustees, may write to Board of Trustees, c/o Brandywine Realty Trust, at our headquarters’ address. Depending on the subject matter, management will:

•	forward the communication to the Trustee or Trustees to whom it is addressed. (For example, if the communication received deals with questions or complaints regarding accounting, it will be forwarded by management to the Chairman of our Audit Committee for review);

•	attempt to handle the inquiry directly (for example, where the communication is a request for information about us or our operations that does not appear to require direct attention by the Board or an individual Trustee); or

•	not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic.

At each meeting of the Board, the Chairman of the Board will present a summary of all communications (if any) received since the last meeting of the Board that were not forwarded and will make those communications available to any Trustee upon request.

Meetings of Trustees and Annual Meeting of Shareholders

Our Board of Trustees held five meetings in 2016. In 2016, each incumbent Trustee attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees on which he served. In addition, our Board holds informational sessions with our President and Chief Executive Officer. During 2016, the Board held eight informational sessions. Our non-management Trustees also hold regular meetings without management. During 2016, our non-management Trustees held four such meetings. See also “Committees of the Board of Trustees” appearing earlier in this proxy statement.

It is our policy that all Trustees attend annual meetings of shareholders except where the failure to attend is due to unavoidable circumstances or conflicts. All Trustees attended our annual meeting of shareholders on May 24, 2016.

Trustee Compensation

The following table and footnotes provide information on the 2016 compensation of our Trustees (other than our President and Chief Executive Officer, who is not separately compensated for his service on the Board). In the paragraph following the table and footnotes we describe our standard compensation arrangements for service on the Board and Board committees.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	All Other Compensation ($)		Total ($)
Current Trustees
Michael J. Joyce	$116,000	$70,000	$5,809	(3)	$191,809
Anthony A. Nichols, Sr.	$79,500	$70,000	$6,864	(4)	$156,364
Carol G. Carroll	$79,500	$70,000	$3,971	(5)	$153,471
James Diggs	$114,000	$70,000	$5,809	(3)	$189,809
Wyche Fowler	$88,500	$70,000	$5,809	(3)	$164,309
H. Richard Haverstick, Jr.	—		—		—
Charles P. Pizzi	$114,000	$70,000	$5,809	(3)	$189,809
Former Trustee
Walter D’Alessio	$138,496	$70,000	$5,809	(3)	$214,305

(1)	Represents the aggregate amount of all fees earned or paid in cash for services as a Trustee (including services on committees of the Board) in 2016 and, in the case of the 2016 annual retainer fee, whether paid in shares or cash. Mr. D’Alessio elected to receive $19,996 of his fee amount included in this column in the form of 1,319 common shares (computed based on the closing price of our shares on May 24, 2016, the date of our 2016 annual meeting of shareholders). Amounts include the portion of fees that a Trustee elected to defer under our Deferred Compensation Plan, which we describe later in this proxy statement. See “Compensation Discussion and Analysis — Deferred Compensation Plan.” Mr. Fowler deferred $56,608 of his 2016 cash compensation into his deferred share account under our Deferred Compensation Plan.
(2)	Represents the grant date fair value of Share Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Share Awards consist of restricted common shares awarded annually to our Trustees (other than our President and Chief Executive Officer). On May 24, 2016, each Trustee then in office (other than our President and Chief Executive Officer) received an award of restricted common shares with a grant date fair value of $70,000. These restricted common shares vest in three equal annual installments. Each restricted common share entitles the holder to receive cash distributions and voting rights equivalent to the distribution and voting rights on a common share that is not subject to any restrictions. A restricted common share is subject to forfeiture in the event that the Trustee terminates service on the Board prior to the applicable vesting date for reasons other than death, disability, qualifying retirement or a change of control of us. As of December 31, 2016, each of our non-employee Trustees owned 9,394 unvested restricted common shares, except for Ms. Carroll, who owned 7,856 unvested restricted common shares as of such date, and Mr. Haverstick, who did not own any unvested restricted common shares as of such date.
(3)	Represents the aggregate dollar amount of dividends paid in 2016 on unvested restricted common shares.
(4)	Represents (i) $5,809 in dividends paid in 2016 on unvested restricted common shares and (ii) $1,055 in health insurance premiums.
(5)	Represents the aggregate dollar amount of dividends paid in 2016 on unvested restricted common shares.

In 2016, our Trustees (other than our President and Chief Executive Officer and other than Mr. Haverstick, who was elected to the Board on December 6, 2016) received the following compensation for their service as Trustees:

•	$45,000 annual fee payable in cash or common shares, at each Trustee’s election;

•	$70,000 annual award payable in restricted common shares that vest in three equal annual installments (valued at the closing price of the common shares on the date of our annual meeting of shareholders);

•	$1,500 fee payable in cash for participation in each meeting and informational session of the Board;

•	$1,500 fee payable in cash for participation by a member of a Board committee in each meeting of the committee; and

•	$50,000 annual fee payable in cash for the Chair of the Board; $20,000 annual fee payable in cash for the Chair of the Audit Committee; $15,000 annual fee payable in cash for the Chair of the Compensation Committee; and $15,000 annual fee payable in cash for the Chair of the Corporate Governance Committee.

Our Trustees are also reimbursed for expenses of attending Board and Board committee meetings. In addition, our Corporate Governance Principles encourage our Trustees to attend continuing education programs for directors and provide for reimbursement of the reasonable costs of attending such programs. Trustees may elect to defer the receipt of all or a portion of their $45,000 annual fee and $1,500 per Board meeting fee into our Deferred Compensation Plan.

Executives and Executive Compensation

Current Executive Officers

The following are biographical summaries of our current executive officers who are not Trustees:

H. Jeffrey DeVuono (age 51) is our Executive Vice President and Senior Managing Director – Pennsylvania Region. Mr. DeVuono joined us in January of 1997. Prior to joining us, Mr. DeVuono worked for LCOR, Inc., a private development company that had a previous association with us, where he held a variety of positions, all of which related to asset management. Prior to joining LCOR, Mr. DeVuono was a sales representative for Cushman & Wakefield of Philadelphia. Mr. DeVuono serves on the Board, and is a former Chairman, of the King of Prussia Business Improvement District and is a member of the Center City District. He is also a member of CoreNet, NAREIT, NAIOP, the Sunday Breakfast Club, and the University of Pennsylvania’s Wharton School Zell/Laurie Real Estate Center. Mr. DeVuono is a graduate of LaSalle University.

George D. Johnstone (age 53) is our Executive Vice President, Operations. Mr. Johnstone joined us in November 1998. He works in conjunction with our regional managing directors in running our operations. Prior to his appointment on March 12, 2014 as our Executive Vice President, Operations, Mr. Johnstone served as our Senior Vice President, Operations & Asset Management. Prior to his service in that position, Mr. Johnstone served as our Vice President of Operations for our Pennsylvania Region (2004 – 2005) and for our New Jersey Region (2002 – 2004) and served as Director of Operations for our New Jersey Region from 1998 until 2002. Prior to joining us, Mr. Johnstone was the Regional Controller for Linpro/LCOR Inc., where he was responsible for strategic and tactical accounting processes and oversight and leadership of all accounting functions for that company. Mr. Johnstone earned his B.S. in accounting from Albright College.

Daniel Palazzo (age 46) is our Vice President and Chief Accounting Officer. Mr. Palazzo assumed this position effective January 15, 2015. Mr. Palazzo joined us in 1999. Prior to his appointment as our Vice President and Chief Accounting Officer, Mr. Palazzo served as a Vice President of Asset Management in our Pennsylvania Region, a position he held since 2006. From 2004 until 2006, Mr. Palazzo served as the Director of Operations for our New Jersey Region. Mr. Palazzo served as our Corporate Controller from his arrival with us in 1999 until 2004. Prior to joining us, Mr. Palazzo received his CPA in Pennsylvania and worked for Arthur Andersen in its commercial audit division, where he concentrated on real estate, construction and financial services industries. Mr. Palazzo received a B.A. in Accounting from the University of Delaware.

William D. Redd (age 61) is our Executive Vice President and Senior Managing Director for the Austin and Metro DC Regions. He joined Brandywine in 1999 as Vice President of our Richmond operations and in 2008 was named Senior Vice President and Managing Director of our Richmond and Austin operations. Formerly, Mr. Redd was partner from 1988 until 1999 with Childress Klein Properties, a privately-held real estate firm headquartered in Charlotte, North Carolina. From 1985 until 1988, he was with the Trammell Crow Company. Mr. Redd serves on the Austin Hill Country Conservancy Board of Directors, Opportunity Austin Economic Development Corporation Board, Opportunity Austin 4.0 Steering Committee and ULI Austin Advisory Board and is a member of the Real Estate Council of Austin (RECA). He is also a member of the Virginia Commonwealth University Real Estate Circle of Excellence, Richmond Real Estate Group and Greater Richmond Association of Commercial Real Estate (GRACRE). Mr. Redd holds a law degree from the University of Virginia, a B.A. degree from Hampden-Sydney College, and Virginia law and real estate licenses.

Jennifer Matthews Rice (age 46) is our Senior Vice President, General Counsel and Secretary. Ms. Matthews Rice joined us in 2012 and assumed her current position in March 2017. Prior to her appointment as our Senior Vice President, General Counsel and Secretary, Ms. Matthews Rice served as our Vice President of Legal Affairs, Interim General Counsel and Secretary, a position she assumed in

March 2016. Between March 2016 and her arrival in 2012, Ms. Matthews Rice served as Counsel in our legal department. Prior to joining us, Ms. Matthews Rice served as Fund Real Estate Counsel for Exeter Property Group (2008 until 2012), General Counsel for Preferred Real Estate Investments (2005 until 2008) and Associate Counsel for Preferred (2003 to 2005) and an associate attorney with the law firm Ballard Spahr LLP (2001 until 2003). Ms. Matthews Rice clerked for the Honorable Ronald D. Castille, the now-retired Chief Justice of the Pennsylvania Supreme Court. Ms. Matthews Rice is a member of NAREIT and NAIOP. Ms. Matthews Rice earned a B.A. degree from Franklin and Marshall College and a J.D. from Temple University School of Law.

Thomas E. Wirth (age 53) was appointed Executive Vice President and Chief Financial Officer on March 10, 2014. Prior to his appointment as our Executive Vice President and Chief Financial Officer, Mr. Wirth, who joined us in December 2009, served as our Executive Vice President, Portfolio Management and Investments. In that position, he directed portfolio management, acquisition and disposition activities and assisted in formulating our capital allocation tactics, including structuring joint ventures and construction financings. From 2004 until 2009, Mr. Wirth served as President (2007-2009) and Chief Financial Officer of Feldman Mall Properties. From 1997 to 2004, he served first as the Vice President of Finance and later as Chief Financial Officer of SL Green Realty Corporation. Mr. Wirth has also served as Vice President of Financial Reporting and Analysis for Greenwich, Connecticut-based United Waste System, Inc., and spent ten years with Ernst & Young LLP in various positions, including Senior Manager. Mr. Wirth earned his B.A. in business management and accounting from Gettysburg College.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our executive compensation programs, including the oversight of such programs by our Compensation Committee and the rationale and processes used to determine the 2016 compensation of our executive officers. Our discussion includes the objectives and specific elements of our compensation program, including cash compensation, equity compensation, and post-termination compensation. This CD&A, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section. For ease of reference, a table of contents specific to this CD&A follows:

Executive Summary

2016 Accomplishments

•	Completed sales and contributions to Joint Ventures totaling $875 million.

•	Entered into an agreement with Drexel University to master develop Schuylkill Yards, a 14-acre mixed use development in the University City section of Philadelphia.

•	Achieved year-end occupancy of 93.9%, up 40 basis points from year-end 2015.

•	Strengthened our balance sheet through strong operating results, marked by 2.7% same-store GAAP NOI (net operating income) growth.

•	Commenced the development of 933 First Avenue, a 111,000 square foot development in King of Prussia, Pennsylvania.

•	Used proceeds from 2016 sales activity to reduce our 2016 year-end outstanding debt by $371 million, or 15.6%, as compared to year-end 2015.

Summary of Compensation Decisions for 2016

•	2016 Pay for Performance: Our annual incentive plan for our current named executive officers is tied to corporate financial, operational and strategic goal achievement (80%) and to individual goal achievement (20%). Our 2016 goals emphasized operations, leasing, investments and balance sheet strength and we have presented below a summary of the components of our “scorecard,” which links our annual incentive awards to our performance against targets. Payments made for the individual goal achievement portion varied depending on the achievement of the stated goals. See “— Discussion—Annual Incentive Awards” below.

•	Compensation of President and Chief Executive Officer: Mr. Sweeney’s annual salary was set at $700,000 effective March 1, 2015, and remains at that level. On February 22, 2016, Mr. Sweeney was awarded long-term incentive equity with an aggregate grant date fair value of $2,099,992. Two-thirds of this long-term incentive equity award (based on relative grant date fair values) consisted of performance units with a potential pay-out, after a three-year performance period, dependent on our total shareholder return measured relative to (i) companies in a broad REIT index (for 50% of the award) and (ii) to companies in our peer group (for 50% of the award). One-third of this long-term incentive equity award (based on relative grant date fair values) consisted of restricted shares that are subject to vesting on the third anniversary of the award date. Mr. Sweeney also received an annual incentive award for 2016 (awarded on March 1, 2017) of $1,400,000, reflecting the Committee’s assessment of our performance, as measured against the metrics in our 2016 “scorecard”, as described below, and of Mr. Sweeney’s individual performance. See “— Discussion — 2016 President and Chief Executive Officer Annual Incentive Award.”

•	Compensation of Other Named Executive Officers: The 2016 base salaries of our other named executive officers increased over 2015 levels by the following amounts: Mr. Wirth ($25,000); Mr. DeVuono ($16,689); Mr. Johnstone ($0); and Mr. Redd ($25,000). These other named executive officers received long-term incentive equity awards in 2016 with aggregate grant date fair values that reflected a 4.9% average increase over 2015 award levels, with the awards allocated two- thirds to performance units and one-third to restricted shares (based on relative grant date fair values). In addition, based on our 2016 performance scorecard, our other named executive officers received annual incentive awards for 2016 that reflected a 5.6% average increase over 2015 annual incentive award levels. See discussions later in this proxy statement under “Capsule Information: 2016 Annual Incentive Awards” and “— Discussion — Annual Incentive Awards.”

•

32% Pay-out on 2014 Performance Units: Calendar year 2016 was the final performance year of the 2014 award of performance units and, as a result of our 30.9% total shareholder return during the three-year measurement period for these units, we paid out common shares at 32%

of target. See “— Capsule Information — Capsule Information: Settlement under 2014 Performance Units.”

Other Highlights

•	Last Year’s Say on Pay Vote; Pay for Performance Analysis Conducted Annually: As part of its commitment to pay-for-performance, our Compensation Committee considered the favorable shareholder vote on our executive compensation at the May 24, 2016 annual meeting of shareholders (approximately 94.5% of the votes cast were cast “FOR” our executive compensation). Our Compensation Committee also assessed our pay practices in light of published guidelines of ISS and evolving views on best pay practices. In seeking to link our compensation programs and practices with performance, our Compensation Committee evaluates a variety of data, including:

•	Relative Alignment: The degree of alignment between our total shareholder return ranking and the pay ranking of our President and Chief Executive Officer (in each case measured against our peer group) over one and three-year periods.

•	Multiple of Median: The multiple of our President and Chief Executive Officer’s pay relative to the peer group median.

•	Pay-Total Shareholder Return Alignment: The relative trends in our total shareholder returns over a five-year period and in the pay levels of our President and Chief Executive Officer during this period.

The Compensation Committee believes that the strong level of shareholder support, and the similarly strong levels of support received in prior periods, affirm broad shareholder agreement with the existing executive compensation programs and the Compensation Committee’s decisions. The Committee considered this outcome in determining that no substantive changes in executive compensation programs would occur for 2017. The Compensation Committee will continue to consider shareholder feedback, and the results from this year’s and future advisory votes on executive compensation, in performing its duties pertaining to the oversight of the Company’s executive compensation program.

•	Restrictions on Hedging and Pledging: Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares. They are also prohibited from pledging our shares as collateral for loans.

•	Clawback: Our clawback agreement with each of our executive officers provides that in the event of an accounting restatement due to material non-compliance with federal securities laws, and without regard to misconduct, we have the right to recover incentive-based compensation that was computed on the basis of erroneous data during the three-year period preceding the accounting restatement and that exceeded what should have been paid on the basis of the corrected data.

•	Double-Trigger: The time vested restricted common shares awarded to our executives in February 2017 (consistent with the terms of 2016 and 2015 awards) provide for accelerated vesting upon a change of control only if the applicable executive’s employment were to terminate within a specified period of up to one year following the change of control in a qualifying employment termination. See “– Equity-Based Long-Term Incentive Compensation – Vesting and Forfeiture Provisions.”

•	Stock Ownership Guidelines: We have share ownership requirements for executives and trustees that we believe align the financial interests of our executives and trustees with those of our shareholders. See “–Additional Compensation Information – Share Ownership Requirements.”

Overview and Philosophy

Our Compensation Committee sets and administers our executive compensation policies and practices. Through these policies and practices we seek to attract, retain and motivate high quality executives to advance our corporate goal of maximizing total returns to shareholders through quarterly dividends and share price appreciation. We believe that these policies and practices:

1.	encourage the achievement of annual and longer-term business goals designed to build shareholder value;

2.	provide compensation that is competitive with peer group companies;

3.	enhance retention; and

4.	encourage executives to achieve superior performance without excessive risk taking.

Our executive compensation program consists of three principal components: base salary; annual incentive awards; and equity-based long-term incentives. We discuss each of these components separately below.

Base salaries provide a regular stream of income and financial security. Base salaries are reviewed annually against market data and may be adjusted to reflect changes in individual responsibilities, skills, experience and performance. See “Discussion — Base Salary.”

Annual incentive awards are designed to reward executives who achieve annual performance goals that take into account and enhance our corporate performance. These performance goals fall within three general categories: corporate, business unit/regional and individual. These performance goals include both quantitative and non-quantitative performance measures. As we discuss in greater detail below, our Compensation Committee believes that a significant portion of each annual incentive award should be based on quantitative performance measures and also believes that more subjective elements are important in recognizing achievement and motivating officers. See “Discussion — Annual Incentive Awards.”

Equity-based long-term incentives are awarded to motivate, reward and retain key employees over longer periods and to align their interests with those of our shareholders. Since 2012, our equity-based awards have consisted exclusively of (i) performance units and (ii) time vested restricted common shares. An executive whose employment with us terminates before incentive awards have vested or been earned, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave (other than upon a qualifying retirement), will normally forfeit the unvested portions of the awards (except as otherwise provided in an employment agreement and subject to exceptions if we were to undergo a change of control). See “— Vesting and Forfeiture Provisions.”

Generally, as an executive’s responsibilities increase, our Compensation Committee allocates a greater portion of the executive’s total compensation to annual incentive awards and equity-based long-term incentive awards (“variable” compensation) as compared to base salary (“fixed” compensation). A significant percentage of the variable compensation of our senior executives is composed of performance units and restricted common shares because: (i) we believe that the interests of these executives should be closely aligned with the interests of our shareholders; (ii) we want these individuals to maintain a long-term focus for us; and (iii) these types of pay arrangements are generally consistent with the compensation practices of peer companies with which we compete for executive talent.

Each year our Compensation Committee, along with our President and Chief Executive Officer, establishes performance targets under our incentive plans that tie awards to achievement of financial and operational results. We provide quantitative detail on these targets and results for 2016 below. See “Discussion — Annual Incentive Awards — Corporate Goals.” Following the end of each year, our Compensation Committee determines compensation by assessing performance against these targets, as well as in light of our total shareholder return over differing periods and our performance relative to our peers, measured against financial and non-financial metrics. Ultimately, the amount of compensation awarded to our executives is determined based on what our Compensation Committee believes is in the best interests of shareholders.

Consistent with our “pay-for-performance” philosophy and the significant percentage of total compensation of our President and Chief Executive Officer that consists of variable compensation, his annual base salary remained unchanged at $600,000 between February 9, 2007 and its increase to $700,000 effective March 1, 2015 while his variable compensation has experienced significant year-over-year changes, as reflected in the following table and graph.

Variable Compensation
Year	Annual Award (1)	Long-Term Incentive Award (2)		Special Award (3)	Total Variable Compensation	Year over Year % Change
2016	$1,400,000	$2,099,992	(4)	$—	$3,499,992	(1.4)
2015	$1,750,000	$1,799,986	(5)	—	$3,549,986	15.48
2014	$1,200,000	$1,824,123	(6)	$50,000	$3,074,123	(14.7)
2013	$1,200,000	$1,799,990	(7)	$602,927	$3,602,917	25.1
2012	$1,080,000	$1,800,006	(8)	—	$2,880,006	—

(1)	The amounts shown under the “Annual Award” column in the above table have been derived from and reflect the annual amounts presented under the “Non-Equity Incentive Plan” column in the Summary Compensation Tables in our annual proxy statements that relate to the applicable year.
(2)	The amounts shown under the “Long-Term Incentive Award” column in the above table have been derived from and reflect the amounts presented under the “Grant Date Fair Value of Share and Option Awards” column in the Grants of Plan-Based Awards tables in our annual proxy statements that relate to the applicable year. For example, the 2014 amount ($1,824,123) was awarded on March 12, 2014.
(3)	For 2014, represents a $50,000 cash bonus awarded on February 23, 2015. For 2013, represents a bonus awarded on March 12, 2014 comprised of a $250,000 cash payment and 24,424 restricted shares (with an aggregate grant date value of $352,927) with vesting in three equal annual installments on April 15, 2015, April 15, 2016 and April 15, 2017.
(4)	Consists of performance units ($1,406,993) and restricted common shares ($692,999) that cliff vest on the third anniversary of the award date.
(5)	Consists of performance units ($1,205,992) and restricted common shares ($593,994) that cliff vest on the third anniversary of the award date.
(6)	Consists of performance units ($1,225,142) and restricted common shares ($598,981) that cliff vest on the third anniversary of the award date.
(7)	Consists of performance units ($1,205,995) and restricted common shares ($593,995) that cliff vest on the third anniversary of the award date.
(8)	Consists of performance units ($1,200,002) and restricted common shares ($600,004) that cliff vest on the third anniversary of the award date.

Total Variable Compensation

(President and Chief Executive Officer)

The following pages of this Compensation Discussion and Analysis include:

•	A description of the roles of those responsible for overseeing and implementing our executive compensation;

•	A discussion of each of the principal components of our executive compensation program;

•	An explanation of how we set compensation targets, establish performance goals and determine amounts and forms of compensation; and

•	A summary of other key aspects of our executive compensation.

Decision Mak ing

Committee Authority. Our Compensation Committee’s responsibilities include:

•	Approving the goals and objectives relating to our President and Chief Executive Officer’s compensation, evaluating the performance of our President and Chief Executive Officer in light of such goals and objectives, and setting the compensation of our President and Chief Executive Officer based on this evaluation;

•	Approving the salaries and annual incentive awards of our other executive officers either (i) with the title Executive Vice President, (ii) with the title Senior Vice President or Vice President, in either case who hold a position as Managing Director, Chief Financial Officer, General Counsel or Chief Administrative Officer or (iii) who report directly to our President and Chief Executive Officer, taking into account the recommendation of our President and Chief Executive Officer and such other information as the Committee believes appropriate;

•	Administering our equity incentive plans, including authorizing restricted common shares, performance units, options and other equity-based awards under these plans;

•	Retaining and terminating, in its sole discretion, third party consultants to assist in the evaluation of Trustee and executive compensation (with sole authority to approve any such consultant’s fees and other terms of engagement); and

•	Assessing the appropriate structure and amount of compensation for our Trustees.

Our Compensation Committee’s charter does not authorize the Compensation Committee to delegate any of its responsibilities (including authority to award performance units, restricted common shares, options or other equity-based awards) to other persons, and the Compensation Committee has not delegated any of its responsibilities to other persons.

Compensation Consultants. Our Compensation Committee recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities. In the fourth quarter of 2010, the Compensation Committee retained Pay Governance LLC as its consultant. Our Compensation Committee selected Pay Governance as consultants because of its expertise and reputation. Neither we nor our Trustees or executive officers have any affiliation with Pay Governance or its executives and the engagement and scope of services of Pay Governance have been solely through our Compensation Committee.

During 2016, our compensation consultants advised our Compensation Committee on executive compensation matters, plan design, industry trends and practices, and our pay-for performance alignment, including as measured relative to peers and relative to our total shareholder returns. As directed by the Committee, the consultants prepared analyses for the Committee relating to all aspects of the compensation of our executives. They advised the Committee on market practices regarding executive compensation, including annual incentive awards and long-term incentive pay, and reviewed our peer group and the market positioning of the compensation provided to our current named executive officers and other senior executives. The consultants meet privately with the Committee and individual Committee members from time to time to plan for Committee meetings and discuss executive compensation matters. Pay Governance does not provide other services to us.

Our Compensation Committee received a letter from Pay Governance regarding its independence and assessed the independence of Pay Governance under NYSE rules and concluded that Pay Governance’s work for the Committee does not raise any conflict of interest. Factors considered by the Committee include: (i) whether other services are provided to us by Pay Governance or its representatives; (ii) the amount of fees received by Pay Governance from us as a percentage of Pay Governance’s total revenue; (iii) policies of Pay Governance designed to prevent conflicts of interest; (iv) the absence of any business or personal relationship of representatives of Pay Governance or its representatives with a member of the Committee; (v) whether Pay Governance or its advisors to the Committee own any of our securities; and (vi) whether Pay Governance or its representatives have any business or personal relationship with any of our executive officers.

Role of Ex ecutives. Our Compensation Committee seeks the views of our President and Chief Executive Officer in setting and administering our executive compensation programs. In particular, at the beginning of each year, Mr. Sweeney oversees the development of corporate, business unit/regional and individual goals for purposes of annual and long-term compensation. These goals are derived from our corporate business plan and include both quantitative measurements and qualitative considerations selected to reinforce and enhance achievement of our operating and growth objectives. The Compensation Committee reviews these goals with Mr. Sweeney, adopts revisions it deems appropriate and determines the final goals for compensation.

Following the end of each year, Mr. Sweeney reviews with the Compensation Committee, at several meetings, the achievement of corporate, business unit/regional and individual goals and the performance of each other current named executive officer and presents his evaluation of such executive officer’s performance to the Committee. Decisions about individual compensation elements and total compensation are made by the Committee, using its judgment, focusing primarily on each current named executive officer’s performance against the officer’s performance goals as well as our overall performance. With respect to the non-quantitative performance measures applicable to our executives, the Committee relies heavily on the views of Mr. Sweeney (other than as to himself). As President and Chief Executive Officer, Mr. Sweeney oversees the day to day performance of the other current named executive officers. As such, our Compensation Committee believes that he is well positioned to evaluate their performance and make recommendations as to their overall compensation.

In addition to the role played by our President and Chief Executive Officer, our other executive officers furnish such industry data and legal and financial analyses as the Committee requests from time to time.

Peer Grou p Data. Our Compensation Committee, in consultation with its compensation consultant, developed a peer group as a frame of reference for our executive compensation. Our Compensation Committee selects companies for inclusion in the peer group that acquire, sell, develop, lease and manage sizeable office real estate portfolios or own both office and industrial properties. In selecting companies, the Committee also considers their equity and total capitalization and geographic location as well as third party considerations (for example, where members of the financial community treat a particular company as being a Company peer). Our Compensation Committee has not selected or excluded companies from the peer group on account of their compensation practices. Our Compensation Committee believes that peer group data are an indicator of compensation opportunities at companies that might recruit our executives and the data therefore help the Committee set compensation at competitive levels. Our Compensation Committee also believes that peer group data provide perspective on performance measurement practices and linkages between pay and performance. The Committee does not set specific pay targets or otherwise engage in formal “benchmarking” of compensation of our executives against executives at peer group companies. The Committee does, however, attempt to set total compensation for each current named executive near the middle of the peer group data while allowing for the possibility of greater or lesser compensation based upon our corporate and individual performance.

The peer group used by our Compensation Committee to inform its 2016 compensation practices and awards, including annual incentive awards and equity-based long-term incentive awards granted on March 1, 2017, was comprised of the following companies:

• Alexandria Real Estate Equities Inc.	• Highwoods Properties, Inc.

• Corporate Office Properties Trust Inc.	• Hudson Pacific Properties, Inc.

• Cousins Properties Inc.	• Kilroy Realty Corp.

• Columbia Property Trust, Inc.	• Lexington Realty Trust

• DCT Industrial Trust Inc.	• Liberty Property Trust

• Duke Realty Corporation	• Mack-Cali Realty Corporation

• Douglas Emmett, Inc.	• Parkway Properties Inc.

• Empire State Realty Trust, Inc.	• Piedmont Office Realty Trust Inc.

• Equity Commonwealth	• PS Business Parks, Inc.

• First Industrial Realty Trust, Inc.	• Washington Real Estate Investment Trust

Our Compensation Committee believes that the selection of a peer group to be used for assessing the competitiveness of our executive compensation requires periodic review, including in light of capitalization, comparability of business and management and geographic location as well as merger and acquisition activity of companies in the peer group. Following the completion of our annual peer group review, it was determined that seven companies should be removed and two companies should be added to better reflect our office REIT emphasis and provide more comparability to companies with whom we compete for talent, capital and market share. As most recently updated by our Compensation Committee on March 1, 2017, our peer group is comprised of the following companies:

• Columbia Property Trust, Inc.	• Kilroy Realty Corp.

• Corporate Office Properties Trust Inc.	• Liberty Property Trust

• Cousins Properties Inc.	• Mack-Cali Realty Corporation

• Douglas Emmett, Inc.	• Paramount Group

• Empire State Realty Trust, Inc.	• Piedmont Office Realty Trust Inc.

• Equity Commonwealth	• Tier REIT

• Highwoods Properties, Inc.	• Washington Real Estate Investment Trust

• Hudson Pacific Properties, Inc.

Timing. Our Compensation Committee makes final compensation determinations in the first quarter of each year. Annual incentive and equity-based long-term incentive awards and base salary adjustments are typically made in late February or early March. This timing provides the Compensation Committee with sufficient time to evaluate our executives against their individual performance goals and our corporate performance. See “—Additional Compensation Information — Timing of Equity and other Awards.” These performance goals are typically established during the first quarter of the prior year, following review and analysis by the Committee of that year’s business plan, industry data and our compensation framework. On March 1, 2017, our Compensation Committee set 2017 base salaries, approved 2016 annual incentive awards and granted equity-based long-term incentive awards, as summarized in the following tables.

Capsule Information

Capsule Information: Base Salaries. The table below shows 2016 and 2017 base salary information for each named executive officer. Base salary adjustments became effective March 1, 2017.

Name	2016 Base Salary	2017 Base Salary	% Increase
Current Executive
Gerard H. Sweeney	$700,000	$700,000	0%
Thomas E. Wirth	$400,000	$412,000	3%
H. Jeffrey DeVuono	$380,000	$390,000	2.6%
George D. Johnstone	$336,600	$350,000	4%
William D. Redd	$320,000	$336,000	5%

Capsule Information: 2016 Annual Incentive Awards. The table below shows the 2016 annual incentive targets for each named executive officer, expressed as a percentage of their 2016 base salaries and as dollar amounts, and the actual amounts awarded to them on March 1, 2017.

Name	2016 Base Salary	2016 Annual Incentive Award Percentage Target	2016 Annual Incentive Award Opportunity at Target	Actual 2016 Annual Incentive Award
Current Executive
Gerard H. Sweeney	$700,000	200%	$1,400,000	$1,400,000
Thomas E. Wirth	$400,000	100%	$400,000	$400,000
H. Jeffrey DeVuono	$380,000	100%	$380,000	$500,000
George D. Johnstone	$336,600	90%	$302,940	$394,000
William D. Redd	$320,000	95%	$304,000	$380,000

Capsule Information: 2016 and 2017 Equity-Based Long-Term Incentive Awards. Our Compensation Committee awards equity-based long-term incentives by reference to percentages of base salary of the applicable executives. The target percentages are subject to the sole discretion of the Committee and were as follows for the awards made on February 22, 2016 and March 1, 2017: Mr. Sweeney (300%); Mr. Wirth (150%); Mr. DeVuono (150%); Mr. Johnstone (125%); and Mr. Redd (125%). The table below shows the equity-based long-term incentive awards granted to each of our named executive officers on February 22, 2016 and March 1, 2017.

	Awarded on February 22, 2016			Awarded on March 1, 2017
Name	Restricted Shares (#)	Performance Units (#)	Grant Date Fair Value of Share Awards(1)	Restricted Shares (#)	Performance Units (#)	Grant Date Fair Value of Share Awards(2)
Current Executive
Gerard H. Sweeney	55,887	91,482	$2,099,992	41,299	65,871	$2,100,002
Thomas E. Wirth	14,970	24,504	$562,500	11,800	18,820	$599,999
H. Jeffrey DeVuono	14,503	23,740	$544,958	11,210	17,879	$569,999
George D. Johnstone	11,197	18,329	$420,743	8,275	13,198	$420,764
William D. Redd	9,814	16,064	$368,758	7,867	12,547	$400,012

(1)	The amounts shown in this column represent the grant date fair value of awards on the date of grant (February 22, 2016), computed in accordance with FASB ASC Topic 718. Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of performance units generally depends on our total shareholder return during the three-year period beginning January 1, 2016 and ending December 31, 2018 (i) relative to the total shareholder returns of the real estate investment trusts included in the S&P US REIT index (with respect to 50% of the units) and (ii) relative to the total shareholder returns of the companies in our peer group (with respect to the other 50% of the units). Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of restricted common shares generally depends on their continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable award. The grant date fair value of each restricted share awarded on February 22, 2016 equaled the closing price of our common shares on the New York Stock Exchange on that date ($12.40). The grant date fair value for the performance units awarded on February 22, 2016 was $15.38 (reflecting the average of the values for performance units measured against the S&P US REIT index ($14.85) and for performance units measured against the peer group ($15.91)) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 27.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 24.7%). Our actual total shareholder return from the beginning of the performance period through the grant date was negative 5.9%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was negative 3.3%). In the case of the performance units measured against the peer group, we assumed volatility of 27.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 24.2%). Our actual total shareholder return from the beginning of the performance period through the grant date was negative 5.9%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was negative 7.5%).
(2)

The amounts shown in this column represent the grant date fair value of awards on the date of grant (March 1, 2017), computed in accordance with FASB ASC Topic 718. Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of performance units generally depends on our total shareholder return during the three-year period beginning January 1, 2017 and ending December 31, 2019 (i) relative to the total shareholder returns of the real estate investment trusts included in the S&P US REIT index (with respect to 50% of the units) and (ii) relative to the total shareholder returns of the companies in our peer group (with respect to the other 50% of the units). Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of restricted common shares generally depends on their continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable award. The grant date fair value of each restricted share awarded on March 1, 2017 equaled the closing price of our common shares on the New York Stock Exchange on that date ($16.78). The grant date fair value for the performance units awarded on March 1, 2017 was $21.36 (reflecting the average of the values for performance units measured against the S&P US REIT index ($22.63) and for performance units measured against the peer group ($20.09)) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 25.6%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 23.7%). Our actual total shareholder return from the beginning of the performance period through the grant date was 8.7%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was 5.9%). In the case of the performance units measured against the peer group, we assumed volatility of 25.6%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 22.0%). Our actual total shareholder return from the beginning of the performance period through the grant date was 8.7%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was 8.8%).

Capsule Information: Settlement under 2014 Performance Units. Calendar year 2016 was the final performance year under the three-year measurement period contained in the performance units awarded to our executives on March 11, 2014 (or March 12, 2014, in the case of the award to our President and Chief Executive Officer). Each of these performance units represented the right to earn common shares, with the number of common shares dependent on our total shareholder return during the measurement period compared to the total shareholder return for REITs included in the S&P US REIT index (for 50% of the performance units) and for REITs included in our peer group (for 50% of the performance units). Our 30.9% cumulative total shareholder return during this period, as computed under the performance units, placed us in the 32nd percentile of the S&P US REIT index comparative group and placed us in the 20th percentile of our peer group, resulting in a formulaic payout of 32% of the target amount. The table below shows the number of performance units awarded in 2014 to our current named executive officers and the number of common shares earned on account of these units and delivered to the executives in the first quarter of 2017 (adjusted to reflect dividend equivalents on the earned portion).

Name	2014 Performance Units (#)	Shares Issued (#)
Current Executive
Gerard H. Sweeney	61,720	22,141
Thomas E. Wirth	16,525	5,928
H. Jeffrey DeVuono	17,873	6,412
George D. Johnstone	13,115	4,705
William D. Redd	11,367	4,078

Capsule Information: Target Percentages for 2017 Annual Incentive Awards and for 2018 Equity-Based Long-Term Incentive Awards. The table below shows the 2017 annual incentive targets and 2018 equity-based long-term incentive targets for each named executive officer, expressed as a percentage of their 2017 base salaries. The 2017 annual incentive “percentage targets” relate to annual incentive awards that would typically be made in February or March 2018 (and reflected in the Summary Compensation Table as compensation for calendar year 2017). The 2018 equity-based long-term incentive “percentage targets” relate to equity-based long-term incentive awards that would typically be made in February or March 2018 and, in accordance with SEC disclosure rules, reflected in the Summary Compensation Table as compensation for calendar year 2018.

Name	2017 Base Salary	2017 Annual Incentive Award Percentage Target	2018 Equity-Based Long-Term Incentive Award Opportunity at Target
Current Executive
Gerard H. Sweeney	$700,000	200%	300%
Thomas E. Wirth	$412,000	100%	175%
H. Jeffrey DeVuono	$390,000	100%	150%
George D. Johnstone	$350,600	100%	125%
William D. Redd	$336,000	100%	125%

Discussion

The principal components of our executive compensation consist of:

•	Base salary;

•	Annual incentive awards; and

•	Equity-based long-term incentives.

Other components of executive compensation include:

•	Health and disability coverage, 401(k) matching contributions, life insurance, deferred compensation;

•	An opportunity to participate in our employee share purchase plan; and

•	Change-in-control benefits.

Each of the principal components of our executive compensation furthers one or more of our compensation objectives identified under “Overview” set forth above and:

•	Aligns management and shareholder interests;

•	Aligns pay programs with our business strategy;

•	Provides retention and recruitment incentives; and

•	Provides appropriate, market based equity ownership by officers.

Our Compensation Committee considers each component as part of a total compensation package and, therefore, evaluates the impact on each component on each of the other components in making compensation determinations.

Base Salary. Base salary represents the fixed portion of an executive’s compensation and is paid on a biweekly basis. Accordingly, base salary provides a regular stream of income and financial security. In setting base salaries, our Compensation Committee considers the responsibilities, skills, experience and performance of the executives and relies heavily on the views of our President and Chief Executive Officer as to the impact, contribution and expertise of our executives (except in the case of himself and his compensation). In setting base salaries, our Compensation Committee also considers the linkage of base salaries to the elements of our compensation that are tied to base salaries (such as severance and change in control benefits and annual and long-term incentive targets that are computed as a multiple of base salary). As part of the annual compensation process, the Committee may adjust base salaries to reflect changes in market data or in an executive’s responsibilities, skills, experience and performance. For 2017, the base salaries of our current named executive officers were adjusted as reflected in the table above presenting capsule information. See “Capsule Information — Capsule Information: Base Salaries.”

Annual Incentive Awards. Annual incentive awards are designed to reward executives for achievement of annual performance goals linked to the achievement of our annual company goals. Each year our Compensation Committee establishes a target amount for annual incentive awards for each executive, with the target amount expressed as a percentage of the executive’s base salary. The targeted amounts take into account all factors that the Committee deems relevant, including the input of Pay Governance LLC as to competitive compensation levels, the recommendation of our President and Chief Executive Officer (except with respect to his own target), responsibilities of the executives and the Committee’s view of market conditions.

As described above under “Capsule Information: 2016 Annual Incentive Awards,” the 2016 target percentages for annual incentive awards for named executive officers were: Mr. Sweeney (200%); Mr. Wirth (100%); Mr. DeVuono (100%); Mr. Johnstone (90%); and Mr. Redd (95%). As described above under “Capsule Information: Target Percentages for 2017 Annual Incentive Awards and for 2018 Equity-Based Long-Term Incentive Awards,” the 2017 target percentages for annual incentive awards for named executive officers are: Mr. Sweeney (200%); Mr. Wirth (100%); Mr. DeVuono (100%); Mr. Johnstone (100%); and Mr. Redd (100%). As discussed below, actual annual incentive awards may be higher or lower than target.

Annual incentive awards for 2016 (as well as for 2015 and 2014) were computed primarily on the basis of performance within three categories and reflected in a “scorecard”: corporate, business unit/regional and individual. The “corporate” and “business unit/regional” categories include performance measures that are derived from, or that seek to reinforce, our annual corporate business plan developed by our Board of Trustees and senior management. The “individual” category is tied to non-quantitative individual goals, including corporate initiatives, social/community activities (including participation on charitable and civic boards) and departmental leadership. Measurement of performance for this category is subjective.

Annual incentive awards for 2017, which will be payable during the first quarter of 2018 based on 2017 performance, will be computed based on a scorecard that includes the three categories identified above (corporate, business unit/regional and individual) used in 2016. See the discussion below under “— 2017 Annual Incentive Awards.”

The table below sets forth the relative weightings of each of the corporate, business unit/regional and individual categories used in the scorecard for 2016 (and to be used in the scorecard for 2017). The weightings reflect the different roles and responsibilities of our current named executive officers. In particular, the relatively higher weighting of “Business Unit/Regional” for Messrs. DeVuono and Redd compared to the other current named executives reflects their operational role in specific geographic regions whereas the higher weightings of “Corporate” for Messrs. Sweeney, Wirth and Johnstone reflect their company-wide responsibilities.

		2016/2017
Name	Corporate	Business Unit/ Regional	Individual
Current Executive
Gerard H. Sweeney	80%	0%	20%
Thomas E. Wirth	50%	40%	10%
H. Jeffrey DeVuono	30%	60%	10%
George D. Johnstone	40%	50%	10%
William D. Redd	30%	60%	10%

With respect to corporate and business unit/regional goals, the Committee sets a threshold (minimum), target and maximum payout shortly after the beginning of each year or as soon as practicable thereafter.

If we or the executive were not to achieve the threshold (minimum) for the applicable component, then the executive would not receive any payout for that component. If we or the executive were to achieve the threshold (minimum), and no higher than the threshold for the applicable component, then the executive would receive 85% of the target payout for that component. If we or the executive were to achieve the target, and no higher than the target for the applicable component, then the executive would receive 100% of the target payout for that component. If we or the executive were to exceed target in a particular area, then the executive may be awarded up to 175% of the relevant component. Accordingly, an executive’s opportunity in respect of a given component ranges from zero (0) to 175% of target.

Achievement	Payout Percentage

• Below Threshold	0

• Threshold	85%

• Target	100%

• Maximum	175%

Following the end of each year, our President and Chief Executive Officer reviews with the Compensation Committee achievements relative to corporate, business unit/regional and individual performance objectives as well as our performance compared to our business plan for the prior year and submits recommendations for annual incentive awards based on his assessment of our overall and individual achievements. The Compensation Committee analyzes the recommendations and has unrestricted authority to modify them.

The Committee’s framework for administering the corporate scorecard expressly affords the Committee the opportunity to adjust the results of the scorecard upward or downward by 25% to reflect strategic accomplishments as well as our performance with respect to metrics selected by the Committee relative to peer company performance with respect to these metrics. In determining whether to make any such adjustments, the Committee exercises judgment and discretion as to the strategic accomplishments and metrics and the weight assigned to any such accomplishments and metrics. The following diagram illustrates this framework:

Based on our 2016 results, and the relative weightings and judgments applied to each component, the corporate portion of the scorecard reflected an overall achievement of 125%. We summarize directly below the specific 2016 performance measures that comprised the corporate portion of the annual incentive awards.

2016 Corporate Goals. Key 2016 corporate goals were tied to our operational performance and capital targets. The goals tied to operations, leasing and capital targets represented 20%, 30% and 50%, respectively, of the corporate component of our annual incentive award opportunity for 2016.

The key operational goals for 2016 and their aggregate weighting were:

Performance Measure		Weighting

Operations

Funds From Operations, as adjusted (FFO)[1]
Cash Available for Distribution, as adjusted (CAD)[2]
Year-End Occupancy
Same Store NOI Growth[3]

	Subtotal	20%[4]

The key leasing goals for 2016 and their individual weightings were:

Leasing

Speculative Revenue		10%
Year-End Leased		20%

	Subtotal	30%

The key capital targets for 2016 and their aggregate weighting were:

Capital

Sales/Joint Venture Activity
Acquisition Activity
Land Development
Leverage Ratio
Indebtedness Strategy

	Subtotal	50%[4]

	Total	100%

(1)

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. NAREIT defines FFO as net income (loss) before non-controlling interests of unit holders (preferred and common) and excluding gains (losses) on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. For purposes of the scorecard, our Compensation Committee adjusts FFO to reflect intra-year capital markets and other transaction activity not taken into account in the initial scorecard metric. Our FFO available to common shares and units in our operating partnership for the twelve months ended December 31, 2016 totaled $167.0 million, or $0.94 per diluted share, which includes a $66.6 million, or $0.38 per share, charge for the early extinguishment of debt related to our sale of our Cira Square property located in Philadelphia, Pennsylvania and $3.5 million, or $0.02 per share, from net gains/impairments on undeveloped land. Our adjusted FFO used in the scorecard excludes the early extinguishment of debt and net gain, after impairments, on unimproved land, reflecting adjusted FFO available to common shares and units in our operating partnership for the twelve months ended December 31, 2016 totaling $230.1 million, or $1.30 per diluted share. Refer to Appendix B to this proxy statement for a reconciliation of our 2016 adjusted FFO to 2016 unadjusted FFO and a reconciliation of 2016 unadjusted FFO to our 2016 net income per common share (diluted).
(2)	Cash available for distribution, or CAD, is a non-GAAP financial measure that is not intended as an alternative to cash flow from operating activities as determined under GAAP. CAD is presented in our investor presentations solely as a supplemental disclosure with respect to liquidity because we believe it provides useful information regarding our ability to fund our distributions. Because other companies do not necessarily calculate CAD the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other companies. For purposes of the scorecard, our Compensation Committee adjusts CAD to reflect intra-year capital markets and other transaction activity not taken into account in the initial scorecard metric.
(3)	NOI, or net operating income, is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interests and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interests. In some cases, we also present NOI on a cash basis, which is NOI after eliminating the effect of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance, or as an alternative to cash flow from operating activities as a measure of our liquidity or ability to make cash distributions to shareholders. Our same store portfolio generally consists of those properties that we owned for the entirety of each of the periods being compared. Refer to Appendix B to this proxy statement for a reconciliation of our 2016 same store NOI to our 2016 net income available to common shareholders.
(4)	The weighting among components in the stated percentage reflects the Committee’s exercise of discretion and judgment.

2016 Performance Targets

Based on our 2016 results, and the relative weightings and judgments applied to each component of the corporate scorecard, our Compensation Committee determined that we had an overall achievement of 125% under the corporate scorecard. We summarize below our actual performance of specific metrics against 2016 targets for each such metric (with the achievement percentage shown for each metric expressed as the result of straight-line interpolation between the “threshold” achievement level (85%), “target” achievement level (100%) and “maximum” achievement level (175%):

Operations

•	Our adjusted FFO per diluted share target and actual adjusted FFO per diluted share for 2016 were $1.26 and $1.30, respectively, resulting in achievement at the 175% level. Our actual adjusted CAD payout ratio in relation to our target adjusted CAD payout ratio for 2016 resulted in achievement at the 90% level.

•	Our year-end occupancy target for 2016 was 93.5% and our actual year-end occupancy was 93.9%, resulting in achievement at the 160% level.

•	Our same-store GAAP NOI growth target for 2016 was 3.0% and our actual same-store GAAP NOI growth for 2016 was 2.7%, resulting in achievement at the 97% level.

The Operations category of our scorecard represents 20% of the total award at target. The four Operations measures do not have explicit weightings used in the calculation of a final weighted payout amount for this scorecard category. Rather, actual performance versus goal is calculated and an overall average weighted payout is calculated for the scorecard category. The Committee then may apply its discretion to determine the final amount of weighted payout for the category. Based on performance against the four Operations criteria and the Committee’s review of our performance in this area, a weighted payout of 26% (versus target of 20%) was determined for the Operations category.

Leasing

•	Speculative revenue achievement reflects lease activity against an internal target and is weighted at 10% of the total award target. Our 2016 target was $25.6 million and our actual result was $28.3 million, resulting in achievement at the maximum level of 17.5% (versus target of 10%).

•	Our year-end leased goal is weighted at 20% of the total award target. Our 2016 target was 94.5% and our actual result was 95.0%, resulting in achievement at the maximum level of 35.0% (versus target of 20%).

Capital

•	Sales/Joint Venture activity relates to assets sold or contributed into joint ventures for strategic purposes. Our 2016 target was $450 million and our actual result was $875 million of aggregate transactions, resulting in achievement at the 175% maximum level.

•	Acquisition activity relates to acquisitions of properties solely for our own account. For 2016, we completed $21 million in acquisitions of consolidated properties against our $100 million target, resulting in achievement at the 88% level.

•	We achieved our 2016 target for land development, with one development commenced in 2016, resulting in achievement at the 100% level.

•	Our leverage target is a ratio of debt to gross asset values, excluding cash. Our 2016 target was 36.5% and our actual year-end ratio was 38.3%, resulting in no credit.

•	For 2016 our indebtedness strategy was measured through a net debt to EBITDA ratio, with our target set at 6.3 and our year-end outcome at 6.6, resulting in no credit.

The Capital category of our scorecard represents 50% of the total award at target. The five Capital measures do not have explicit weightings used in the calculation of a final weighted payout amount for this scorecard category. Rather, actual performance versus goal is calculated and an overall average weighted payout is calculated for the scorecard category. The Committee then may apply its discretion to determine the final amount of weighted payout for the category. Based on performance against the five Capital criteria and the Committee’s review of our performance in this area, a weighted payout of 36% (versus target of 50%) was determined for the Capital category.

2016 Business Unit/Regional Goals. As noted above, four of our current named executive officers received annual incentive awards based in part upon the performance of their respective business units or regions. Because each of Messrs. DeVuono and Redd oversee specific geographic regions of our operations, the performance metrics for the business unit/regional portion of their scorecards include region-specific operational performance measures tied to leasing revenues, capital cost controls, same store net operating income, occupancy levels and lease renewals. The business unit/regional performance measures for our other two current named executive officers with business unit/regional goals are non-quantitative and the measurement of achievement involves judgment and subjectivity. The 2016 business unit performance measures for Mr. Johnstone, our Executive Vice President, Operations, related to quality and timeliness of our operational reporting system and oversight of our leasing and internal capital allocation processes. The 2016 business unit performance measures for Mr. Wirth, our Executive Vice President and Chief Financial Officer, were tied to (i) quality and timeliness of our financial reporting; (ii) operational efficiencies and process improvement; (iii) corporate controls and support of our internal audit group; and (iv) sourcing of new debt and equity capital.

2016 Individual Goals. Individual goals for our executive officers are tied to executive leadership and managerial performance and are evaluated on a subjective basis annually. These goals are intended to move our company and the individual executive’s business unit or region forward in terms of organizational structure, improve on such practices as collaboration among business units or enterprise-wide thinking and address development of junior executives and succession planning. Individual performance for Mr. Sweeney is determined by the Compensation Committee. The Committee also determines individual performance for the other current named executive officers after receiving recommendations from Mr. Sweeney. None of the individual goals included quantitative measures, and our Compensation Committee assigned no specific weighting to any of these goals, but rather assessed overall achievement levels in determining annual incentive awards. Individual goals for Mr. Sweeney in 2016 included (i) providing ongoing strategic leadership; (ii) proactive management of sources and uses of capital, including oversight of our portfolio allocation goals; and (iii) active management of career development of high potential officers within our company.

2016 President and Chief Executive Officer Annual Incentive Award. As discussed above, our Compensation Committee approves the performance goals for our President and Chief Executive Officer each year following review of our annual business plan and key objectives for that year. For 2016, 80% of the annual incentive award opportunity for Mr. Sweeney was tied to “corporate” performance measures (with the components and targets identified above) and 20% reflected the Compensation Committee’s assessment of Mr. Sweeney’s leadership of our company and strategic vision. After a review of overall performance, including recent matters related to the non-independence of a former Trustee, the Compensation Committee determined to award Mr. Sweeney his 2016 annual incentive at the target level (i.e., 200% of his 2016 base salary). See “Other Information — Policies and Procedures for Review, Approval or Ratification of Related Party Transactions.” This exercise of discretion reflects the Committee’s belief that Mr. Sweeney, as our President and Chief Executive Officer, had ultimate responsibility for the oversight of this matter on behalf of the Company.

We do not have policy differences with respect to the compensation of individual executive officers even though the level of compensation may differ based on scope of responsibilities and performance. The compensation disparity between our President and Chief Executive Officer and the other executive officers is primarily due to our President and Chief Executive Officer having significantly greater responsibilities for management and oversight of our business.

2017 Annual Incentive Awards. Our 2017 business plan reflects our continued focus on leasing of space at our existing portfolio and operating cost control and our longer-term strategy of growth through acquisition, ownership, management and development of office properties. Our corporate, business unit/regional and individual goals for annual incentives for 2017 include performance measures similar to those used in 2016, with operational metrics weighted 50% in aggregate and capital metrics weighted 50% in aggregate, and with such metrics calibrated to promote achievement of our 2017 business plan.

Equity-Based Long-Te rm Incentive Compensation.

Consistent with our compensation objectives, our equity-based long-term incentive program is designed to assist us in attracting and retaining high quality executives, while tying a significant portion of compensation to our financial performance, principally in the case of this program our total shareholder return. Given the influence of our more senior executives on our overall performance, we have allocated a larger percentage of their compensation to the variable performance associated with equity-based awards.

The amounts presented in the Summary Compensation Table for Share Awards and Option Awards reflect the aggregate grant date fair values of share-based awards and option awards granted during the indicated years. We address directly below the methodology for the determination of these awards.

For the awards made in February 2016, and consistent with prior year practice, the Compensation Committee, after consultation with Pay Governance, determined a market based competitive target percentage and target value, expressed as a percentage of base salary, as set forth above. See “Overview.” The awards made in February 2016 were comprised of two components: performance units and restricted common shares, with the performance units representing two-thirds of the total and time vested restricted common shares representing one-third of the total (based on relative grant date fair values). The Compensation Committee believes that these two components in combination create an effective link between ultimate value realizable by our executives and our longer-term performance and also enhance retention by conditioning payouts on continued service with us during the performance or vesting periods.

The awards made on March 1, 2017 to our current named executive officers were designed and allocated in the same manner as those awarded in February 2016 (two-thirds to performance units and one-third to restricted common shares).

Performance Units. Each performance unit awarded in February 2016 represents the right to earn common shares. The number of common shares, if any, deliverable to award recipients depends on our performance based on our total return to shareholders during the three year period Measurement Period that commenced on January 1, 2016 and that ends on the earlier of December 31, 2018 or the date of a change of control, as defined in our 2016-2018 Restricted Performance Share Unit Program (the “Performance Unit Program”) compared to (i) for fifty percent (50%) of the performance units awarded to each recipient, the total return to shareholders for the Measurement Period of the component members (excluding us) of the S&P US REIT Index (the “Index Companies”) and (ii) for the other fifty percent (50%) of the performance units awarded to each recipient, the total return to shareholders for the Measurement Period of each of the companies in a designated peer group (the “Peer Group”) contained in the Performance Units Program. If our total return to shareholders over the Measurement Period places us below the 25th percentile of the Index Companies or the components in the Peer Group, as applicable, then no shares will be earned under the related performance units. If our total return to shareholders over the Measurement Period places us at or above the 25th percentile of the Index Companies or the components in the Peer Group, as applicable, then a percentage of the awards ranging from 50% to 200% will be earned and settled in common shares. Dividends are deemed credited to the performance units accounts and are applied to acquire more performance units for the account of the unit holder at the price per common share ending on the dividend payment date. Participants in the program may elect to defer receipt of common shares earned into our Deferred Compensation Plan. In the event of the participant’s death, disability or qualifying retirement, he will be eligible to receive shares (if any) under the program as if the Measurement Period ended on the last day of the month in which the termination occurred.

The performance units awarded in February 2017 have been designed in the same manner as the performance units awarded in February 2016, but with the scheduled Measurement Period being the three-year period that commenced January 1, 2017 and that ends December 31, 2019.

Time Vested Restricted Common Share Awards. Each restricted common share has a value equal to one common share as of the close of the market on the day of grant. Restricted common shares (commonly referred to as “restricted common shares”) awarded to our current named executives vest on the third anniversary of the award date and, upon vesting, each share is settled for one common share. Vesting would accelerate if the recipient of the award were to die, become disabled or terminate employment in a qualifying retirement prior to the vesting date. Vesting would also accelerate if we were acquired or underwent a change in control and the recipient’s employment were terminated in a “qualifying employment termination.” In the case of our executive officers (other than our President and Chief Executive Officer), a “qualifying employment termination” would occur only if, prior to the first anniversary of the change of control, the executive were terminated without cause or the executive resigned for “good reason” on account of an adverse change in the executive’s compensation, position or responsibilities. In the case of our President and Chief Executive Officer, a “qualifying employment termination” would occur only if he were terminated or elected to resign for any reason within six months following the change of control. A recipient of restricted common shares forfeits the shares if his or her employment with us terminates prior to the scheduled or (if applicable) accelerated vesting date (except, in the case of Mr. Sweeney, as provided in his employment agreement). We pay cash dividend equivalents on each restricted common share during the three-year vesting period.

Vesting and Forfeiture Provisions. Restricted common shares, performance units and options that remain unvested upon the holder’s termination of employment with us will vest or be forfeited depending on the reason for the termination. The table below, as supplemented by the notes to the table, summarizes these provisions:

Reason for Termination	Unvested Awards	Impact on Expiration Date of Vested Options

Termination for Cause	Forfeit	Options expire immediately upon termination

Voluntary Termination by Executive other than in Qualifying Retirement (1)	Forfeit	Options expire 90 days from date of termination

Termination without Cause (2)	Forfeit	Options expire 90 days from date of termination

Change in Control	Vesting restrictions on restricted common shares lapse if a qualifying employment termination occurs Vesting restrictions lapse on performance units; early measurement period for performance units	Options expire upon a Change in Control

Death	Vesting restrictions lapse on all unvested equity-based awards; early measurement period for performance units	Options expire one year from date of death

Disability	Vesting restrictions lapse on all unvested equity-based awards; early measurement period for performance units	Options expire one year from date of termination for disability

Qualifying Retirement	Vesting restrictions lapse on all unvested equity-based awards; early measurement period for performance units	Options expire at end of the stated term in the applicable option award agreement

(1)	Qualifying Retirement means an executive’s voluntary termination of employment after reaching age 57 and accumulating at least 15 years of service with us. Two of our current named executive officers, Mr. Sweeney and Mr. Redd, have met conditions to elect a qualifying retirement as of the date of this proxy statement.
(2)	The employment agreement for Mr. Sweeney provides for the lapse of vesting restrictions on his restricted common shares and options if he were to be terminated without cause or to resign for good reason.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries, annual incentive awards and equity awards. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds and investment alternatives which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the selected investments. We do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. An executive who defers more than 25% of his or her annual incentive award into the Company Share Fund under the deferred compensation account is entitled to a 15% discount on the share equivalents credited on account of the excess. We maintain this plan to help ensure that our benefits are competitive. See “Compensation Tables and Related Information — Nonqualified Deferred Compensation.”

Other Benefits

Our executives participate in company-sponsored benefit programs available generally to all our salaried employees, including our shareholder-approved non-qualified employee share purchase plan and our Section 401(k) plan. For 2016, our 401(k) plan provided a company matching contribution of 30% of the first 6% of eligible compensation contributed to the plan, up to a maximum company matching contribution of $4,770. Other benefits, such as health and dental plans, group term life insurance, short-and long-term disability insurance and travel accident insurance, are also available generally to all our salaried employees.

Perquisites

We do not provide perquisites to our executive officers.

Post-Termination Benefits; Qualifying Retirement

We provide post-employment benefits to our executive officers that vary based on the executive and the circumstances of the executive’s termination. See “Employment and Other Agreements” and “Potential Payments upon Termination of Employment or Change-in-Control.”

Our equity-based long-term incentive awards provide for vesting of unvested awards upon a qualifying retirement. A “qualifying retirement” means the termination of employment, other than for cause, after the employee has reached age fifty seven (57) and worked for us for at least fifteen (15) years. Our Compensation Committee believes that this definition of retirement is appropriate and rewards long-term contributions of employees to us.

We have “change of control” severance agreements with our executive officers (other than our President and Chief Executive Officer) which condition the executive’s entitlement to severance following a change of control upon a so-called “double trigger.” Under a double-trigger, the executive is entitled to severance only if, within a specified period following the change of control, the terms of his or her employment are adversely changed. The entitlement of our President and Chief Executive Officer to severance following a change of control is not conditioned on an adverse change in his employment terms; rather he would be entitled to severance if he were to resign or his employment were terminated. Our Compensation Committee believes that the severance protection that we provide is consistent with those maintained by our peer companies and is therefore important in enabling us to attract and retain high quality executives. We also believe it is in our best interest to have agreements with our senior executives that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control transaction.

Additional Compensation Information

Timing of Equity and Other Awards. We do not have any process or practice to time the grant of equity awards in coordination with our release of earnings or other material non-public information. Historically, our Compensation Committee has approved annual incentive awards and equity-based long-term incentive awards after the completion of each fiscal year, following review of pertinent fiscal year information and industry data. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee. We do not time the release of material information to affect the value of executive compensation. The exercise price of option awards is the closing price of our common shares on the date of grant and we do not backdate options or grant options or equity-based awards retroactively.

Compensation Recovery; Clawback Ag reements. We have entered into “clawback” agreements with each of our executive officers that provide that in the event of an accounting restatement due to material non-compliance with federal securities laws, and without regard to misconduct, we have the right to recover incentive-based compensation that was computed on the basis of erroneous data during the three-year period preceding the accounting restatement and that exceeded what should have been paid on the basis of the corrected data.

Share Ownership Requirements. We maintain minimum share ownership requirements for our executives and Trustees. We include these requirements in our Corporate Governance Principles. Our executive officers are required to own, within five years of their election as an executive officer, the lesser of (x) 75% of the number of common shares or share equivalents awarded to such executive officer for no consideration (other than such officer’s services) under an equity compensation program during the sixty-month period that precedes the testing date less shares withheld for taxes and (y) common shares or share equivalents that have a market value (based on the average of the closing common share prices as reported on the New York Stock Exchange for the twelve-month period ending on June 30 of the calendar year that precedes the date of computation) at least equal to a multiple of the officers base salary. In the case of our President and Chief Executive Officer, the multiple is six, and in the case of our other executive officers, the multiple is four. Each of our non-employee Trustees is expected to retain a number of common shares (or share equivalents), whether vested or not, at least equal to the number of restricted common shares awarded to the non-employee Trustee during the 36-calendar month period immediately preceding the test date, less shares withheld for taxes. Each of our executive officers and non-employee Trustees is in compliance with the share ownership requirements. If an officer were not to meet the requirements, the officer would be restricted from selling any common shares (or share equivalents) that have been or are thereafter awarded to him or her under any of our equity compensation programs until such officer met the requirements, except as required by law or upon the approval of the Board or the Compensation Committee or (except as to himself) the President and Chief Executive Officer.

Hedging Prohibition. Our executives and Trustees are prohibited from hedging their ownership or offsetting any decline in the market value of our shares, including by trading in publicly-traded options, puts, calls or other derivative instruments related to our shares.

Pledges and Transactions in Shares. Our executives and Trustees are prohibited from pledging our shares as collateral for loans.

Compensation and Risks. Our Compensation Committee believes that the risks material to our business are those that derive from broad-based economic trends and specific trends related to the types of real estate we own and operate in our relevant markets. We do not believe that these risks are materially affected by, or materially arise from, our compensation policies and practices. We believe that our compensation policies and practices support achievement of competitive performance without unnecessary and excessive risk taking. Our annual incentive awards and equity-based long-term incentive awards are based on a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance. See “Discussion — Corporate Goals” set forth above. In addition, three-year vesting periods for our equity compensation awards and three-year performance periods in our annual awards of performance units, as well as our share ownership requirements, encourage our executives to focus on sustained share price appreciation rather than short-term results. Furthermore, compliance and ethical behavior are integral factors considered in all performance assessments.

Accounting Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the cost of the program and awards in light of our current budget and anticipated budget. We also review the design of compensation programs to assure that the recognition of expense for financial reporting purposes is consistent with our financial modeling. Under FASB ASC Topic 718, the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.

Tax Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.

Section 162(m) of the Internal Revenue Code limits the annual tax deduction for compensation to each of our President and Chief Executive Officer and our three other most highly-paid executive officers, other than the Chief Financial Officer, to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders. Because we qualify as a REIT under the Code and are generally not subject to Federal income taxes to the extent that we make distributions to shareholders in amounts at least equal to our REIT taxable income, we have not attempted to structure compensation to be fully deductible under Section 162(m).

We adopted our Deferred Compensation Plan for executives to provide them with an opportunity to save for the future without paying a current tax on the deferred amounts. In addition, we have awarded a portion of option awards in the form of incentive stock options in order to provide executives an opportunity to receive capital gains treatment on a portion of the value they may realize on exercise and sale of common shares underlying the options.

Consideration of Prior Year Compensation. The primary focus of our Compensation Committee in setting executive compensation is the executive’s current level of compensation, including recent awards of long-term incentives, in the context of current levels of compensation for similarly situated executives at peer companies, taking into account the executive’s performance and our corporate performance. The Committee has not adopted a formulaic approach for considering amounts realized by an executive from prior equity-based awards.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our proxy statement for our 2017 annual meeting of shareholders.

•	James C. Diggs

•	Charles P. Pizzi

•	Wyche Fowler

•	Michael J. Joyce

Compensation Tables and Related Information

Compensation Tables and Related Information

The following tables and footnotes set forth information, for the three most recent fiscal years, concerning compensation awarded to, earned by or paid to: (i) our President and Chief Executive Officer, (ii) Thomas E. Wirth, who was appointed Executive Vice President and Chief Financial Officer on March 10, 2014 and (iii) each of our three other most highly compensated executive officers in 2016 who were serving as executive officers at December 31, 2016 (our “named executive officers”).

Name and Principal Position	Year	Salary (1)	Bonus (2)	Share Awards (3)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total

Current Executive

Gerard H. Sweeney President and Chief Executive Officer	2016	$700,000	$—	$2,099,992	$1,400,000	$110,416	(4)	$4,310,408
	2015	$683,333	$—	$1,799,986	$1,750,000	$112,163	(4)	$4,345,482
	2014	$600,000	$50,000	$1,824,123	$1,200,000	$119,980	(4)	$3,794,103

Thomas E. Wirth Executive Vice President, Chief Financial Officer	2016	$395,833	$—	$562,500	$400,000	$29,261	(5)	$1,387,594
	2015	$370,833	$—	$525,008	$468,750	$25,962	(5)	$1,390,553
	2014	$345,217	$25,000	$481,947	$367,500	$23,823	(5)	$1,243,487

H. Jeffrey DeVuono	2016	$377,218	$—	$544,958	$500,000	$30,574	(6)	$1,452,750
Executive Vice	2015	$361,834	$—	$531,677	$454,139	$29,320	(6)	$1,376,970
President and Senior	2014	$353,292	$25,000	$521,256	$372,173	$29,423	(6)	$1,301,144
Managing Director

George D. Johnstone Executive Vice President, Operations	2016	$336,600	$—	$420,743	$394,000	$24,509	(7)	$1,175,852
	2015	$335,500	$—	$412,497	$348,381	$23,677	(7)	$1,120,055
	2014	$326,000	$20,000	$382,486	$280,500	$24,337	(7)	$1,033,323

William D. Redd	2016	$315,833	$—	$368,758	$380,000	$21,834	(8)	$1,086,425
Executive Vice	2015	$291,138	$—	$339,777	$313,438	$21,256	(8)	$965,609
President and Senior	2014	$270,725	$20,000	$331,506	$198,679	$22,294	(8)	$843,204
Managing Director

(1)	Executives are eligible to defer a portion of their salaries under our Nonqualified Deferred Compensation Plan. The amounts shown in this column have not been reduced by any deferrals under the Nonqualified Deferred Compensation Plan. Amounts deferred in 2016 are shown in the Nonqualified Deferred Compensation table below.
(2)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column for 2015 and 2014 were approved by the Compensation Committee on February 22, 2016 (for 2015) and on February 23, 2015 (for 2014). Executives are eligible to defer a portion of the amounts shown under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns under our Deferred Compensation Plan. Amounts that are deferred into the Company Share Fund under our Deferred Compensation Plan may be entitled to a 15% discount to the market price of our common shares on the date of the award. See “Compensation Discussion and Analysis — Deferred Compensation Plan.” We disclose the amounts attributable to the 15% discount under the “All Other Compensation” column and the notes to that column.
(3)

This column represents the grant date fair value of Share Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Share Awards consist of (i) restricted common shares (or share equivalents) that vest on the third anniversary of the award date and (ii) awards of performance units. Restricted common shares (or share equivalents) vest early upon a change of control or upon the death, disability or qualifying retirement of the holder of the shares. The holder of restricted common shares (or share equivalents) is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions. The grant date fair value of each restricted common share awarded in February 2016 was equal to the closing price on New York Stock Exchange on the award date ($12.40). The grant date fair value of each restricted common share awarded in February 2015 was equal to the closing price on New York Stock Exchange on the award date ($16.26). The grant date fair value of each restricted common share awarded in March 2014 was equal to the closing price on New York Stock Exchange on the award date ($14.33 on March 11, and $14.45 on March 12). The grant date fair value for the performance units awarded on February 22, 2016 was $15.38 (reflecting the average of the values for performance units measured against the S&P US REIT index ($14.85) and for performance units measured against the peer group ($15.91)) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 27.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 24.7%). Our actual total shareholder return from the beginning of the performance period through the grant date was -5.9%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was -3.3%). In the case of the performance units measured against the peer group, we assumed volatility of 27.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 24.2%). Our actual total shareholder return from the beginning of the performance period through the grant date was -5.9%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was -7.5%). The grant date fair value for the performance units awarded on February 23, 2015 was $21.10 (reflecting the average of the values for performance units measured against the S&P US REIT index ($21.50) and for performance units measured against the peer group ($20.69)) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 41.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 31.3%). Our actual total shareholder return from the beginning of the performance period through the grant date was 5.3%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was 5.7%). In the case of the performance units measured against the peer group, we assumed volatility of 41.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 31.8%). Our actual total shareholder return from the beginning of the performance period through the grant date was 5.3%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was 5.7%). The grant date fair values for the performance units awarded on March 11, 2014 and March 12, 2014 were $19.54 and $19.85, respectively (reflecting the average of the values for performance units measured against the S&P US REIT index ($19.99 and $20.30 on March 11 and March 12, respectively) and for performance units measured against the peer group ($19.08 and $19.40 on March 11 and March 12, respectively)) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 52.8%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 40.5%). Our actual total shareholder return from the beginning of the performance period through the grant dates (March 11 and March 12) was 7.2% and 8.1%, respectively, calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same periods was 7.2% and 7.4%, respectively). In the case of the performance units measured against the peer group, we assumed volatility of 52.8%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 42.4%). Our actual total shareholder return from the beginning of the performance period through the grant dates (March 11 and March 12) was 7.2% and 8.1%, respectively, calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same periods was 9.4%).

(4)	Represents for 2016 (i) $95,857 in dividends paid in 2016 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $960 in life insurance premiums; and (iv) $8,829 from participation in the Employee Share Purchase Plan. Represents for 2015 (i) $97,597 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $960 in life insurance premiums; and (iv) $8,836 from participation in the Employee Share Purchase Plan. Represents for 2014 (i) $105,524 in dividends paid in 2014 on unvested restricted common shares; (ii) $4,680 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $960 in life insurance premiums; and (iv) $8,816 from participation in the Employee Share Purchase Plan.
(5)	Represents for 2016 (i) $23,531 in dividends paid in 2016 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2015 (i) $20,232 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2014 (i) $18,924 in dividends paid in 2014 on unvested restricted common shares; (ii) $3,939 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums.
(6)	Represents for 2016 (i) $24,844 in dividends paid in 2016 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2015 (i) $23,590 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2014 (i) $23,783 in dividends paid in 2014 on unvested restricted common shares; (ii) $4,680 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums.
(7)	Represents for 2016 (i) $18,779 in dividends paid in 2016 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2015 (i) $17,947 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2014 (i) $18,697 in dividends paid in 2014 on unvested restricted common shares; (ii) $4,680 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums.
(8)	Represents for 2016 (i) $16,104 in dividends paid in 2016 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2015 (i) $15,526 in dividends paid in 2015 on unvested restricted common shares; (ii) $4,770 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums. Represents for 2014 (i) $16,654 in dividends paid in 2014 on unvested restricted common shares; (ii) $4,680 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $960 in life insurance premiums.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Share Awards: Number of Shares (#)(3)	Grant Date Fair Value of Share and Option Awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Current Executive
Gerard H. Sweeney	Annual Incentive		$0	$1,400,000	$2,450,000
	Performance Units	2/22/16				45,741	91,482	182,964		$1,406,993
	Restricted Shares	2/22/16							55,887	$692,999
Thomas E. Wirth	Annual Incentive		$0	$400,000	$700,000
	Performance Units					12,252	24,504	49,008		$376,872
	Restricted Shares								14,970	$185,628
H. Jeffrey DeVuono	Annual Incentive		$0	$380,000	$665,000
	Performance Units	2/22/16				11,870	23,740	47,480		$365,121
	Restricted Shares	2/22/16							14,503	$179,837
George D. Johnstone	Annual Incentive		$0	$302,940	$530,145
	Performance Units	2/22/16				9,165	18,329	36,658		$281,900
	Restricted Shares	2/22/16							11,197	$138,843
William D. Redd	Annual Incentive		$0	$304,000	$532,000
	Performance Units	2/22/16				8,032	16,064	32,128		$247,064
	Restricted Shares	2/22/16							9,814	$121,694

(1)	Actual non-equity incentive awards for 2015 were made on February 22, 2016. See the Summary Compensation Table above for the actual amounts of the annual incentive awards earned by each current named executive officer for 2015. The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum” column represents the maximum payment opportunity. See “Compensation Discussion and Analysis — Discussion — Annual Incentive Awards.”
(2)	All equity and equity-based awards were made under our Amended and Restated 1997 Long-Term Incentive Plan. The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable under performance units, not including performance units resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. The recipient is not entitled to any voting rights in connection with performance units. See “Compensation Discussion and Analysis — Equity-Based Long-Term Incentive Compensation — Performance Units” for a description of, and a discussion of the objectives of, the performance units. Whether the current named executive officers will receive any shares in respect of performance units depends on whether we achieve total shareholder return hurdles. If the measurement period had ended on December 31, 2016, 1.11 shares would have been issued under the performance units awarded on February 22, 2016 to the named executive officers.
(3)	Consists of restricted common shares (or share equivalents) that vest on April 15, 2019. Restricted common shares (or share equivalents) awarded in February 2016 vest prior to April 15, 2019 upon a change of control, upon the death or disability of the holder of the shares or, in the case of Mr. Sweeney, his termination without cause or resignation for good reason. The holder of restricted common shares is entitled to receive dividends on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions.
(4)	The amounts shown in this column represent the grant date fair value of awards on the date of grant, computed in accordance with FASB ASC Topic 718. Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of performance units generally depends on our total return to shareholders during the three-year period beginning January 1, 2016 and ending December 31, 2018 (i) relative to the total shareholder returns of the real estate investment trusts included in the S&P US REIT index (with respect to 50% of the units) and (ii) relative to the total shareholder returns of the companies in our peer group (with respect to the other 50% of the units). Whether the current named executive officers ultimately realize any of the value of the equity awards consisting of restricted common shares generally depends on their continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable award. The grant date fair values of each restricted common share awarded on February 22, 2016 equaled the closing prices of our common shares on the New York Stock Exchange on that date ($12.40). The grant date fair value for the performance units awarded on February 22, 2016 was $15.38 (reflecting the average of the values for performance units measured against the S&P US REIT index ($14.85)) and for performance units measured against the peer group ($15.91) and was determined using a Monte Carlo simulation probabilistic valuation model. In the case of the performance units measured against the S&P US REIT index, we assumed volatility of 27.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 24.7%). Our actual total shareholder return from the beginning of the performance period through the grant date was -5.9%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average shareholder return for the index for the same period was -3.3%). In the case of the performance units measured against the peer group, we assumed volatility of 27.7%, which was calculated based on the volatility of our share price over the preceding six years, using weekly share price observations (average peer volatility over the same period was 24.2%). Our actual total shareholder return from the beginning of the performance period through the grant date was -5.9%, which was calculated using a 30-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same periods was -7.5%).

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date		Number of Shares That Have Not Vested (#)(2)	Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)(3)
Current Executive
Gerard H. Sweeney	13,333		$6.21		(4)	142,012	$2,344,618	$2,135,222
	33,333		$14.31		(4)
	1,010,000	0	$20.61	April 8, 2018
	274,973	0	$2.91	April 1, 2019
	239,726	0	$11.31	March 4, 2020
	189,701	0	$11.89	March 2, 2021
Thomas E. Wirth	16,267	0	$11.31	March 4, 2020		36,724	$606,313	$581,614
	25,745	0	$11.89	March 2, 2021
H. Jeffrey DeVuono	53,975	0	$20.61	April 8, 2018		37,297	$615,773	$568,687
	8,841	0	$11.31	March 4, 2020
	10,727	0	$11.89	March 2, 2021
George D. Johnstone	42,858	0	$20.61	April 8, 2018		28,377	$468,504	$439,513
	32,820	0	$11.31	March 4, 2020
	27,665	0	$11.89	March 2, 2021
William D. Redd	38,572	0	$20.61	April 8, 2018		24,344	$401,919	$380,291
	29,535	0	$2.91	April 1, 2019
	32,106	0	$11.31	March 4, 2020
	26,042	0	$11.89	March 2, 2021

(1)	The options with a $20.61 per share exercise price were awarded on April 8, 2008 and vested in equal installments on the first, second and third anniversaries of the award date. The options with a $2.91 per share exercise price were awarded on April 1, 2009 and vested in equal installments on the first, second and third anniversaries of the award date. The options with an $11.31 per share exercise price were awarded on March 4, 2010 and vested in equal installments on the first, second and third anniversaries of the award date. The options with an $11.89 per share exercise price were awarded on March 2, 2011 and vested in equal installments on the first, second and third anniversaries of the award date.

(2)	The unvested shares shown in this column vest or vested in the following amounts and on the following dates:

Name	Number of Unvested Shares	Vesting Date
Current Executive
Gerard H. Sweeney	41,452	April 15, 2017
	8,142	April 15, 2017
	36,531	April 15, 2018
	55,887	April 15, 2019
Thomas E. Wirth	11,099	April 15, 2017
	10,655	April 15, 2018
	14,970	April 15, 2019
H. Jeffrey DeVuono	12,004	April 15, 2017
	10,790	April 15, 2018
	14,503	April 15, 2019
George D. Johnstone	8,808	April 15, 2017
	8,372	April 15, 2018
	11,197	April 15, 2019
William D. Redd	7,634	April 15, 2017
	6,896	April 15, 2018
	9,814	April 15, 2019

(3)	Represents hypothetical payment amount, if any, under performance units awarded on February 22, 2016 and February 23, 2015. For a discussion of the terms of performance units, see “Compensation Discussion and Analysis — Equity-Based Long-Term Incentive Compensation — Performance Units.” The number of common shares, if any, that we will issue on account of performance units will depend on whether, and the extent to which, our total shareholder return exceeds the hurdles applicable to performance units. The dollar amounts shown above were computed on the basis of (i) the closing price of our common shares on December 30, 2016 (the last trading day of 2016) ($16.51) and (ii) the assumed occurrence of a change of control on December 31, 2016 (resulting in an early termination of the three-year measurement period applicable to performance units). If the measurement period had ended on December 31, 2016, we would have issued 1.11 common shares per unit awarded on February 22, 2016 and 0.40 common shares per unit awarded on February 23, 2015. As we discussed above, the measurement period for the performance units awarded on March 11, 2014 and March 12, 2014 ended on December 31, 2016, resulting in a payout under these units of 0.32 common shares per unit. See “Compensation Discussion and Analysis — Capsule Information — Capsule Information: Settlement under 2014 Performance Units.”
(4)	These options have an expiration date tied to Mr. Sweeney’s employment with us.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Current Executive
Gerard H. Sweeney	0	$0	76,115	$1,130,899
Thomas E. Wirth	0	$0	15,954	$240,040
H. Jeffrey DeVuono	0	$0	19,398	$290,004
George D. Johnstone	0	$0	14,254	$213,084
William D. Redd	0	$0	12,353	$184,667

(1)	Reflects the number of restricted common shares (or share equivalents) that vested in 2016 multiplied by the closing market price of the common shares on the vesting date ($14.18 on April 15, 2016) plus the number of common shares issued in settlement on 2014 Performance Units multiplied by the closing market price of the common shares on December 31, 2016 ($16.51).

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Current Executive
Gerard H. Sweeney	$1,555,684	$0	$1,592,033	$0	$12,060,095
Thomas E. Wirth	$186,848	$0	$131,421	$0	$731,921
H. Jeffrey DeVuono	$418,951	$0	$359,727	$0	$2,360,960
George D. Johnstone	$139,566	$0	$101,075	$0	$542,131
William D. Redd	$0	$0	$56,717	$0	$580,215

(1)	Amounts shown reflect the portion of the executive’s 2016 salary, annual incentive award and vested restricted and performance shares deferred into our Nonqualified Deferred Compensation Plan. These amounts are also reported in the Summary Compensation Table. All amounts shown in the year-end balance column have been reported either as salary, bonus or non-equity incentive plan compensation in the Summary Compensation Table of our proxy statements for previous years for those of the current named executive officers who were named executive officers in proxy statements for such previous years, other than the component of the year-end balances that represents earnings.
(2)	Amounts that represent aggregate earnings and appreciation since inception in the Plan, measured at December 31, 2016, are: $3,294,805 for Mr. Sweeney; $61,674 for Mr. Wirth; $365,381 for Mr. DeVuono; $315,877 for Mr. Johnstone; and $363,480 for Mr. Redd.

Our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) affords participating executives and Trustees the ability to defer a portion of their base salary, bonus and annual incentive award (or, in the case of our Trustees, annual retainer and Board fees) on a tax-deferred basis. In addition, participants may elect to defer the receipt of equity grants under our long-term incentive plans. If a participant’s matching contributions under our 401(k) plan are limited due to participation in the Deferred Compensation Plan or due to limitations on matching contributions imposed by the Internal Revenue Code, we make a matching contribution for the participant under the deferred compensation plan to the extent the participant has deferred an amount under the Deferred Compensation Plan at least equal to the amount that would have been required if the matching contribution had been made under our 401(k) plan. We have the right, but not the obligation, to make matching contributions for executives on deferred amounts (and/or to make a discretionary profit sharing contribution for executives) covering compensation in excess of $265,000 because the 401(k) plan rules will not permit such matching contributions due to the compensation limitations of $265,000. Participants elect the timing and form of distribution. Distributions are payable in a lump sum or installments and may commence in-service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period.

Because the Deferred Compensation Plan is a “nonqualified” deferred compensation plan, we are not obligated to invest deferred amounts in the selected manner or to set aside any deferred amounts in trust. One of the deemed investment options is a hypothetical investment fund (the “Common Share Fund”) consisting of our common shares. Effective for compensation deferred after 2006, all deferrals that are invested in the Company Share Fund will continue to be invested in the Company Share Fund until distribution and will not be eligible to be transferred into other investment funds. An executive who defers more than 25% of his or her annual bonus or annual incentive award into the Company Share Fund is entitled to a 15% discount on the share equivalents credited on account of the excess. All deferred equity grants will be invested in the Company Share Fund and all distributions of benefits attributable to Company Share Fund credits will be paid in common shares.

With respect to post-2004 deferred compensation deemed invested in the Company Share Fund, dividend equivalents are subject to participants’ elections to receive the dividend equivalents in cash or to continue to defer them under the Deferred Compensation Plan. Any dividend equivalents credited to participants’ accounts in the Deferred Compensation Plan will be invested in investment funds selected by the participants other than the Company Share Fund.

In general, compensation subject to a deferral election, matching contributions and profit sharing contributions are not includible in a participant’s taxable income for federal income tax purposes until the participant receives a distribution from the Deferred Compensation Plan. We are not entitled to a deduction until such amounts are distributed.

Employment and Other Agreements

We have agreements with executives that provide for payments to the executives in connection with their termination of employment or upon a change of control of us. We summarize below, and in the table that follows, circumstances that would trigger payments by us, and the amounts of the payments. We discuss the rationale for these agreements above under “Compensation Discussion and Analysis – Post Termination Benefits; Qualifying Retirement,” including why we have entered into agreements with executive officers that provide for post-employment payments following a change-in-control.

Agreement with our President and Chief Executive Officer. We have an employment agreement with Gerard H. Sweeney. Mr. Sweeney’s employment agreement provides for an annual base salary of not less than $600,000 (increased to $700,000 effective March 1, 2015). If Mr. Sweeney’s employment with us were not extended upon expiration of the term of his employment agreement, which currently renews annually for successive one-year periods absent advance notice of non-renewal, we would be obligated to provide him with a severance benefit during the one-year period following expiration of the term equal to the sum of his prior year salary and bonus as well as health care benefits. The employment agreement entitles Mr. Sweeney to a payment equal to 2.99 times the sum of his annual salary and annual bonus upon: (i) termination of his employment without cause, (ii) his resignation “for good reason” or (iii) his death. Resignation by Mr. Sweeney within six months following a reduction in his salary, an adverse change in his status or responsibilities, certain changes in the location of our headquarters or a change of control of us would each constitute a resignation “for good reason.” In addition, upon a change of control, Mr. Sweeney’s unvested restricted common shares and options would vest in full. Mr. Sweeney’s employment agreement also includes a tax gross-up for excise tax payments that would be payable upon a change of control and that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to him. Mr. Sweeney’s severance and change of control benefits were determined by our Compensation Committee and are not conditioned on any non-competition or other post-employment restrictive covenants.

Change of Control Agreements with Executive Officers. In addition to our employment agreement with Mr. Sweeney, we have entered into change of control agreements with our executive officers. These agreements provide that if both (i) a change of control (a “CIC”) occurs at a time when an executive is an employee and (ii) the executive’s employment is terminated other than for cause or the executive resigns for good reason, in either case within a specified number of days (as indicated in the table below under the caption “Coverage Period”) following the CIC, then we (or our successor in the CIC transaction) will pay to the executive the product of: (x) the CIC Multiplier (as indicated in the table below under the caption “CIC Multiplier”) times (y) the sum of (1) the executive’s annual base salary in effect at the time of the CIC plus (2) the greater of (i) the annual bonus most recently paid to the executive prior to the CIC or (ii) the executive’s target bonus for the year in which the CIC occurs. In addition, if the foregoing double trigger (i.e., a CIC and a qualifying employment termination) were to occur, we would provide the applicable executive with medical coverage and group term life insurance benefits on the terms specified in the revised agreement.

The table below shows the Coverage Period and CIC Multiplier for the identified executive officers.

Name	Coverage Period	CIC Multiplier
H. Jeffrey DeVuono	730 days	2.00
George D. Johnstone	730 days	1.75
William D. Redd	730 days	1.75
Thomas E. Wirth	730 days	2.00

Potential Payments Upon Termination of Employment or Change-in-Control

The table below was prepared as though the triggering event listed below the name of each named executive officer occurred on December 31, 2016. Assumptions are noted in the footnotes to the table.

Name		Severance Amount(1)	Value of Unvested Equity Awards(2)	Medical and Life Insurance	Tax Gross Up	Total
Current Executive
Gerard H. Sweeney
◾	Voluntary resignation	$0	$0	$0	$0	$0
◾	Involuntary termination (not in connection with change in control or for cause)	$7,325,500	$5,817,629	$52,562	$0	$13,195,691

◾	Death	$7,325,500	$5,817,629	$0	$0	$13,143,129
◾	Disability	$2,450,000	$5,817,629	$17,521	$0	$8,285,149
◾	Involuntary or good reason termination after change of control	$7,325,500	$5,817,629	$52,562	4,030,936	$17,226,627
Thomas E. Wirth
◾	Voluntary resignation	$0	$0	$0	$0	$0
◾	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
◾	Death	$0	$1,558,940	$0	$0	$1,558,940
◾	Disability	$0	$1,558,940	$0	$0	$1,558,940
◾	Involuntary or good reason termination after change of control	$1,737,500	$1,558,940	$26,637	$0	$3,323,077
H. Jeffrey DeVuono
◾	Voluntary resignation	$0	$0	$0	$0	$0
◾	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
◾	Death	$0	$1,581,542	$0	$0	$1,581,542
◾	Disability	$0	$1,581,542	$0	$0	$1,581,542
◾	Involuntary or good reason termination after change in control	$1,668,278	$1,581,542	$35,041	$0	$3,284,861
George D. Johnstone
◾	Voluntary resignation	$0	$0	$0	$0	$0
◾	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
◾	Death	$0	$1,203,893	$0	$0	$1,203,893
◾	Disability	$0	$1,203,893	$0	$0	$1,203,893
◾	Involuntary or good reason termination after change in control	$1,198,717	$1,203,893	$38,671	$0	$2,441,281
William D. Redd
◾	Voluntary resignation	$0	$0	$0	$0	$0
◾	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
◾	Death	$0	$1,032,932	$0	$0	$1,032,932
◾	Disability	$0	$1,032,932	$0	$0	$1,032,932
◾	Involuntary or good reason termination after change of control	$1,108,517	$1,032,932	$18,941	$0	$2,160,390

(1)	Computed as a multiple of the sum salary and annual bonus.
(2)	Represents the aggregate value of unvested equity awards as of December 31, 2016 that would vest upon a change of control coupled with a qualifying termination of employment, death, disability or qualifying retirement and, in the case of Mr. Sweeney, his termination without cause or resignation for good reason. Unvested equity awards are comprised of restricted common share and performance units. We computed the value of the accelerated equity awards using the closing price of our common shares on December 31, 2016 (the last trading day of 2016) ($16.51). See “Compensation Discussion and Analysis – Discussion – Vesting and Forfeiture Restrictions.”

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,377,778	(2)	$15.36	(3)	1,048,068	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	2,377,778	(2)	$15.36	(3)	1,048,068	(4)

(1)	Relates to our Amended and Restated 1997 Long-Term Incentive Plan (most recently approved by shareholders in June 2010) and 46,667 options awarded prior to adoption of the Amended and Restated 1997 Long-Term Incentive Plan.
(2)	Does not include 488,604 unvested restricted common shares awarded under our Amended and Restated 1997 Long-Term Incentive Plan that were outstanding as of December 31, 2016.
(3)	The weighted average remaining term of the options as of December 31, 2016 was approximately 1.90 years (assuming a 15 year term from the grant date for 46,667 options that do not have a stated expiration date).
(4)	Does not include 3,247,491 shares (including those reflected in column (a)) that are available solely for option awards. If our shareholders approve Proposal 5, the amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan, then the shares remaining available for any type of future awards (including options) under the Amended and Restated 1997 Long-Term Incentive Plan would be included within, and not additive to, the Aggregate Share Reserve described in Proposal 5. For additional information, as of March 17, 2017, on outstanding awards under the Amended and Restated 1997 Long-Term Incentive Plan, please see Proposal 5 later in this proxy statement.

401(k) Plan

We maintain a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We reserve the right to make matching contributions or discretionary profit sharing contributions. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Employee Share Purchase Plan

Our shareholders approved the 2007 Non-Qualified Employee Share Purchase Plan (the “ESPP”) in May 2007. The number of common shares reserved and initially available for issuance under the ESPP is 1,250,000.

The ESPP is intended to provide eligible employees with a convenient means to purchase common shares through payroll deductions and voluntary cash investments. All of our full-time and qualified part-time employees are eligible to participate in the ESPP beginning on the first day of the quarterly purchase period that begins on, or next following, their date of hire. At December 31, 2016, approximately 363 persons were eligible to participate in the ESPP, including 22 officers and all of our other full-time and qualified part-time employees. Part-time employees must be scheduled to work at least 20 hours per week to qualify for participation under the ESPP.

Prior to each purchase period, a participant may specify the contributions the participant proposes to make for the purchase period. Such contributions will be expressed as a stated whole percentage (ranging from 1% to 20%) of the participant’s compensation payable during the purchase period (including base salary, bonus, commissions and other compensation processed through our regular payroll system) that we are authorized to deduct during the purchase period to purchase common shares for the participant’s account under the ESPP. A participant may withdraw (without interest) at any time on or before the last day of a purchase period all or any of the contributions credited to his or her account. In addition, a participant may amend or revoke his or her election at any time prior to a purchase period, and a participant may amend or revoke his or her election during a purchase period to reduce or stop his or her contributions. The account balance of any participant who terminates employment during a purchase period before the last day of the purchase period will be automatically returned without interest to the participant. At the end of each purchase period, the amounts accumulated for each participant will be used to purchase common shares at a price equal to 85% (or such higher percentage set by the Compensation Committee) of the average closing price of the common shares as reported on the New York Stock Exchange during the purchase period. The ESPP Plan Year begins June 1 and extends to the next following May 31. Purchase periods have a duration of three months, ending on each of February 28, May 31, August 31 and November 30. Our Compensation Committee, in its discretion, may change the duration of purchase periods and also may change the beginning and ending dates of purchase periods from those described above, provided, however, that a purchase period may not extend for more than a 12-consecutive-month period. Under the plan document the maximum contribution by each participant for any Plan Year may not exceed $50,000. The ESPP does not qualify as an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code.

Securities Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of common shares (and common shares for which Class A Units of Brandywine Operating Partnership, L.P. may be exchanged) beneficially owned as of March 28, 2017 by each Trustee, by each named executive officer, by all Trustees and executive officers as a group, and by each person known to us to be the beneficial owner of more than 5% of the outstanding common shares. Except as indicated below, to our knowledge, all of such common shares are owned directly, and the indicated person has sole voting and investment power.

Name and Business Address of Beneficial Owner (1)	Number of Common Shares	Percentage of Common Shares
The Vanguard Group, Inc. (2)	27,744,061	15.84
FMR LLC (3)	18,419,347	10.51
Invesco Ltd. (4)	14,479,379	8.26
BlackRock, Inc. (5)	11,229,885	6.41
Gerard H. Sweeney (6)	2,261,539	1.29
Thomas E. Wirth (7)	60,654		*
Henry J. DeVuono (8)	90,301		*
George D. Johnstone (9)	169,782		*
William D. Redd (10)	202,094		*
Michael J. Joyce (11)	51,534		*
Carol G. Carroll (12)	1,619		*
James C. Diggs (13)	25,555		*
Wyche Fowler (14)	33,369		*
H. Richard Haverstick, Jr. (15)	7,500		*
Anthony A. Nichols, Sr. (16)	73,772		*
Charles P. Pizzi (17)	37,124		*
All Trustees and Executive Officers as a Group (14 persons)		1.76

*	Less than one percent.
(1)	Unless indicated otherwise, the business address of each person listed is 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.
(2)	Information regarding beneficial ownership of our common shares by The Vanguard Group, Inc. is included herein based on an Amendment No. 11 to Schedule 13G filed with the SEC on February 10, 2017, relating to such shares beneficially owned as of December 31, 2016. Vanguard has an address of 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Such report provides that The Vanguard Group, Inc. is the beneficial owner, in aggregate, of 27,744,061 common shares, with sole dispositive power over 27,440,023 of such shares and shared dispositive power over 304,038 of such shares and with sole power to vote 327,972 of such shares and shared power to vote 209,904 of such shares. Information in an Amendment No. 7 to Schedule 13G filed with the SEC on February 13, 2017 by Vanguard Specialized Funds-Vanguard REIT Index Fund indicates that Vanguard Specialized Funds-Vanguard REIT Index Fund is the beneficial owner of 13,290,398 of the foregoing common shares and has sole power to vote such shares.

(3)	Information regarding beneficial ownership of our common shares by FMR LLC is included herein based on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2017, relating to such shares beneficially owned as of December 31, 2016. FMR LLC has an address of 245 Summer Street, Boston, Massachusetts 02210. Such report provides that FMR LLC is the beneficial owner of 18,419,347 common shares with sole dispositive power over all of such shares and sole power to vote 12,605,947 such shares.
(4)	Information regarding beneficial ownership of our common shares by Invesco Ltd. is included herein based on Schedule 13G filed with the SEC on February 14, 2017, relating to such shares beneficially owned as of December 31, 2016. Invesco Ltd. has an address at 1555 Peachtree NE, Suite 1800, Atlanta, Georgia 30309. Such report provides that Invesco Ltd. is the beneficial owner of 14, 476,379 common shares with sole dispositive power over all of such shares and sole power to vote 5,650,587 such shares.
(5)	Information regarding beneficial ownership of our common shares by BlackRock, Inc. is included herein based on Amendment No. 4 to Schedule 13G filed with the SEC on January 19, 2017, relating to such shares beneficially owned as of December 31, 2016. BlackRock, Inc. has an address of 55 East 52nd Street, New York, New York 10055. Such report provides that BlackRock, Inc. is the beneficial owner of 11,229,885 common shares and has sole dispositive power over all of such shares and sole power to vote 10,506,148 of such shares.
(6)	Includes (a) 500,473 common shares (including 10,759 common shares held by a family limited partnership) and (b) 1,761,066 common shares issuable upon the exercise of options. Does not include 466,285 common share equivalents credited to Mr. Sweeney’s account in the deferred compensation plan or 183,311 unvested restricted common shares as of March 28, 2017.
(7)	Includes (a) 18,642 common shares and (b) 42,012 options. Does not include 49,623 common share equivalents credited to Mr. Wirth’s account in the deferred compensation plan or 48,524 unvested restricted common shares as of March 28, 2017.
(8)	Includes (a) 16,758 common shares and (b) 73,543 common shares issuable upon the exercise of options. Does not include 91,658 common share equivalents credited to Mr. DeVuono’s account in the deferred compensation plan or 48,507 unvested restricted shares as of March 28, 2017.
(9)	Includes (a) 66,439 common shares and (b) 103,343 common shares issuable upon the exercise of options. Does not include 36,032 common share equivalents credited to Mr. Johnstone’s account in the deferred compensation plan or 36,652 unvested restricted common shares as of March 28, 2017.
(10)	Includes (a) 75,839 common shares and (b) 126,255 common shares issuable upon the exercise of options. Does not include 2,381 common share equivalents credited to Mr. Redd’s account in the deferred compensation plan or 32,211 unvested restricted common shares as of March 28, 2017.
(11)	Mr. Joyce has a residence at 18 Newhall Road, Hilton Head Island, South Carolina 29928.
(12)	Ms. Carroll has a residence at 504 Milford-Mt. Pleasant Road, Milford, New Jersey 08848.
(13)	Mr. Diggs has a residence at 100 Central Avenue, Sarasota, Florida 34236.
(14)	Does not include 9,973 common share equivalents credited to Mr. Fowler’s account in the deferred compensation plan as of March 28, 2017. Mr. Fowler has a residence at 2734 Peachtree Road NW, Atlanta, Georgia 30305.
(15)	Mr. Haverstick has a residence at 26 Wrentham Drive, Medford, New Jersey 08055.
(16)	Includes 21,992 common shares held by a family limited partnership. Mr. Nichols has an address at 3637 Crayton Road, Naples, Florida 34103-3516.
(17)	Mr. Pizzi has a residence at 8601 Thomas Mill Drive, Philadelphia, Pennsylvania 19128.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. PricewaterhouseCoopers LLP was first engaged as our independent registered public accounting firm in June 2003 and has audited our financial statements for fiscal 2002 through and including 2016. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all votes cast on the matter.

In selecting PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, the Audit Committee considered a number of factors, including: (i) the professional qualifications of PricewaterhouseCoopers LLP, the lead audit partner and other key engagement team members; (ii) the results of management’s and the Audit Committee’s annual evaluations of the performance and independence of PricewaterhouseCoopers LLP; (iii) the quality of the Audit Committee’s ongoing discussions with PWC, including the professional resolution of accounting and financial reporting matters with the national office; and (iv) the appropriateness of PricewaterhouseCoopers LLP’s fees in light of our size and complexity.

Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our shareholders. If our shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, together with such other information as it deems relevant, in determining its next selection of an independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting to make any statement they may desire and to respond to questions from shareholders.

The Board of Trustees unanimously recommends a vote FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2017.

Fees to Independent R egistered Public Accounting Firm

Audit Fees. For 2016, we incurred audit fees of $1,277,302 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $1,208,472 for both us, our operating partnership and our affiliates and (ii) fees of $68,830 related to the adoption and auditing of new accounting pronouncements and other nonrecurring items. For 2015, we incurred audit fees of $1,233,607 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $854,411 for both us, our operating partnership and our affiliates, (ii) fees of $77,890 for comfort letters, consents and assistance with documents filed with the SEC in connection with registration statements, and securities offerings by us and our operating partnership and (iii) fees of $301,306 related to the adoption and auditing of new accounting pronouncements and other nonrecurring items.

Audit-Related Fees. For 2016 and 2015, we did not incur audit-related fees.

Tax Fees. We did not pay PricewaterhouseCoopers LLP fees for tax services in 2016 or 2015 or engage PricewaterhouseCoopers LLP for tax services in 2016 or 2015.

All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services in 2016 or 2015.

Pre-Approval Policy. All services provided by PricewaterhouseCoopers LLP in 2016 and 2015 were pre-approved by our Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy for services provided by the independent registered public accounting firm. Under the policy, the Audit Committee has pre-approved the provision by the independent registered public accounting firm of services that fall within specified categories (such as statutory audits or financial audit work for subsidiaries, services associated with SEC registration statements and consultations by management as to accounting interpretations) but only up to specified dollar amounts. Any services that exceed the pre-approved dollar limits, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the Audit Committee. If the Audit Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit Committee at its next meeting.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or any of our subsidiaries.

Report of the Audit Committee

Our Audit Committee has reviewed and discussed our 2016 audited financial statements with our management; has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board; and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with PricewaterhouseCoopers LLP their independence. Based on the review and discussions, our Audit Committee recommended to our full Board that the 2016 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016. The Board accepted the Audit Committee’s recommendation. This report is made by the undersigned members of the Audit Committee.

•	H. Richard Haverstick, Jr. (Chair)

•	James C. Diggs

•	Michael J. Joyce

•	Charles P. Pizzi

Proposal 3: Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail above under the heading “Executives and Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term strategic and corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” and “Compensation Tables and Related Information” for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory and non-binding basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board of Trustees. Our Board of Trustees and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Trustees unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Proposal 4: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included in this proxy statement. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration of this Proposal, our Board of Trustees has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Trustees considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for Brandywine, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency for the holding of a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Trustees or us in any way, the Board may decide that it is in the best interests of our shareholders and us to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Trustees unanimously recommends a vote FOR the option of once every year as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Proposal 5: Approval of the Amendment and Restatement of the Amended and Restated 1997 Long-Term Incentive Plan

Our Amended and Restated 1997 Long-Term Incentive Plan (the “Incentive Plan”) was most recently approved by our shareholders, following adoption by our Board, on June 2, 2010. The Incentive Plan allows us to offer incentives to attract, retain and motivate highly qualified employees and Trustees. Our Board believes that the Incentive Plan enhances the focus of our employees and Trustees on our long-term goals and objectives, and promotes a shared interest with our shareholders of increasing shareholder value.

On March 17, 2017, our Board adopted a resolution approving, subject to approval by our shareholders, an amendment and restatement of the Incentive Plan. The primary purpose of the amendments is to reserve for future awards under the Incentive Plan (hereafter, the “Aggregate Share Reserve”) the sum of 6,500,000 common shares plus any common shares restored to availability upon expiration, forfeiture or termination of currently outstanding awards. Accordingly, if shareholders approve the amendment and restatement of the Incentive Plan, the 3,836,114 common shares that remained available for future awards under the Incentive Plan as of March 17, 2017 would be included within, and not additive to, the Aggregate Share Reserve. As amended, the Incentive Plan would provide that any common shares covered by awards that are made under the Incentive Plan after the date of approval of the amendments will count against the Aggregate Share Reserve as one (1) share. The Aggregate Share Reserve and the computation of the number of common shares available for issuance would be subject to adjustment upon certain corporate transactions or events, as specified in the Incentive Plan, including share splits, reverse share splits and recapitalizations. The number of common shares counted against the Aggregate Share Reserve will include the full number of shares subject to the award, and the number counted against the Aggregate Share Reserve will be reduced in the event shares are withheld to fund withholding tax obligations, or, in the case of options and share appreciation rights, where shares are applied to pay the exercise price. In addition, the amendments, if approved by our shareholders, would:

•	eliminate a sub-limit added by the 2010 amendments on the number of shares available for award under the Incentive Plan solely for options and share appreciation rights (“SARs”);

•	limit to $500,000 the value of awards granted in any single calendar year to any individual non-employee trustee;

•	increase the rate at which shares subject to an award may be withheld to satisfy taxes arising in connection with that award to the maximum statutory rate potentially applicable to the participant; and

•	make other clarifying and updating changes.

As of March 17 2017: (i) 3,836,114 common shares remained available for future awards under the Incentive Plan (and if shareholders approve the amendment and restatement of the Incentive Plan, all of such shares would be included within, and not additive to, the Aggregate Share Reserve); (ii) 618,961 unvested restricted share awards were outstanding under the Incentive Plan; (iii) 553,831 performance units were outstanding under the Incentive Plan; and (iv) 2,377,778 common shares were subject to outstanding options under the Incentive Plan (with the outstanding options having a weighted average exercise price of $15.36 per share and a weighted average term to maturity of 1.9 years). In addition, as of March 17, 2017, 936,939 common shares were held under a rabbi trust established under the Deferred Compensation Plan. These common shares are subject to future distribution to participants pursuant to the deferred payment provisions of the Deferred Compensation Plan.

If an option or other award granted under the Incentive Plan expires, expires, is forfeited or otherwise terminates, the common shares subject to any portion of the award that expires, is forfeited or that otherwise terminates, as the case may be, will again become available for the issuance under the Incentive Plan.

Common shares distributed under our Incentive Plan may be treasury shares or authorized but unissued shares.

We intend to register the additional common shares that would be available for awards under the Incentive Plan on Form S-8 under the Securities Act of 1933 as soon as practicable after receiving shareholder approval of the increase.

As of March 17, 2017, 175,202,404 common shares were outstanding and an additional 1,479,797 common shares were issuable upon exchange or conversion of outstanding units in our operating partnership. The closing price of our common shares on the New York Stock Exchange on March 17, 2017 was $16.23.

When deciding on the number of common shares to be available for awards under the Incentive Plan, the Board considered a number of factors, including the number of common shares currently available under the Incentive Plan, our past share usage (“burn rate”), the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices, input from Pay Governance and positions of independent shareholder advisory firms.

Dilution Analysis

As of March 17, 2017: (i) 175,202,404 common shares were outstanding and an additional 1,479,797 common shares were issuable upon exchange or conversion of outstanding units in our operating partnership; (ii) 3,836,114 common shares remained available for grant of awards under the Incentive Plan; (iii) 618,961 unvested restricted share awards were outstanding under the Incentive Plan; (iv) 553,831 Performance Units were outstanding under the Incentive Plan; and (v) 2,377,778 common shares were subject to outstanding options under the Incentive Plan (with the outstanding options having a weighted average exercise price of $15.36 per share and a weighted average term to maturity of 1.9 years).

The table below shows our potential dilution levels based on the size of the Aggregate Share Reserve, bifurcated, as described above, between (i) 6,500,000 shares that would be available for future awards if this Proposal 5 is approved, without regard to additional shares that may become available for future awards upon expiration, forfeiture or termination of awards outstanding as of March 17, 2017, and (ii) the 3,550,570 additional shares that would be restored to availability if all awards that were outstanding as of March 17, 2017 were to expire, be forfeited or be terminated without any issuance under any such awards. The Board believes that the increase in common shares under the Incentive Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity awards, and that equity awards are an important component of our compensation program.

Additional Shares	Share Allocation	Voting Power Dilution*:
Base Number of Available Shares:	6,500,000	3.5%
Number of Shares underlying Outstanding Awards:	3,550,570	1.9%

Total Shares:	10,050,570	5.4%

*	Based on 176,682,201 common shares outstanding as of March 17, 2017, inclusive of 1,479,797 common shares issuable upon exchange or conversion of units in our operating partnership outstanding on such date.

The outstanding Performance Units included in the foregoing table are measured at target and reflect payment of dividend equivalents in shares. Based on actual performance, these Performance Units can be paid at 0% to 200% of target.

Burn Rate

The table below sets forth the following information regarding the awards granted under the Incentive Plan: (i) the burn rate for each of the last three calendar years and (ii) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:

Year	Options Granted	Time-Based Full- Value Shares Granted / Vested	Performance-Based Full-Value Shares Granted/Vested*	Full-Value Multiplier**	Weighted Average # of Common Shares and Operating Partnership Units Outstanding	Burn Rate
2016	0	227,845	55,299	3.0	176,491,311	0.48%
2015	0	186,791	156,415	3.0	179,697,262	0.57%
2014	0	229,119	468,056	3.0	167,942,246	1.25%

*	The performance period for our performance-based shares is a three-year period that commences on January 1 of the year of award and compares our total shareholder return over the three-year period against total shareholder returns reflected in a broad based index and total shareholder returns of our peer group. See “Compensation Discussion and Analysis — Equity-Based Long-Term Incentive Compensation — Performance Units.”
**	One Full-Value Award is valued at three option shares for purposes of calculating the Company’s burn rate.

The burn rate means that we used an annual average of 0.77% of the weighted average shares outstanding for awards granted (or in the case of performance awards, earned) over the past three years under the Incentive Plan.

In the opinion of our Compensation Committee and Board, an increase in the number of shares available for awards is necessary as a part of our continuing commitment to attract, retain and reward our employees and trustees and to promote a shared interest with our shareholders of increasing shareholder value.

The following is a brief summary of the Incentive Plan, as amended by this Proposal 5, and is qualified in all respects by the specific language of the full text of the amended and restated Incentive Plan, a copy of which is attached as Appendix A to the Proxy Statement.

Summary of the Brandywine Realty Trust 1997 Long-Term Incentive Plan, as Amended and Restated

Purpose

The Incentive Plan is intended to provide us flexibility to adapt the compensation of employees and Trustees in a changing business environment. The Incentive Plan permits the granting of any or all of the following types of awards (“Awards”): (i) Options, including Non-Qualified and Incentive Stock Options; (ii) Share Appreciation Rights; (iii) Restricted Common Shares; (iv) Long-Term Performance Awards; (v) Performance Shares; and (vi) Performance Units.

Participants

Trustees, officers and other employees are eligible to receive Awards under the Incentive Plan. However, Trustees who are not employees are not eligible to receive Incentive Stock Options. As of March 17, 2017, approximately 340 persons were eligible to participate in the Incentive Plan, including 23 officers and seven non-employee Trustees.

Administration

The Incentive Plan is administered by the Board of Trustees or by a committee of the Board, currently the Compensation Committee (the “Committee”). The Committee selects those persons eligible to receive Awards from time to time and determines the type, terms and conditions of Awards. The Committee has the authority to interpret the provisions of the Incentive Plan. The Board may, subject to the applicable rules of the New York Stock Exchange, amend, alter or discontinue the Incentive Plan at any time, but no such amendment, alteration or discontinuation may impair the rights of a participant with respect to an Award which has been made under the Incentive Plan without such participant’s consent.

Awards

Options. The Incentive Plan permits the Committee to grant to any participant Non-Qualified Stock Options and, to participants who are also employees, Incentive Stock Options (collectively, “Options”). The per Share exercise price of an Option is determined by the Committee; however, the exercise price per Share purchasable under an Option may not be less than 100% of the fair market value of the Shares at the time of grant (and not less than 110% in the case of an Incentive Stock Option granted to a participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of equity of the Company (a “10% Owner”)). The provisions of Option Awards need not be the same with respect to each participant.

Subject to the limitations of the Incentive Plan, each Option is exercisable at such time or times and in the installments determined by the Committee. No Option may be exercisable more than ten years after the date it is granted. An Incentive Stock Option granted to a 10% Owner may not have a term of more than five years. Incentive Stock Options are subject to additional restrictions imposed by the Internal Revenue Code. Under the Incentive Plan, as amended by Proposal 5, Options would be non-transferable by the participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, except in a transfer without consideration to a family member or family trust. In the discretion of the Committee, the purchase price for common shares acquired pursuant to the exercise of an Option may be paid in cash or common shares. In addition, the Committee may require that all or part of the common shares to be issued pursuant to exercise of an Option take the form of Restricted Shares. The Committee may also facilitate a “cashless exercise” of an Option, either by means of net settlement or a “broker assisted” cashless exercise (where the participant delivers instructions to a securities broker to sell a sufficient number of common shares to cover the cost of exercising an Option).

Share Appreciation Rights. The Incentive Plan permits the grant of Share Appreciation Rights either alone or in connection with the grant of Options. A Share Appreciation Right or the applicable portion thereof granted in connection with a given Option generally will terminate and no longer be exercisable upon the termination or exercise of the related Option. A Share Appreciation Right entitles the participant to receive, upon exercise, an amount in cash and/or Shares equal in value to the excess of the fair market value of one Share over the exercise price per Share specified in the Share Appreciation Right or related Option multiplied by the number of Shares for which the Share Appreciation Right is exercised. The exercise price of a Share Appreciation Right which may not be less than 100% of the fair market value of the Shares subject to the award at the time of grant. A Share Appreciation Right may not have a term of more than 10 years. Under the Incentive Plan, as amended by Proposal 5, Share Appreciation Rights will not be non-transferable by the participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, except in a transfer without consideration to a family member or family trust. The Committee determines the recipients of Share Appreciation Rights and the other terms of the award, including the number of Shares in respect of which Share Appreciation Rights are awarded and the time or times within which Share Appreciation Rights may be exercised. The provisions of Share Appreciation Rights need not be the same with respect to each participant. The Committee has the right to determine the form of payment upon exercise of a Share Appreciation Right.

Restricted Shares. Restricted Shares may be issued either alone or in addition to other Awards granted under the Incentive Plan. The Committee determines the recipients of Restricted Shares, the number of Restricted Shares to be awarded, the price (if any) to be paid by such recipient, the time or times within which such Awards may be subject to forfeiture (subject to the limitations referred to below), and all other conditions of the Award. The provisions of Restricted Share Awards need not be the same with respect to each participant. Although certificate(s) issued to a recipient by the Company representing Restricted Shares may be held in custody by the Company until the restrictions thereon have elapsed, a recipient of the Restricted Shares has, with respect to such Shares, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends or distributions. The Committee, at the time an Award is made, may permit or require the payment of cash dividends or distributions to be escrowed and subjected to the same vesting requirements as the Restricted Shares giving rise to such dividends or distributions, or may require such dividends or distributions to be reinvested in additional Restricted Shares. During the restriction period set by the Committee, the participant is not permitted to transfer or encumber Restricted Shares.

Long-Term Performance Awards. The Incentive Plan permits the Committee to grant to any participant Long-Term Performance Awards. The Committee determines in advance the nature, length and starting date of the performance period for each Long-Term Performance Award and determines the performance objectives to be used in valuing Long-Term Performance Awards and the extent to which such Long-Term Performance Awards have been earned. Performance objectives may vary from participant to participant and between groups of participants. In the event of special or unusual events or circumstances affecting the application of one or more performance objectives to a Long-Term Performance Award, the Committee may revise the performance objectives and/or underlying factors and criteria applicable to the Long-Term Performance Awards affected. Long Term Performance Awards may be denominated in dollars or in Shares, and to the extent that the relevant measure of performance is met, payments may be made in the form of cash or Shares, including Restricted Shares. Unless otherwise provided in a Long Term Performance Award agreement, if a participant terminates service with the Company during a performance period because of death, disability or retirement, the participant will be entitled to a payment with respect to each outstanding Long-Term Performance Award at the end of the applicable performance period based upon the participant’s performance for the portion of such performance period ending on the date of termination and pro-rated for the portion of the performance period during which the participant was employed by the Company or served on the Board, as determined by the Committee.

Performance Shares. The Committee determines the persons to whom Performance Shares will be granted and the times and the number of such Performance Shares that will be granted. Performance Shares are Awards of the right to receive Shares at the end of a specified period upon the attainment of performance goals specified by the Committee at the time of grant. The provisions of the Performance Shares need not be the same with respect to each participant. Performance Shares generally are forfeited if the participant terminates service with the Company during the performance period for any reason other than death, disability or retirement. Unless otherwise provided in a Performance Share agreement, in the event of death, disability or retirement, the participant or the participant’s estate, as the case may be, will be entitled to receive, at the expiration of the performance period, a percentage of Performance Shares that is equal to the percentage of the performance period that had elapsed as of the date of death or date on which such disability or retirement commenced, provided that the Committee determines that the applicable performance goals have been met.

Performance Units. The Committee determines the persons to whom Performance Units will be granted and the times and the number of such Performance Units that will be granted. Performance Units are Awards of the right to receive a fixed dollar amount, payable in cash, at the end of a specified period upon the attainment of performance goals specified by the Committee at the time of the grant. The provisions of Performance Unit Awards need not be the same with respect to each participant. Performance Units generally are forfeited if the participant terminates employment with the Company during the performance period for any reason other than death, disability or retirement. Unless otherwise provided in a Performance Unit agreement, in the event of death, disability or retirement, the participant or his or her estate will be entitled to receive, at the expiration of the performance period, cash for a percentage of his or her Performance Units equal to the percentage of the performance period that elapsed at the time of death or commencement of disability or retirement, provided that the Committee determines that the applicable performance goals have been met.

Limitations on Awards

Subject to adjustment upon certain corporate transactions or events, in any single calendar year, a participant (other than a Trustee who is not also an employee) may not receive awards of Options and SARs with respect to more than 750,000 Shares or other awards with respect to more than 1,000,000 Shares. A Trustee who is not also an employee of the Company or a Subsidiary may not receive awards covering common shares under the Plan in any single calendar year that have an aggregate dollar value in excess of $500,000 (measured on the basis of the Fair Market Value of such shares on the grant date(s)).

Minimum Vesting Requirements

Time-vested Restricted Shares will vest over a period of not less than three years. Performance Shares (including Restricted Shares that are subject to a performance condition) will vest over a period of not less than one year. However, these minimum vesting requirements will cease to apply in the case of the Participant’s death, disability or retirement, or upon the occurrence of a Change of Control (as defined below). In addition, these minimum vesting requirements will not apply to up to 5% of the Shares that may be issuance under the Incentive Plan.

Change of Control

In the event of a Change of Control, the Committee may, in its discretion, cause all outstanding Options and SARs to become vested immediately, all restrictions and conditions on other Awards to terminate immediately, and common share certificates or cash, as the case may be, to be issued or paid in respect of Awards. In addition, the Committee may choose to terminate any Options or SARs that were not exercised prior to a Change of Control upon the closing of that transaction.

A “Change of Control” under the Incentive Plan means: (i) the acquisition in one or more transactions by any person (including any group acting in concert) of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), excluding Voting Securities acquired directly from the Company (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); (ii) consummation of a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation, (iii) approval by the shareholders of a liquidation or dissolution of the Company or of a sale or other disposition of all or substantially all of the assets of the Company; (iv) acceptance by shareholders of the Company securities in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange; or (v) a change in the composition of the Board over a period of twenty four (24) months or less such that a majority of the Board ceases to be comprised of individuals who either: (a) have been board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

Adjustments

In the event of any merger, reorganization, consolidation, recapitalization, share dividend or other change in the Company’s structure affecting the common shares, the Committee will adjust accordingly the number, type and issuer of common shares reserved for issuance under the Incentive Plan, the number and option price of common shares subject to outstanding Options granted under the Incentive Plan, the number and price of common shares subject to other Awards made under the Incentive Plan, and the number of shares specified in the annual award limits under the Incentive Plan.

Repricing Not Permitted

Except for adjustments described in the preceding paragraph or approved by shareholders (i) the exercise price of Options and SARs may not be reduced, (ii) underwater Options and SARs may not be repurchased for cash, and (iii) underwater Options and SARs may not be exchanged for other Awards.

Amendments

The Board of Trustees may amend, alter or discontinue the Incentive Plan at any time, but no such action may, without shareholder approval as provided in the Incentive Plan: (a) increase the number of shares reserved for purposes of the Incentive Plan except as expressly provided in the Incentive Plan; (b) change the class of persons eligible to participate in the Incentive Plan; or (c) extend the maximum term of options or SARs.

Certain Federal Income Tax Consequences

The following discussion, as it relates to certain federal income tax consequences of the Incentive Plan, does not address all of the tax consequences that may be applicable to any particular participant or to the Company. In addition, such discussion does not address foreign, state or local taxes, nor does it address federal taxes other than federal income tax. Such discussion is based upon applicable statutes, regulations, case law, administrative interpretations and judicial decisions in effect as of the date of this Proxy Statement.

Options. If a participant has held common shares acquired upon exercise of an Incentive Stock Option for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of those common shares by the participant, the difference, if any, between the sales price of the common shares and the exercise price of the Option will be treated as long-term capital gain or loss. If the participant does not satisfy these holding period requirements, a “disqualifying disposition” occurs and the participant will recognize ordinary income in the year of the disposition of the common shares in an amount equal to the excess of the fair market value of the common shares at the time the Option was exercised over the exercise price of the Option. The balance of gain realized, if any, will be long-term or short-term capital gain, depending upon whether or not the common shares were sold more than one year after the Option was exercised. If the participant sells the common shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the common shares at the time the Option was exercised, the amount of ordinary income will be limited to the amount realized on the sale in excess of the exercise price of the Option. The Company and its subsidiaries will generally be allowed a deduction to the extent the participant recognizes ordinary income.

In general, a participant to whom a Non-Qualified Stock Option is granted will recognize no income when the Option is granted. Upon exercise of a Non-Qualified Stock Option, the participant will recognize ordinary income equal to the excess of the fair market value of the common shares on the date of exercise over the exercise price of the Option. The Company generally will be entitled to a compensation deduction in the same amount and at the same time as the participant recognizes ordinary income.

There are no tax consequences to a participant or to the Company if an Option lapses before it is exercised or forfeited.

Restricted Shares. Unless the participant elects to recognize income at the time of an Award of Restricted Shares, a participant will not recognize taxable income until the Shares are no longer subject to a substantial risk of forfeiture or become transferable. In either event, the participant’s recognized income will equal the excess of the fair market value of such Shares (at grant if an election is made; otherwise, at the time the restrictions lapse or are removed) over any amount paid for such Shares (the “Bargain Element”). The Company will generally be entitled to a deduction in the same amount and in the same year as the recipient of Restricted Shares has income.

The aforementioned election allows the participant to recognize the Bargain Element as income in the year of the Award by making an election with the Internal Revenue Service within 30 days after the Award is made. Dividends or distributions received by a participant on Restricted Shares during the restriction period are taxable to the participant as ordinary compensation income and will be deductible by the Company unless the aforementioned election is made, rendering dividends or distributions taxable as dividends and nondeductible.

Share Appreciation Rights, Long-Term Performance Awards, Performance Shares and Performance Units. Upon exercise of a Share Appreciation Right, the participant will recognize ordinary income in an amount equal to the cash or the fair market value of the Shares received on the exercise date. At the time a Long-Term Performance Award is paid, or at the end of a performance period in the case of Performance Shares and Performance Units, the participant will recognize taxable income in an amount equal to the amount of cash or the fair market value of common shares received. The Company will generally be entitled to a compensation deduction in the same amount and at the same time that the participant holding a Share Appreciation Right, Longer Term Performance Award, Performance Share or Performance Unit recognizes ordinary income. If Restricted Shares are used in payment of a Long-Term Performance Award, the participant’s federal income tax consequences will be as described above for “Restricted Shares.”

Recoupment

All awards under the Incentive Plan will be subject to any compensation clawback or recoupment policies that may be applicable to any employee, as in effect from time to time and as approved by the Board.

Benefits Under the Incentive Plan

Because persons to whom Awards may be made are to be determined from time to time by the Compensation Committee in its discretion, it is not possible at this time to indicate the number, name or positions of persons who will receive future Awards or the nature and terms of future Awards.

The Board of Trustees unanimously recommends a vote FOR the amendment and restatement of the Amended and Restated 1997 Long-Term Incentive Plan.

Other Information

Certain Relationships and Related Party Transactions

Other than compensation and other arrangements described above under “Trustee Compensation,” “Executives and Executive Compensation” and as set forth below, since January 1, 2016, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party in which:

•	the amount involved exceeded or will exceed $120,000; and

•	any trustee, nominee, executive officer, holder of more than 5% of our common shares or any member of their immediate family had or will have a direct or indirect material interest.

We refer to these types of transactions as “related party transactions.”

Policies and Procedures for Review, Approval or Ratification of Related Party Transactions

Our Audit Committee’s charter provides for review by the Audit Committee of related party transactions. In addition, our Declaration of Trust, which is our corporate charter, provides for approval of transactions in which any of our Trustees has an interest by a majority of our Trustees who have no interest in the transaction. Therefore, related party transactions with a Trustee require both review by our Audit Committee and approval by a majority of our Trustees who have no interest in the transaction. While our Audit Committee charter and our corporate charter do not dictate the criteria or standards that our Trustees must follow in approving related party transactions, the Audit Committee and other independent Trustees will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a Trustee’s independence. Accordingly, our Trustees consider related party transactions in light of their fiduciary duties to act in an informed and careful manner and in the best interest of us and our shareholders.

Brokerage Commission Payments to Related Party

In May 2015, we leased approximately 228,000 square feet of office space (the “2015 Lease”) to a third-party commercial tenant represented by a commercial real estate broker named WDL-EL Real Estate Advisory Group, LLC, which does business as “NorthMarq Advisors” (“NorthMarq”). Walter D’Alessio, who retired from our Board on February 17, 2017, owns a 33.3% membership interest in WDL Real Estate Advisory Group, LLC (“WDL”), which in turn owns a 49% interest in NorthMarq. Mr. D’Alessio is also a Principal of NorthMarq and Chairman of the Board of the tenant.

The tenant maintained a long-standing brokerage relationship with NorthMarq that pre-dated our commencement of discussions as to the 2015 lease, and NorthMarq acted as the tenant’s exclusive broker in connection with the lease. Consistent with customary practice in the commercial real estate industry, we paid the tenant’s brokerage commission in the amount of $4.2 million, with one-half paid to NorthMarq in 2015 upon signing of the lease and the balance paid to NorthMarq in 2016 upon the tenant’s occupancy of the leased premises. We believe that the commission terms were no less favorable to us than would have been available from an unaffiliated third party broker. Based on the size and length of the 2015 Lease, we believe the lease commission is a reasonable market rate commission. As a principal of NorthMarq, Mr. D’Alessio received payments from NorthMarq aggregating approximately $1.0 million in connection with the brokerage commission, with one-half paid in 2015 and the balance paid in 2016. We first realized that our payments to NorthMarq gave rise to a related party transaction in connection with a review conducted in connection with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2016. As a result, the transaction was not reviewed and approved in advance by our Audit Committee and a majority of our Trustees who had no interest in the transaction. See “Trustee Independence; Independence Determination” earlier in this proxy statement. We have enhanced our processes to prevent any future related party transaction from occurring without prior review and approval by our Audit Committee and a majority of our Trustees who have no interest in the transaction.

Related Party Employment

Kathleen Sweeney-Pogwist, who has served as a Senior Vice President of Leasing of the Company (a non-executive officer position) since 2006, is the sister of Gerard H. Sweeney, our President and Chief Executive Officer. From 1998 to 2006, Ms. Sweeney-Pogwist was a leasing agent for the Company. Ms. Sweeney-Pogwist’s employment with the Company, in light of her relationship to Mr. Sweeney, have been reviewed and approved by our Board of Trustees each year. Ms. Sweeney-Pogwist earned total compensation of approximately $477,000 in 2016, inclusive of base salary, compensation expense associated with restricted common share awards, and commissions based on actual leasing activity and business plan achievement in accordance with the Company’s standard commission practices as applied to each our of leasing agents. Ms. Sweeney-Pogwist’s compensation structure is consistent with other leasing personnel with similar responsibilities.

The Company believes that the above transactions were in our best interests and on terms no less favorable to us than could have been obtained in arms-length negotiations with unaffiliated third parties.

Section 16(a) Beneficial Ownership and Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, Trustees and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. Officers, Trustees and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, we believe that during the year ended December 31, 2016, our officers, Trustees and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except for a late Form 3 filed for Jennifer Matthews Rice.

Proposals Pursuant to Rule 14a-8

Under rules of the Securities and Exchange Commission, any of our shareholders wishing to have a proposal considered for inclusion in our 2018 proxy solicitation materials must set forth such proposal in writing and file it with our Secretary on or before the close of business on December 5, 2017. However, if the date of the 2018 Annual Meeting is more than 30 days before or after May 18, 2018, then the deadline for submitting any shareholder proposal for inclusion in the proxy materials relating to such Annual Meeting will be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such shareholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, including Rule 14a-8.

Proxy Access Trustee Nominees

Pursuant to the proxy access provisions of our Bylaws, our shareholders are entitled to nominate and include in our proxy materials Trustee nominees, provided that the eligibility and procedural requirements specified in our Bylaws, including advance notice requirements, are satisfied. The notice must be delivered to the Secretary at our principal executive offices, at the address set forth above, not less than 120 days nor more than 150 days prior to the anniversary of the date of our proxy statement in connection with the most recent annual meeting of shareholders. As a result, any notice given by a shareholder pursuant to the proxy access provisions of our Bylaws with respect to the 2018 Annual Meeting must be received no earlier than the close of business on November 5, 2017, and no later than the close of business on December 5, 2017. However, in the event that the date of the 2018 Annual Meeting is more than 30 days before or after May 18, 2018, then the notice, to be timely, must be delivered not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the date of the 2018 Annual Meeting (or, if the first public announcement of the meeting is less than 160 days prior to the date of the meeting, the tenth day following the day on which the meeting is publicly announced).

The complete requirements for submitting a nominee for inclusion in our proxy materials are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Secretary at our principal executive offices at the address set forth above or on our website (www.brandywinerealty.com).

Other Proposals and Nominees

Any shareholder who wishes to propose any business to be considered by the shareholders at the 2018 Annual Meeting or who wants to nominate a person for election to the Board of Trustees at that meeting, other than (i) a proposal for inclusion in the Proxy Statement pursuant to Securities and Exchange Commission regulations or (ii) pursuant to the proxy access Bylaw provisions, in each case as described above, must provide a written notice that sets forth the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to the Secretary at our principal executive offices, at the address set forth above, not less than 120 days nor more than 150 days prior to the anniversary of the date of our proxy statement in connection with the most recent annual meeting of shareholders. As a result, any notice given by a shareholder pursuant to the proxy access provisions of our Bylaws with respect to the 2018 Annual Meeting must be received no earlier than the close of business on November 5, 2017, and no later than the close of business on December 5, 2017. However, in the event that the date of the 2018 Annual Meeting is more than 30 days before or after May 18, 2018, then the notice, to be timely, must be delivered not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the date of the 2018 Annual Meeting (or, if the first public announcement of the meeting is less than 160 days prior to the date of the meeting, the tenth day following the day on which the meeting is publicly announced).

The complete requirements for the notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Secretary at our principal executive offices at the address set forth above or on our website (www.brandywinerealty.com).

Review of Shareholder Proposals; Other Business

Our Board of Trustees will review any shareholder proposals and nominations that are made according to the procedures described above and, with the assistance of the Secretary, will determine whether such proposals and nominations meet applicable criteria for inclusion in our proxy solicitation materials or consideration at the Annual Meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable shareholder proposal filing deadline and also retain that authority under certain other circumstances.

We know of no business that will be presented at the Meeting other than as set forth in this Proxy Statement and our Bylaws do not allow proposals to be presented at the Meeting unless they were properly presented to us prior to December 5, 2016. However, if other matters should properly be presented at the Meeting, it is the intention of the persons named in the proxy card to vote in accordance with their best judgment on such matters.

Expenses of Solicitation

The expense of solicitation of proxies on behalf of the Trustees, including printing and postage, will be paid by us. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material, at our expense, to the beneficial owners of common shares held of record by such persons. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by our Trustees and officers. In addition, we have engaged Georgeson Inc. to solicit proxies for the Meeting. We have agreed to pay $7,500 plus out-of-pocket expenses of Georgeson Inc. for these services.

APPENDIX A

BRANDYWINE REALTY TRUST

AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN

(As amended effective May 18, 2017)

SECTION 1. Purpose; Definitions. The purpose of the Brandywine Realty Trust 1997 Long-Term Incentive Plan (the “Plan”) is to offer to certain employees and trustees of Brandywine Realty Trust (the “Company”), organized as a Maryland real estate investment trust, and its subsidiaries, equity interests in the Company, options to acquire equity interests in the Company, and other performance-based incentive awards, thereby attracting, retaining and motivating such persons, and strengthening the mutuality of interests between such persons and the Company’s shareholders. The Plan was originally adopted effective May 12, 1997 and has previously been amended with shareholder approval effective May 15, 1998, May 2, 2005, May 9, 2007 and June 2, 2010.

For purposes of the Plan, the following initially capitalized words and phrases shall be defined as set forth below, unless the context clearly requires a different meaning:

a. “Affiliate” means, with respect to a person or entity, a person that directly or indirectly controls, or is controlled by, or is under common control with such person or entity.

b. “Board” means the Board of Trustees of the Company, as constituted from time to time.

c. “Cause” occurs when the Participant, as determined by the Board:

(i) has engaged in any type of disloyalty to the Company, including without limitation, fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement, or has otherwise breached any fiduciary duty owed to the Company;

(ii) has been convicted of a felony;

(iii) has disclosed trade secrets or confidential information of the Company; or

(iv) has breached any agreement with or duty to the Company in respect of confidentiality, non-disclosure, non-competition or otherwise.

Provided, however, that if the Participant is a party to an employment or other similar agreement with the Company or an Affiliate that defines “cause,” then with respect to such Participant, “Cause” will have the meaning defined in that agreement.

d. “Change of Control” means:

(i) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of “Beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided that for purposes of this clause (i) Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(ii) consummation of a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation; or

(iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or of a sale or other disposition of all or substantially all of the assets of the Company; or

(iv) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange; or

(v) a change in the composition of the Board over a period of twenty four (24) months or less such that a majority of the Board members ceases to be comprised of individuals who either: (i) have been board members continuously since the beginning of such period; or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

e. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

f. “Committee” means the Committee appointed by the Board in accordance with Section 2 of the Plan, if one is appointed, in which event in connection with this Plan, the Committee shall possess all of the power and authority of, and shall be authorized to take any and all actions required to be taken hereunder by, and make any and all determinations required to be taken hereunder by, the Board.

g. “Disability” means a disability of an employee or a trustee which renders such employee or trustee unable to perform the full extent of his duties and responsibilities by reason of his illness or incapacity which would entitle that employee or trustee to receive Social Security Disability Income under the Social Security Act, as amended, and the regulations promulgated thereunder. “Disabled” shall mean having a Disability. The determination of whether a Participant is Disabled shall be made by the Board, whose determination shall be conclusive; provided that,

(i) if a Participant is bound by the terms of an employment agreement between the Participant and the Company, whether the Participant is “Disabled” for purposes of the Plan shall be determined in accordance with the procedures set forth in said employment agreement, if such procedures are therein provided; and

(ii) a Participant bound by such an employment agreement shall not be determined to be Disabled under the Plan any earlier than he would be determined to be disabled under his employment agreement.

h. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

i. “Fair Market Value” means, as of any date: (i) the closing price of the Shares as reported on the principal national securities exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices; or (ii) if the Shares are not listed on a national securities exchange, then the Fair Market Value shall be determined by the Board acting in its discretion, which determination shall be conclusive.

j. “Family Member” has the meaning given to such term in General Instructions A. 1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

k. “Incentive Stock Option” means any Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

l. “Long-Term Performance Award” or “Long-Term Award” means an award made pursuant to Section 8 hereof that is payable in cash and/or Shares (including Restricted Shares, Performance Shares and Performance Units) in accordance with the terms of the grant, based on Company, business unit and/or individual performance, in each case as determined by the Committee and as set forth in the grant letter.

m. “Non-Employee Trustee” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission (substituting the word “trustee” for “director”); provided, however, that the Board or the Committee may, in its sole discretion, substitute the definition of “outside director” provided in the regulations under Section 162(m) of the Code in place of the definition of Non-Employee Director contained in the Exchange Act.

n. “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

o. “Participant” means an employee or trustee of the Company or a Subsidiary to whom an award is granted pursuant to the Plan or a corporation, limited liability company, limited partnership or other entity owned directly and indirectly by one or more employees or trustees of the Company or a Subsidiary to whom an award is granted pursuant to the Plan.

p. “Performance Share” means an award made pursuant to Section 9 hereof of the right to receive Shares at the end of a specified performance period.

q. “Performance Unit” means an award made pursuant to Section 10 hereof of the right to receive cash at the end of a specified performance period.

r. “Restatement Effective Date” means May 18, 2017.

s. “Restricted Shares” means an award of Shares that is subject to restrictions pursuant to Section 7 hereof.

t. “Retirement” means termination of the employment of a Participant with the Company, an Affiliate (including parent) or a Subsidiary other than (i) a termination effected at the direction of the Company or parent (whether or not the Company effects such termination for Cause), (ii) termination on account of Disability, or (iii) termination on account of death. With respect to a trustee who is not also an employee of the Company, Retirement shall occur at such time as the individual ceases to be a trustee.

u. “Rules” means Section 16 of the Exchange Act and the regulations promulgated thereunder.

v. “SAR” means a share appreciation right granted under the Plan and described in Section 6 hereof.

w. “Securities Broker” means a registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to Section 5(k) hereof.

x. “Share” means a common share of beneficial interest, $.01 par value per share, of the Company, subject to substitution or adjustment as provided in Section 3(c) hereof.

y. “Stock Option” or “Option” means any option to purchase Shares (including Restricted Shares, if the Committee so determines) granted pursuant to Section 5 hereof.

z. “Subsidiary” means, in respect of the Company or parent, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code, and any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.

aa. “Trustee” means a member of the Board.

SECTION 2. Administration. The Plan shall be administered by the Board. The Board may at any time by a unanimous vote, with each member voting, appoint a Committee consisting of not less than two Trustees to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe, provided that each Committee member shall be a Non-Employee Trustee. Members of the Committee shall serve for such period of time as the Board may determine. Members of the Board or the Committee who are eligible for awards or have been granted awards may vote on any matters affecting the administration of the Plan or any awards pursuant to the Plan.

If a Committee is appointed, all references to actions to be taken by the Board in the administration of the Plan shall be construed as references to the Committee.

From time to time the Board may increase the size of the Committee and appoint additional members thereto (provided such new members are Non-Employee Trustees), remove members (with or without Cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

The Board shall have full authority to grant to eligible persons under Section 4: (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) Long-Term Performance Awards, (v) Performance Shares and/or (vi) Performance Units. In particular, the Board shall have the authority:

a. to select the persons to whom Options, SARs, Restricted Shares, Long-Term Performance Awards, Performance Shares and Performance Units may from time to time be granted hereunder;

b. to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Shares, Long-Term Performance Awards, Performance Shares and Performance Units, or any combination thereof, are to be granted hereunder;

c. to determine the number of Shares, if any, to be covered by each such award granted hereunder;

d. subject to the provisions of Section 2(e), to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, including, but not limited to, the Share price and any restriction or limitation, any vesting provisions, or any vesting acceleration or forfeiture waiver regarding any Option or other award and/or the Shares relating thereto, or the length of the period following termination of employment of any Participant during which any Option or SAR may be exercised (which, in the case of an Incentive Stock Option, shall be no longer than one year in the case of the termination of employment of a Participant by reason of death or Disability, or three months in the case of the termination of employment of a Participant for any reason other than death or Disability), based on such factors as the Board shall determine, in its sole discretion;

e. Notwithstanding any other provision of the Plan, awards of Restricted Shares or Performance Shares shall vest (i.e., become nonforfeitable) over a minimum period of three years from the date of grant, except that if vesting in an award of Restricted Shares or Performance Shares is conditioned upon the achievement of one or more performance goals (other than the Participant’s continuation in service), then the award shall vest over a minimum period of one year from the date of grant (rather than over a minimum period of three years from the date of grant); provided that (i) no such minimum vesting period shall be required and any such minimum vesting period may be waived by the Committee in the event of a Change in Control or upon the death, Disability, or Retirement of the Participant who received the award and (ii) Restricted Shares or Performance Shares may be awarded without being subject to the minimum vesting requirements contained in this Section 2(e) if and to the extent that the aggregate number of such Restricted Shares and Performance Shares awarded after the Restatement Effective Date does not exceed five percent (5%) of the aggregate number of Shares that may be issued or the subject of awards under the Plan after the Restatement Effective Date. For purposes of this Section 2(e), vesting over a three-year period or one-year period (as the case may be) shall include periodic vesting over such period if the rate of such vesting is proportional throughout such period;

f. to determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(k);

g. to determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an award under the Plan may be deferred either automatically or at the election of the Participant; and

h. to make such arrangements with a Subsidiary for awards to be made to a Participant by such Subsidiary and for the transfer of Shares to such Subsidiary for the purpose of delivery to such Participant, as the Board may deem necessary or appropriate to further the purposes of the Plan.

The Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); to amend the terms of any agreement relating to any award issued under the Plan, provided that the Participant consents to such amendment; and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award granted in the manner and to the extent it shall deem necessary to carry out the intent of the Plan.

All decisions made by the Board pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. No member of the Board shall be liable for any good faith determination, act or failure to act in connection with the Plan or any award made under the Plan.

SECTION 3. Shares Subject to the Plan.

a. Shares Subject to the Plan. The Shares to be subject or related to awards under the Plan shall be authorized and unissued Shares of the Company or Shares previously issued and subsequently acquired by or on behalf of the Company. Subject to adjustments as provided in Section 3(c), the maximum number of Shares available for awards that are made under the Plan on or after the Restatement Effective Date shall equal the sum of (i) 6,500,000 Shares plus (ii) any Shares subject to awards under the Plan as of the Restatement Effective Date that are later forfeited or for any other reason (including expiration and termination) are not payable under the Plan. All of such Shares shall be available for Non-Qualified Stock Options, Incentive Stock Options, Restricted Shares, SARS, Long-Term Performance Awards and/or Performance Shares. The Company may reserve for the purposes of the Plan the maximum number of Shares available for award under the Plan. If and to the extent that an SAR, Long-Term Performance Award or Performance Unit is settled in cash or payable solely in cash, such award shall not reduce the number of Shares subject to the Plan. Notwithstanding the foregoing and subject to adjustment as provided in Section 3(c): (I) no Participant (other than a Trustee who is not also an employee of the Company or a Subsidiary) may receive (i) awards of Options and SARs under the Plan in any single calendar year that, taken together with all other awards under the Plan to such Participant, relate to more than 750,000 Shares and (ii) other awards under the Plan in any single calendar year that, taken together, relate to more than 1,000,000 Shares; and (II) a Trustee who is not also an employee of the Company or a Subsidiary may not receive Awards under the Plan in any single calendar year that have an aggregate value in excess of $500,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

b. Effect of the Expiration or Termination of Awards; Other Adjustments to Share Limit.

(i) Shares that have been granted under the Plan or that have been reserved for distribution in payment for Options, SARs or other awards but are later forfeited or for any other reason are not payable under the Plan may again be made the subject of awards under the Plan.

(ii) If the Company withholds Shares to satisfy tax withholding requirements in connection with the exercise, vesting or payment of an award, other awards may not be granted covering the Shares so withheld to satisfy the tax withholding requirement. If a Participant exercises an Option covering Shares via the delivery of Shares to pay the option exercise price or a Participant exercises an SAR that is settled in Shares, other awards may not be granted with respect to the total number of Shares with respect to which such exercise applies, including those not delivered because of the net share settlement of the award. Thus, for these purposes, the number of Shares taken into account with respect to an SAR or an Option shall be the number of Shares underlying the SAR or Option at grant (i.e., not the final number of Shares delivered upon exercise of the SAR or Option).

c. Other Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, Share distribution or dividend, Share split or combination, or other change in entity structure affecting the Shares, such substitution or adjustment shall be made in the aggregate number, type and issuer of the securities reserved for issuance under the Plan, in the number and Option price of securities subject to outstanding Options granted under the Plan and in the number and price of securities subject to other awards made under the Plan, as may be determined to be appropriate by the Board in its sole discretion, provided that the number of securities subject to any award shall always be a whole number. The Board, in its sole discretion, shall make appropriate equitable anti-dilution adjustments to the number of then-outstanding SARs, and to the Fair Market Value upon which the value of such SARs is based.

SECTION 4. Eligibility. Trustees and other employees of the Company or its Subsidiaries, and a corporation, limited liability company, limited partnership or other entity owned directly and indirectly by one or more employees or trustees of the Company or a Subsidiary, are eligible to be granted awards under the Plan. Trustees and other employees who are not employees of the Company or of a Subsidiary that is a subsidiary as defined in Section 424(f) and (g) of the Code, are eligible to be granted awards under the Plan, but are not eligible to be granted Incentive Stock Options.

SECTION 5. Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Options may be granted alone, in addition to or in tandem with other awards granted under the Plan. Any Option granted under the Plan shall be in such form as the Board may from time to time approve.

The Board shall have the authority to grant any Participant eligible under Section 4 Incentive Stock Options, Non-Qualified Stock Options, or both types of Options (in each case with or without SARs). To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board shall deem appropriate; provided, however, that the provisions of Option awards need not be the same with respect to each Participant:

a. Option Price. The exercise price per Share purchasable under a Non-Qualified Stock Option shall be determined by the Board; provided that the exercise price per Share of a Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value of the Share on the date of the grant. The exercise price per Share purchasable under an Incentive Stock Option shall be 100% of the Fair Market Value of the Share on the date of the grant, provided, however, that any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary that is a subsidiary company as defined in Section 424(f) and (g) of the Code, shall have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant.

b. Option Term. The term of each Option shall be fixed by the Board, but no Option shall be exercisable more than ten years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary that is a subsidiary company as defined in Section 424(f) and (g) of the Code, may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of the Option.

c. Exercisability. Options shall vest and be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant. If the Board provides, in its discretion, that any Option is exercisable only in installments, the Board may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Board shall determine, in its sole discretion.

d. Method of Exercise. Subject to the exercise provisions under Section 5(c) and the termination provisions set forth in Sections 5(f) through (i), Options may be exercised in whole or in part at any time and from time to time during the term of the Option, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or such other instrument as the Board may accept. As determined by the Board, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made in the form of Shares that are not unvested Restricted Shares based on the Fair Market Value of the Shares on the date the Option is exercised; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares may be authorized only at the time the Option is granted.

No Shares shall be issued upon exercise of an Option until full payment therefor has been made. A Participant shall not have the right to distributions or dividends or any other rights of a shareholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in Section 13(a) hereof.

e. Non-transferability of Options. An Incentive Stock Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all Incentive Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative. A Non-Qualified Stock Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all Non-Qualified Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative; provided that pursuant to a procedure established by the Committee, a Participant may transfer a Non-Qualified Stock Option in whole or in part, to one or more transferees and such transferees may exercise such Non-Qualified Stock Options; provided further that (i) any such transfer is without consideration and (ii) each transferee is a Family Member with respect to the Participant. Any person to whom a Non-Qualified Stock Option has been transferred may exercise any Options only in accordance with the rules of the Plan and the Option award. For the avoidance of doubt, no Options shall be transferable except as provided in this Section 5(e).

f. Termination by Reason of Death. Subject to Section 5(i), if a Participant’s service with the Company or any Subsidiary terminates by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then one year from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.

g. Termination by Reason of Disability. Subject to Section 5(i), if a Participant’s service with the Company or any Subsidiary terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then six months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option; provided, however, that if the Participant dies within such period, any unexercised Option held by such Participant shall, at the sole discretion of the Board, thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year from the date of such death (or such other period as may be specified by the Board) or until the expiration of the stated term of such Option, whichever period is shorter.

h. Other Termination. Subject to Section 5(i), if a Participant’s service with the Company or any Subsidiary terminates for any reason other than death or Disability, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination or on such accelerated basis as the Board may determine at or after the time of grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then thirty (30) days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.

i. Change of Control. The Board may, in its sole discretion, cause all outstanding Options to become fully exercisable immediately prior to and contingent upon a Change of Control and may cause all Options not exercised prior to such Change of Control to terminate upon such Change of Control.

j. Incentive Stock Option Limitations. To the extent required for “incentive stock option” status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company or any Subsidiary shall not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options shall be taken into account in the order granted.

k. Cashless Exercise. The Company may, in the sole discretion of the Board, cooperate in a “cashless exercise” of an Option. The cashless exercise shall be effected by net settlement or by the Participant delivering to the Securities Broker instructions to sell a sufficient number of Shares to cover the costs and expenses associated therewith.

SECTION 6. Share Appreciation Rights.

a. Grant. SARs may be granted alone (“Stand-Alone SARs”) or in conjunction with all or part of any Option granted under the Plan (“Tandem SARs”). In the case of a Non-Qualified Stock Option, a Tandem SAR may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, a Tandem SAR may be granted only at the time of the grant of such Option.

b. Exercise.

(i) Tandem SARs. A Tandem SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option or portion thereof, except that, unless otherwise determined by the Board, in its sole discretion at the time of grant, a Tandem SAR granted with respect to less than the full number of Shares covered by a related Option shall be reduced only after such related Option is exercised or otherwise terminated with respect to the number of Shares not covered by the Tandem SAR.

A Tandem SAR may be exercised by a Participant by surrendering the applicable portion of the related Option, only at such time or times and to the extent that the Option to which such Tandem SAR relates shall be exercisable in accordance with the provisions of Section 5 and this Section 6. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem SARs have been exercised.

Upon the exercise of a Tandem SAR, a Participant shall be entitled to receive, upon surrender to the Company of all (or a portion) of an Option in exchange for cash and/or Shares, an amount equal to the excess of (A) the Fair Market Value, as of the date such Option (or such portion thereof) is surrendered, of the Shares covered by such Option (or such portion thereof) over (B) the aggregate exercise price of such Option (or such portion thereof).

Upon the exercise of a Tandem SAR, the Option or part thereof to which such Tandem SAR is related shall be deemed to have been exercised. A Tandem SAR may be exercised only if and when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of such Option.

(ii) Stand-Alone SARs. A Stand-Alone SAR may be exercised by a Participant giving notice of intent to exercise to the Company, provided that all or a portion of such Stand-Alone SAR shall have become vested and exercisable as of the date of exercise.

Upon the exercise of a Stand-Alone SAR, a Participant shall be entitled to receive, in either cash and/or Shares, as determined by the Board, an amount equal to the excess, if any, of (A) the Fair Market Value, as of the date such SAR (or portion of such SAR) is exercised, of the Shares covered by such SAR (or portion of such SAR) over (B) the exercise price of such SAR (or a portion of such SAR) as of the date such SAR (or a portion of such SAR) was granted.

c. Terms and Conditions. SARs shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Board, in its sole discretion; provided, however, that the provisions of SAR awards need not be the same with respect to each Participant. Such terms and conditions include the following:

(i) Non-Transferability. An SAR shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all SARs shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative; provided that pursuant to a procedure established by the Committee, a Participant may transfer a Stand-Alone SAR in whole or in part, to one or more transferees and such transferees may exercise such Stand-Alone SARs; provided further that (i) any such transfer is without consideration and (ii) each transferee is a Family Member with respect to the Participant. Any person to whom Stand-Alone SAR has been transferred may exercise any Stand-Alone SARs only in accordance with the rules of the Plan and the SAR award. For the avoidance of doubt, no SARs shall be transferable except as provided in this Section 6(c)(i), provided that the transferability of a Tandem SAR shall be determined by the terms of the applicable Option.

(ii) Term of SAR. The term of each SAR shall be fixed by the Board, provided that the term of a Tandem SAR shall be determined by the terms of the applicable Option, and provided further that the term of a Stand-Alone SAR shall not exceed ten (10) years.

(iii) Exercise Price. The exercise price per Tandem SAR shall be the same as for the related Option. The exercise price per Stand-Alone SAR shall be determined by the Board, provided that the exercise price per SAR shall not be less than 100% of the Fair Market Value of the Shares on the date of the grant.

(iv) Exercisability. SARs shall vest and be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant, provided that the term of a Tandem SAR shall be determined by the terms of the applicable Option. A Participant shall not have any rights as a shareholder with respect to any SAR.

(v) Termination of Employment. Unless otherwise specified in the terms of an award, SARs shall be subject to the terms of Sections 5(f)-(h) with respect to exercise upon termination of employment.

(vi) Change of Control. The Board may, in its sole discretion, cause all outstanding SARs to become fully exercisable immediately prior to and contingent upon a Change of Control and may cause all SARs not exercised prior to such Change of Control to terminate upon such Change of Control.

SECTION 7. Restricted Shares.

a. Administration. Restricted Shares may be issued either alone or in addition to other awards granted under the Plan. The Board shall determine the persons to whom, and the time or times at which, grants of Restricted Shares will be made, the number of Shares to be awarded, the price (if any) to be paid by the recipient of Restricted Shares, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards.

The Board may condition the vesting of Restricted Shares upon the attainment of specified performance goals or such other factors as the Board may determine, in its sole discretion, at the time of the award. The Board may award Restricted Shares that vest without regard to the attainment of specified performance goals.

The provisions of Restricted Share awards need not be the same with respect to each Participant.

b. Awards and Certificates. The prospective recipient of a Restricted Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award. The purchase price for Restricted Shares may be zero.

Each Participant receiving a Restricted Share award shall be issued a share certificate in respect of such Restricted Shares. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan, as amended, and an Agreement entered into between the registered owner and Brandywine Realty Trust. Copies of such Plan and Agreement are on file in the principal offices of Brandywine Realty Trust and will be made available to any Shareholder without charge upon request to the Secretary of the Company.”

The Board may require that the share certificates evidencing Restricted Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Share award, the Participant shall have delivered to the Company a share power, endorsed in blank, relating to the Shares covered by such award.

c. Restrictions and Conditions. The Restricted Shares awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions:

(i) During a period set by the Board commencing with the date of such award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Shares awarded under the Plan. The Board, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Board may determine, in its sole discretion.

The Board may, in its sole discretion, issue Restricted Shares under the Plan for which all restrictions are waived, including, but not limited to, Restricted Shares issued to Trustees as part or all of their Trustees’ fees for any period.

(ii) Except as provided in this paragraph (ii) and Section 7(c)(i), once the Participant has been issued a certificate or certificates for Restricted Shares, the Participant shall have, with respect to the Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. The Board, in its sole discretion, may require cash distributions and/or dividends to be escrowed and subjected to the same vesting conditions as are applicable to the Restricted Shares with respect to which such amounts are paid, or, if the Board so determines, reinvested in additional Restricted Shares to the extent Shares are available under Section 3 of the Plan.

(iii) Subject to the applicable provisions of the award agreement and this Section 7, upon termination of a Participant’s service with the Company for reasons other than death or Disability during the Restriction Period, all Restricted Shares still subject to restriction shall be forfeited by the Participant. Unless otherwise provided in an award agreement, upon the death or Disability of a Participant during the Restriction Period, restrictions will lapse with respect to a percentage of the Restricted Shares award granted to the Participant that is equal to the percentage of the Restriction Period that has elapsed as of the date of death or the date on which such Disability commenced (as determined by the Board in its sole discretion), and a share certificate or share certificates representing such Shares, without bearing the restrictive legend described in Section 7(b), shall be delivered by the Company to the Participant or the Participant’s estate, as the case may be, in exchange for the share certificate or share certificates that contain such restrictive legend.

(iv) In the event of hardship or other special circumstances of a Participant whose service with the Company is involuntarily terminated (other than for Cause), the Board may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Shares, based on such factors as the Board may deem appropriate.

(v) If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, the certificates for such Shares, without bearing the restrictive legend described in Section 7(b), shall be promptly delivered by the Company to the Participant, in exchange for the share certificate or share certificates that contain such restrictive legend.

(vi) In the event of a Change of Control, the Board, in its sole discretion, may cause all Restricted Shares remaining subject to forfeiture to immediately cease to be subject to forfeiture and a share certificate or shares certificates representing such Shares, without bearing the restrictive legend described in Section 7(b), shall be issued by the Company and delivered to the Participant, in exchange for the share certificate or share certificates that contain such restrictive legend.

SECTION 8. Long-Term Performance Awards.

a. Awards and Administration. Long-Term Performance Awards may be awarded either alone or in addition to other awards granted under the Plan. Prior to award of a Long-Term Performance Award, the Board shall determine the nature, length and starting date of the performance period (the “performance period”) for each Long-Term Performance Award. Performance periods may overlap and Participants may participate simultaneously with respect to Long-Term Performance Awards that are subject to different performance periods and/or different performance factors and criteria. Prior to award of a Long-Term Performance Award, the Board shall determine the performance objectives to be used in awarding Long-Term Performance Awards and determine the extent to which such Long-Term Performance Awards have been earned. Performance objectives may vary from Participant to Participant and between groups of Participants and shall be based upon such Company, business unit and/or individual performance factors and criteria as the Board may deem appropriate, including, but not limited to, earnings per Share or return on equity.

At the beginning of each performance period, the Board shall determine for each Long-Term Performance Award subject to such performance period the range of dollar values and/or number of Shares to be awarded to the Participant at the end of the performance period if and to the extent that the relevant measure(s) of performance for such Long-Term Performance Award is (are) met. Such dollar values or number of Shares may be fixed or may vary in accordance with such performance and/or other criteria as may be specified by the Board, in its sole discretion.

b. Adjustment of Awards. In the event of special or unusual events or circumstances affecting the application of one or more performance objectives to a Long-Term Performance Award, the Board may revise the performance objectives and/or underlying factors and criteria applicable to the Long-Term Performance Awards affected, to the extent deemed appropriate by the Board, in its sole discretion, to avoid unintended windfalls or hardship.

c. Termination of Service. Unless otherwise provided in the applicable award agreements, if a Participant terminates service with the Company during a performance period because of death, Disability or Retirement, such Participant (or his estate) shall be entitled to a payment with respect to each outstanding Long-Term Performance Award at the end of the applicable performance period:

(i) based, to the extent relevant under the terms of the award, upon the Participant’s performance for the portion of such performance period ending on the date of termination and the performance of the applicable business unit(s) for the entire performance period, and

(ii) pro-rated, where deemed appropriate by the Board, for the portion of the performance period during which the Participant was employed by or served on the Board of the Company, all as determined by the Board, in its sole discretion.

However, subject to any requirements it may deem applicable under Section 409A of the Code, the Board may provide for an earlier payment in settlement of such award in such amount and under such terms and conditions as the Board deems appropriate, in its sole discretion.

Except as otherwise determined by the Board, if a Participant terminates service with the Company during a performance period for any other reason, then such Participant shall not be entitled to any payment with respect to the Long-Term Performance Awards subject to such performance period, unless the Board shall otherwise determine, in its sole discretion.

In the event of a Change of Control, the Board may, in its sole discretion, cause all conditions applicable to a Long-Term Performance Award to immediately terminate and a share certificate or share certificates representing Shares subject to such award, or cash, as the case may be, to be issued and/or delivered to the Participant.

d. Form of Payment. The earned portion of a Long-Term Performance Award may be paid currently or on a deferred basis, together with such interest or earnings equivalent as may be determined by the Board, in its sole discretion. Payment shall be made in the form of cash or whole Shares, including Restricted Shares, at such time or times specified in the applicable award agreement. A Participant whose Long-Term Performance Award is payable in Shares or Restricted Shares shall not have any rights as a shareholder until such share certificate or share certificates have been issued to such Participant, and, if requested, the Participant has given the representation described in Section 13(a) hereof.

SECTION 9. Performance Shares.

a. Awards and Administration. The Board shall determine the persons to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any such person, the duration of the period (the “performance period”) during which, and the conditions under which, receipt of the Shares will be deferred, and the other terms and conditions of the award in addition to those set forth below.

The Board may condition the receipt of Shares pursuant to a Performance Share award upon the attainment of specified performance goals or such other factors or criteria as the Board shall determine, in its sole discretion.

The provisions of Performance Share awards need not be the same with respect to each Participant, and such awards to individual Participants need not be the same in subsequent years.

b. Terms and Conditions. Performance Shares awarded pursuant to this Section 9 shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:

(i) Conditions. The Board, in its sole discretion, shall specify the performance period during which, and the conditions under which, the receipt of Shares covered by the Performance Share award will be deferred.

(ii) Share Certificate. At the expiration of the performance period, if the Board, in its sole discretion, determines that the conditions specified in the Performance Share agreement have been satisfied, a share certificate or share certificates evidencing the number of Shares covered by the Performance Share award shall be issued and delivered to the Participant. A Participant shall not be deemed to be the holder of Shares, or to have the rights of a holder of Shares, with respect to the Performance Shares unless and until a share certificate or share certificates evidencing such Shares are issued to such Participant. If, with respect to an award of Performance Shares, the Board determines after the expiration of the performance period that a Participant is not entitled to the entire number of Performance Shares represented by the award, then the Shares representing the portion of the award that is not paid to the Participant shall again become available for award under the Plan, subject to Section 3(b).

(iii) Death, Disability or Retirement. Subject to the provisions of the Plan, and unless otherwise provided in the Performance Share Agreement, if a Participant terminates service with the Company during a performance period because of death, Disability or Retirement, such Participant (or his estate) shall be entitled to receive, at the expiration of the performance period, a percentage of Performance Shares that is equal to the percentage of the performance period that had elapsed as of the date of termination, provided that the Board, in its sole discretion, determines that the conditions specified in the Performance Share agreement have been satisfied. In such event, a share certificate or share certificates evidencing such Shares shall be issued and delivered to the Participant or the Participant’s estate, as the case may be.

(iv) Termination of Service. Unless otherwise determined by the Board at the time of grant, the Performance Shares will be forfeited upon a termination of service during the performance period for any reason other than death, Disability or Retirement.

(v) Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all conditions applicable to the Performance Shares to immediately terminate and a share certificate or share certificates evidencing Shares subject to the Share award to be issued and delivered to the Participant.

SECTION 10. Performance Units.

a. Awards and Administration. The Board shall determine the persons to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any such person, the duration of the period (the “performance period”) during which, and the conditions under which, a Participant’s right to Performance Units will be vested, the ability of Participants to defer the receipt of payment of such Performance Units, and the other terms and conditions of the award in addition to those set forth below.

A Performance Unit shall have a fixed dollar value.

The Board may condition the vesting of Performance Units upon the attainment of specified performance goals or such other factors or criteria as the Board shall determine, in its sole discretion.

The provisions of Performance Unit awards need not be the same with respect to each Participant, and such awards to individual Participants need not be the same in subsequent years.

b. Terms and Conditions. Performance Units awarded pursuant to this Section 10 shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:

(i) Conditions. The Board, in its sole discretion, shall specify the performance period during which, and the conditions under which, the Participant’s right to Performance Units will be vested.

(ii) Vesting. At the expiration of the performance period, the Board, in its sole discretion, shall determine the extent to which the performance goals have been achieved, and the percentage of the Performance Units of each Participant that have vested.

(iii) Death, Disability or Retirement. Subject to the provisions of this Plan, and unless otherwise provided in the award agreement, if a Participant terminates service with the Company during a performance period because of death, Disability or Retirement, such Participant (or the Participant’s estate) shall be entitled to receive, at the expiration of the performance period, a percentage of Performance Units that is equal to the percentage of the performance period that had elapsed as of the date of termination, provided that the Board, in its sole discretion, determines that the conditions specified in the Performance Unit agreement have been satisfied, and payment thereof shall be made to the Participant or the Participant’s estate, as the case may be.

(iv) Termination of Service. Unless otherwise determined by the Board at the time of grant, the Performance Units will be forfeited upon a termination of service during the performance period for any reason other than death, Disability or Retirement.

(v) Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all conditions applicable to Performance Units to immediately terminate and cash representing the full amount of such award to be paid to the Participant.

SECTION 11. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant with respect to an Option, SAR, Restricted Share, Long-Term Performance Award, Performance Share or Performance Unit which has been granted under the Plan, without the Participant’s consent, or which, without the approval of such amendment within one year (365 days) of its adoption by the Board, by a majority of the votes cast at a duly held shareholder meeting at which a quorum representing a majority of the Company’s outstanding voting shares is present (either in person or by proxy) (“Shareholder Approval”), would:

a. except as expressly provided in the Plan, increase the total number of Shares reserved for the purposes of the Plan;

b. change the persons or class of persons eligible to participate in the Plan; or

c. extend the maximum Option or SAR term under Section 5(b) or Section 6(c) of the Plan.

Repricing of Options or SARs shall not be permitted without Shareholder Approval. For this purpose, a “repricing” means: (A) except as permitted by Section 3(c), changing the terms of an outstanding Option or SAR to lower its exercise price; and (B) repurchasing an Option or SAR for cash or canceling an Option or SAR in exchange for another award, in either case on a date when its exercise price is greater than the Fair Market Value of the underlying shares, unless the cancellation and exchange occurs in connection with an event described in Section 3(c). Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable tax laws and accounting rules, as well as other developments.

SECTION 12. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to awards hereunder.

SECTION 13. General Provisions.

a. The Board may require each person acquiring Shares or a Share-based award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares or Share-based award for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate to ensure compliance with applicable Federal and state securities laws. The certificate evidencing such award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with securities laws.

All certificates for Shares or other securities delivered under the Plan shall be subject to such share transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable Federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

b. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required by law or any stock exchange upon which the Shares are then listed; and such arrangements may be either generally applicable or applicable only in specific cases.

c. The adoption of the Plan shall not confer upon any employee of the Company or a Subsidiary any right to continued employment with the Company or such Subsidiary, nor shall it interfere in any way with the right of the Company or such Subsidiary to terminate the employment of any of its employees at any time.

d. No later than the date as of which an amount first becomes includable in the gross income of the Participant for Federal income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment, of any Federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, Shares may be withheld to satisfy the Company’s tax withholding obligation with respect to awards settled in Shares, at the time such awards become taxable, up to an amount equal to the maximum statutory tax rates (including the employee’s portion of payroll or similar taxes) prevailing in the jurisdiction(s) applicable to the relevant Participant (determined without regard to whether such maximum rate exceeds the actual taxes that may ultimately be payable by that Participant) and based on the Fair Market Value of such Shares at the time of withholding. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

e. At the time of grant of an award under the Plan, the Board may provide that the Shares received as a result of such grant shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any Shares that the Participant wishes to sell, with the price being the then Fair Market Value of the Shares, subject to such other terms and conditions as the Board may specify at the time of grant.

f. The Board shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

g. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Maryland.

SECTION 14. Effective Date of Plan. This Plan shall become effective on the date that it is adopted by the Board; provided, however, that it shall not be an Incentive Stock Option Plan if it is not approved, within one year (365 days) of its adoption by the Board, by a majority of the votes cast at a duly held shareholder meeting at which a quorum representing a majority of Company’s outstanding voting shares is present, either in person or by proxy. The Board may make awards hereunder prior to approval of the Plan; provided, however, that any and all Incentive Stock Options so awarded automatically shall be converted into Non-Qualified Stock Options if the Plan is not approved by shareholders within 365 days of its adoption.

SECTION 15. Term of Plan. No Option, SAR, Restricted Share, Long-Term Performance Award, Performance Share or Performance Unit shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the latest date of shareholder approval of either the Plan or an amendment to the Plan, but awards granted prior to such tenth (10th) anniversary may extend beyond that date.

APPENDIX B

Reconciliation of Non-GAAP Financial Measures to GAAP Measures (unaudited, in thousands)

Twelve Months Ended December 31,
2016
Reconciliation of Net Income to Funds from Operations:
Net income (loss) attributable to common shareholders	$32,950
Add (deduct):
Net income (loss) attributable to non-controlling interests - LP units	295
Nonforfeitable dividends allocated to unvested restricted shareholders	341
Net gain on real estate venture transactions	(20,000)
Net gain on disposition of real estate	(116,983)
Provision for impairment	34,929
Company’s share of impairment of an unconsolidated real estate venture	5,238
Depreciation and amortization:
Real property	135,094
Leasing costs including acquired intangibles	54,195
Company’s share of unconsolidated real estate ventures	41,612
Partners’ share of consolidated real estate ventures	(235)

Funds from operations	$167,436
Funds from operations allocable to unvested restricted shareholders	(457)

Funds from operations available to common share and unit holders (FFO)	$166,979

FFO per share - fully diluted	$0.94

Plus: capital market, transactional items and other	63,134

FFO, excluding capital market, transaction items and other	$230,113

FFO per share, excl. capital market, transaction items and other - fully diluted	$1.30

Weighted-average shares/units outstanding - fully diluted	177,516,451

BRANDYWINE REALTY TRUST

SAME STORE OPERATIONS – TWELVE MONTHS

(unaudited and in thousands)

Of the 113 properties owned by the Company as of December 31, 2016, a total of 94 properties (“Same Store Properties”) containing an aggregate of 14.5 million net rentable square feet were owned for the entire twelve-month periods ended December 31, 2016 and 2015. Average occupancy for the Same Store Properties was 93.2% during 2016 and 92.1% during 2015. The following table sets forth revenue and expense information for the Same Store Properties:

	Twelve Months Ended December 31,
	2016	2015
Revenue
Rents	$358,188	$349,612
Tenant reimbursements	60,922	56,816
Termination fees	693	4,372
Other	1,934	3,415

Total revenue	421,737	414,215

Operating expenses
Property operating expenses	128,584	124,851
Real estate taxes	36,683	35,717

Net operating income	$256,470	$253,647

Net operating income - percentage change over prior year	1.1%

Net operating income, excluding net termination fees & other	$253,843	$247,061

Net operating income, excluding net termination fees & other - percentage change over prior year	2.7%

Net operating income	$256,470	$253,647
Straight line rents & other	(18,251)	(19,184)
Above/below market rent amortization	(2,446)	(3,494)
Amortization of tenant inducements	1,773	1,316
Non-cash ground rent	88	88

Cash - Net operating income	$237,634	$232,373

Cash - Net operating income - percentage change over prior year	2.3%

Cash - Net operating income, excluding net termination fees & other	$234,446	$224,586

Cash - Net operating income, excluding net termination fees & other - percentage change over prior year	4.4%

	Twelve Months Ended December 31,
	2016	2015
Net income (loss):	$40,501	$(30,740)
Add/(deduct):
Interest income	(1,236)	(1,224)
Tax credit transaction income	—	(19,955)
Interest expense	84,708	110,717
Interest expense - amortization of deferred financing costs	2,696	4,557
Interest expense - financing obligation	679	1,237
Equity in loss of real estate ventures	11,503	811
Net gain on real estate venture transactions	(20,000)	(7,229)
Net gain on disposition of real estate	(116,983)	(20,496)
Net gain on sale of undepreciated real estate	(9,232)	(3,019)
Net gain from remeasurement of investments in real estate ventures	—	(758)
Loss on early extinguishment of debt	66,590	—
Depreciation and amortization	189,676	219,029
General & administrative expenses	26,596	29,406
Provision for impairment	40,517	82,208

Consolidated net operating income	316,015	364,544
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(59,545)	(110,897)

Same store net operating income	$256,470	$253,647

			Twelve Months Ended December 31,
			2016
EBITDA and EBITDA Coverage Ratios
Net income (loss)			$40,501
Add (deduct) capital market, transactional and other items:
Net (gain) loss on disposition of real estate			(116,983)
Net gain on sale of undepreciated real estate			(9,232)
Net gain on real estate venture transactions			(20,000)
Loss on early extinguishment of debt			66,590
Provision for impairment			40,517
Provision for impairment on investment in unconsolidated real estate venture			5,238

Income (Loss) adjusted for capital market, transactions and other items			6,631

Calculation of EBITDA
Interest expense
Continuing operations			84,708
Company’s share of unconsolidated real estate ventures			19,663
Partners’ share of consolidated real estate ventures			(103)
Amortization of deferred financing costs			2,696
Depreciation and amortization
Continuing operations			189,676
Company’s share of unconsolidated real estate ventures			41,612
Partners’ share of consolidated real estate ventures			(235)
Stock-based compensation costs			4,573

EBITDA, excluding capital market, transactional and other items			$349,221
EBITDA, excluding capital market, transactional and other items/Total revenue			66.5%

Interest expense (from above)
Continuing operations			84,708
Company’s share of unconsolidated real estate ventures			19,663
Partners’ share of consolidated real estate ventures			(103)

Total interest expense	(a	)	$104,268

Scheduled mortgage principal payments
Continuing operations			5,163
Company’s share of unconsolidated real estate ventures			3,969

Total scheduled mortgage principal payments	(b	)	9,132

Preferred share distributions	(c	)	6,900

EBITDA (excluding capital market, transactional and other items) coverage ratios:
Interest coverage ratio = EBITDA divided by (a)			3.3
Debt service coverage ratio = EBITDA divided by (a) + (b)			3.1
Fixed charge coverage ratio = EBITDA divided by (a) + (b) + (c)			2.9

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BRANDYWINE REALTY TRUST
The Board of Trustees recommends you vote FOR the following:
1. Election of Directors
	For	Against	Abstain	The Board of Trustees recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
Nominees:
1a. Carol G. Carroll	☐	☐	☐

2.     Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2017.

3.     Provide an advisory, non-binding vote on our executive compensation.

						☐ ☐	☐ ☐	☐ ☐
1b. James C. Diggs	☐	☐	☐
1c. Wyche Fowler	☐	☐	☐	The Board of Trustees recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
1d. H. Richard Haverstick, Jr.	☐	☐	☐	4. Advisory vote on the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐
1e. Michael J. Joyce	☐	☐	☐

The Board of Trustees recommends you vote FOR proposal 5.

5.     Approval of the Amendment and Restatement of the Amended and Restated 1997 Long-Term Incentive Plan.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof shall be voted by the proxies appointed hereby in their best judgment on the matter.

						For ☐	Against ☐	Abstain ☐
1f. Anthony A. Nichols, Sr.	☐	☐	☐
1g. Charles P. Pizzi	☐	☐	☐

1h. Gerard H. Sweeney	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E26030-P92003

Brandywine Realty Trust Annual Meeting of Shareholders May 18, 2017 at 10:00 a.m. EDT The Hub, Cira Centre, Mezzanine Level 2929 Arch Street, Philadelphia, PA 19104
Proxy Solicited on Behalf of the Board of Trustees

The undersigned shareholder of Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), hereby appoints Michael J. Joyce and Gerard H. Sweeney, and each of them, acting individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of Brandywine Realty Trust to be held at 10:00 a.m. EDT on May 18, 2017, and at any postponement or adjournment thereof, to cast, on behalf of the undersigned if personally present at the meeting.

This Proxy is solicited on behalf of the Board of Trustees. When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. If this Proxy is executed but no direction is made, this Proxy will be voted “FOR” the election of all trustees and proposals 2, 3 and 5 and “1 YEAR” on proposal 4. This Proxy also delegates discretionary authority with respect to any other business which may properly come before the meeting or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any Proxy previously submitted with respect to the meeting.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS

Continued and to be signed on reverse side

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